Registration No. 33-64641

    As filed with the Securities and Exchange Commission on May 10, 1996

                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                              POST-EFFECTIVE

                            AMENDMENT NO. 1 TO
                                 FORM S-1

                          REGISTRATION STATEMENT

                                   UNDER

                        THE SECURITIES ACT OF 1933

                     DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.

           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            DELAWARE 13-2632319
               (STATE OR OTHER JURISDICTION (I.R.S. EMPLOYER

           OF INCORPORATION OR ORGANIZATION) IDENTIFICATION NO.)

                                5 SYLVAN WAY
                        PARSIPPANY, NEW JERSEY 07054
                               (201) 898-1500
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                               MARK S. NEWMAN
                                5 SYLVAN WAY
                        PARSIPPANY, NEW JERSEY 07054
                               (201) 898-1500
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                                 Copies to:

                            MARK N. KAPLAN, ESQ.
                           SKADDEN, ARPS, SLATE,
                               MEAGHER & FLOM
                              919 THIRD AVENUE
                          NEW YORK, NEW YORK 10022
                               (212) 735-3000

      Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration
Statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         --------------------------

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                     DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.

                     Cross Reference Sheet Pursuant to
                   Rule 501(b) of Regulation S-K, Showing

                   Location in Prospectus of Information
                       Required by Part I of Form S-1

Item
No.                         Caption                 Location in Prospectus

1.  Forepart of the Registration Statement and        Outside Front Cover
    Outside Front Cover Page of Prospectus.........    Page

2.  Inside Front and Outside Back Cover Pages         Inside Front Cover
    of Prospectus..................................   Page; Outside Back
                                                      Cover Page

3.  Summary Information, Risk Factors and Ratio       Prospectus Summary;
    of Earnings to Fixed Charges....................  Risk Factors; The
                                                      Company; Selected
                                                      Consolidated Finan-
                                                      cial Data

4.  Use of Proceeds................................   Use of Proceeds

5.  Determination of Offering Price................   Plan of Distribution

6.  Dilution.......................................   Not Applicable

7.  Selling Security Holders.......................   Selling Security
                                                      Holders

8.  Plan of Distribution...........................   Outside Front Cover
                                                      Page; Plan of
                                                      Distribution

9.  Description of Securities to be Registered......  Description of the
                                                      Debentures; Description
                                                      of Capital Stock

10. Interests of Named Experts and Counsel..........  Legal Matters

11. Information with Respect to the Registrant....... Prospectus Summary;
                                                      The Company;
                                                      Capitalization;
                                                      Market Prices
                                                      of Capital Stock;
                                                      Dividend Policy;
                                                      Selected
                                                      Consolidated
                                                      Financial Data;
                                                      Management's
                                                      Discussion
                                                      and Analysis
                                                      of Financial
                                                      Condition and
                                                      Results of
                                                      Operations;
                                                      Business;
                                                      Management;
                                                      Security
                                                      Ownership;
                                                      Certain
                                                      Relationships
                                                      and Related
                                                      Transactions;
                                                      Description
                                                      of the
                                                      Debentures;
                                                      Description
                                                      of Capital
                                                      Stock; Plan
                                                      of Distribution;
                                                      Index to
                                                      Financial
                                                      Statements

12. Disclosure of Commission Position on Indem-
    nification for Securities Act Liabilities....     Not Applicable


[FLAG]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the post-effective amendment to the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



   SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED MAY 10, 1996


PROSPECTUS

                     DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.

     $25,000,000 9% Senior Subordinated Convertible Debentures Due 2003

                      -------------------------------

            This Prospectus relates to $25,000,000 aggregate principal amount of 9% Senior Subordinated Convertible Debentures Due 2003 (the "Debentures") of Diagnostic/Retrieval Systems, Inc. (the "Company"), and the shares of Common Stock (as defined herein) of the Company which are issuable from time to time upon conversion of the Debentures. The Debentures or Common Stock issued upon conversion may be offered from time to time for the account of holders of the Debentures named herein (the "Selling Security Holders"). The Debentures were originally issued by the Company on September 29, 1995 in a private placement (including the over-allotment option for $5,000,000 aggregate principal amount of the Debentures which was exercised on November 3, 1995) (the "Debenture Offering"). The Company will not receive any proceeds from this offering. On March 26, 1996, the stockholders of the Company approved the reclassification (the "Reclassification") of each share of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and each share of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), into one share of the Company's new single class of common stock, par value $.01 per share (the "Common Stock"). The Reclassification became effective on April 1, 1996.



          Interest on the Debentures is payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1996. The Debentures are convertible at any time prior to maturity, unless previously redeemed or repurchased, into shares of Common Stock of the Company, at a conversion price of $8.85 per share, subject to adjustment under certain circumstances. Prior to this offering there has not been any public market for the Debentures. The Debentures are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") Market. The Debentures and the shares of Common Stock which are issuable upon conversion of the Debentures are listed on the American Stock Exchange (the "AMEX"). The Company has been advised by Forum Capital Markets L.P. (the "Initial Purchaser") that it intends to make a market in the Debentures. The Initial Purchaser is, however, under no obligation to do so and may discontinue any such market making activity at any time without notice. There can be no assurance that a secondary market in the Debentures will develop or be maintained. The Company's Common Stock is listed on the AMEX under the symbol "DRS." On April 25, 1996, the last reported sale price of the Common Stock on the AMEX was $7-5/16 per share.


           The Debentures are unsecured and subordinate to all Senior Indebtedness (as defined herein) and are effectively subordinated to all obligations of the subsidiaries of the Company. The Indenture (as defined herein) governing the Debentures provides that the Company will not (i) issue or incur any Debt (other than Senior Indebtedness or Capitalized Lease Obligations) unless such Debt is subordinate in right of payment to the Debentures at least to the same extent that the Debentures are subordinate to Senior Indebtedness or (ii) permit any of its subsidiaries to issue or incur any Debt (other than Senior Indebtedness or Capitalized Lease Obligations) unless such Debt provides that it will be subordinate in right of payment to distributions and dividends from such subsidiary to the Company in an amount sufficient to satisfy the Company's obligations under the Debentures at least to the same extent that the Debentures are subordinate to Senior Indebtedness. At December 31, 1995, Senior Indebtedness (excluding current installments) was approximately $2.8 million and the indebtedness (excluding liability for income taxes) of the Company's subsidiaries was approximately $16.6 million. The Debentures will mature on October 1, 2003. The Company may not redeem the Debentures prior to October 1, 1998. On or after such date, the Company may redeem the Debentures, in whole or in part, at the redemption prices set forth herein plus accrued but unpaid interest to the date of redemption. Upon a Change of Control (as defined herein), the Company will offer to repurchase the Debentures at 100% of the principal amount thereof plus accrued but unpaid interest to the date of repurchase. In addition, upon a Net Worth Deficiency (as defined herein), the Company will offer to repurchase up to 10% of the aggregate principal amount of Debentures at 100% of the principal amount thereof plus accrued but unpaid interest to the date of repurchase. See "Description of the Debentures."

                      -------------------------------

           SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                      -------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
      MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      -------------------------------


           The Company has been advised by the Selling Security Holders that the Selling Security Holders, acting as principals for their own account, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell all or a portion of the Debentures or shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the aggregate principal amount of the Debentures or the number of shares of Common Stock to be sold, the names of the Selling Security Holders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The aggregate proceeds to the Selling Security Holders from the sale of Debentures and Common Stock offered by the Selling Security Holders hereby will be the purchase price of such Debentures or Common Stock less any commissions. For information concerning indemnification arrangements between the Company and the Selling Security Holders, see "Plan of Distribution."



           The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                      -------------------------------

                    The date of this Prospectus is         , 1996




                                 AVAILABLE INFORMATION

           The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC") . Such reports and other information filed by the Company with the SEC in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any portion of the material may be obtained from the Public Reference Section of the SEC upon payment of the prescribed fees. Materials can also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006, the exchange on which the Common Stock is listed.

           The Company is required, pursuant to the terms of the Indenture under which the Debentures were issued, to deliver to the Trustee and the holders of the Debentures, within 15 days after the Company has filed the same with the SEC, copies of the annual reports and information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.


           The Company has filed with the SEC a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Debentures and shares of Common Stock offered pursuant to this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to the Company, the Debentures and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of certain documents filed with the Registration Statement are not necessarily complete, each statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the SEC as set forth above.


                             PROSPECTUS SUMMARY

           The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

     Unless the context otherwise requires, all references herein to the "Company" include Diagnostic/Retrieval Systems, Inc. and its consolidated subsidiaries.

                                THE COMPANY

           Diagnostic/Retrieval Systems,Inc. ("DRS" or the "Company") designs, manufactures and markets high-technology computer workstations for the United States (the "U.S.") Department of Defense, electro-optical targeting systems for military customers and image and data storage products for both military and commercial customers. In response to a 1992 mandate by the Joint Chiefs of Staff, the Company focuses on "commercial-off- the-shelf" ("COTS") product designs, whereby commercial electronic components are adapted, upgraded and "ruggedized" for application in harsh military environments. The Company believes that military expenditures on electronic systems and equipment will grow in coming years as the nature of modern warfare dictates increasing reliance on real-time, accurate battlefield information and the electronic content and sophistication of defense systems increases.

           During its last three fiscal years, the Company has restructured its management team and implemented strategies to exploit the changing nature of military procurement programs brought on by the end of the cold war, military budget constraints and the COTS mandate. The Company's strategies include:

           o expanding and diversifying the Company's technology and product base into complementary military and commercial markets primarily through acquisitions and the forging of strategic relationships;

           o increasing revenue opportunities through the design and adaptation of products for use by all branches of the military; and

           o enhancing financial performance through specific cost reduction measures and increased manufacturing efficiencies.


           To effect these strategies, the Company has (i) acquired several businesses with complementary military and commercial products and technologies over the last three years; (ii) forged strategic relationships with other defense suppliers such as Lockheed-Martin Tactical Defense Systems (formerly, Loral Corporation) and Westinghouse Electric Corporation, among others; (iii) emphasized the development of COTS-based products as well as products and systems that are easily adapted to similar weapons platforms for use by all branches of the military; and (iv) implemented cost reduction programs to reduce its fixed-cost base, allow for growth and maintain the flexibility of its operations.

           The implementation of these strategies has resulted in increasing revenues and profits over the last three fiscal years. Although the Company experienced operating losses in fiscal 1990 through 1992, primarily due to cost overruns on a single fixed-price development contract, a shift over the last several years in the nature of military development contracting from fixed-price to cost-type contracts has reduced the Company's exposure in this area. For the fiscal year ended March 31, 1995, the Company had revenues of $69.9 million, net income of $2.6 million and earnings per share of $.50, representing increases of 20.9%, 61.2% and 66.7%, respectively, compared with the year ended March 31, 1994. For the nine months ended December 31, 1995 the Company had revenues of $65.6 million, net income of $2.5 million and fully diluted earnings per share of $.44, representing increases of 38.4%, 45.7% and 29.4%, respectively, compared with the same nine-month period ended December 31, 1994.

                                 SUMMARY FINANCIAL INFORMATION
                                                                                                      Nine Months
                                    Year Ended March 31,                                           Ended December 31,
                            -------------------------------------------------------------        ---------------------------
                              1995            1994         1993          1992         1991          1995           1994
                            -----------    ---------     -----------   ---------    ---------     -----------     ---------

SUMMARY OF OPERATIONS DATA:

Revenues..................  $ 69,930,000  $ 57,820,000  $ 47,772,000   $ 28,925,000  $ 47,762,000  $ 65,628,000  $  47,404,000
Costs and Expenses.......     64,836,000    54,372,000    45,461,000     37,032,000    52,812,000    60,289,000     44,143,000
                            ------------- ------------- -------------  ------------  ------------  -------------  -------------
Operating Income (Loss)..      5,094,000     3,448,000     2,311,000     (8,107,000)   (5,050,000)    5,339,000      3,261,000
Interest and Related Expenses (1,372,000)   (1,574,000)   (1,735,000)    (2,198,000)   (2,362,000)   (1,675,000)    (1,020,000)
Other Income, Net........        534,000       834,000     1,224,000        944,000     1,677,000       425,000        613,000
                            -------------  ------------- -------------  ------------- ------------- ------------- ------------
Earnings (Loss) before
 Income Taxes (Benefit)...     4,256,000     2,708,000     1,800,000     (9,361,000)   (5,735,000)    4,089,000      2,854,000
Income Taxes (Benefit)...      1,652,000     1,093,000       715,000     (4,006,000)   (1,488,000)    1,594,000      1,142,000
                           -------------   -----------  ------------   -------------  ------------ ------------    -----------
Net Earnings (Loss)......  $   2,604,000   $ 1,615,000   $ 1,085,000   $ (5,355,000)  $(4,247,000)   $2,495,000    $ 1,712,000
                           =============   ===========   ===========   =============  ============   ==========    ===========


Net Earnings (Loss) per share
  of Class A and Class B
  Common Stock(1)(2).....  $         .50   $       .30    $      .20   $      (1.01)  $      (.79)   $      .44    $       .34

OTHER OPERATIONS DATA:

 EBITDA(3)...............  $   7,574,000    $6,006,000    $5,513,000   $ (4,393,000)  $  (973,000)   $7,565,000     $5,228,000
Ratio of Earnings to Fixed
  Charges(4)(5).......              2.9x          2.3x          1.8x            --            --           2.8x           2.7x
Ratio of Earnings to Fixed
  Charges, as  adjusted(4)(6)...    1.8x                                                                   2.2x

                                         December 31, 1995
                                __________________________________
                                  Actual            As  Adjusted(7)

BALANCE SHEET DATA:

Working Capital..................  $  40,585,000       $  38,085,000
Net Property, Plant and
   Equipment.....................  $  14,728,000       $  14,728,000
Total Assets.....................  $  90,770,000       $  85,631,000
Long-Term Debt, Excluding
   Current Installments..........  $  35,319,000       $  32,819,000
Net Stockholders' Equity.........  $  24,907,000       $  24,907,000

- ------------------------------------------------------------------------------
(1) No cash dividends have been distributed during any of the years in the five-year period ended March 31, 1995 or the nine months ended
     December 31, 1995.

(2) Does not give effect to the Reclassification. On April 1, 1996, the Reclassification became effective pursuant to which each share of the Class A Common Stock and each share of the Class B Common Stock was reclassified into one share of the Common Stock. See
     "Description of Capital Stock."

(3) EBITDA is defined as operating income (loss) plus depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(4) Earnings used in computing the ratio of earnings to fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion of the Company's rent expense that the Company believes is representative of the interest factor.

(5) Earnings were inadequate to cover fixed charges in fiscal 1992 and fiscal 1991. Earnings (Loss) before Income Taxes (Benefit) in fiscal 1992 and fiscal 1991 include fixed charges of approximately $2.7 million and $2.9 million, respectively.

(6) Adjusted to reflect the application of the proceeds from the Debenture Offering, which was consummated on September 29, 1995 (including the over-allotment option which was exercised on November 3, 1995).
     The ratio also assumes additional interest income was earned on the proceeds remaining after the redemption of the Company's 1998 Debentures (as defined herein). See "Use of Proceeds."

(7) Adjusted to give effect to the use of the net proceeds from the Debenture Offering to redeem $4,963,000 of the 1998 Debentures and for the payment of $176,000 of accrued interest thereon as of December 31, 1995. See "Use of Proceeds."





                                THE OFFERING

Debentures Offered.....................          $25,000,000 principal
                                                 amount of Senior
                                                 Subordinated Convertible
                                                 Debentures Due 2003.

Maturity Date...........................         October 1, 2003

Interest Payment Dates.................          April 1 and October 1

Interest..............................           9.0% per annum


Conversion............................           Convertible into Common
                                                 Stock at any time prior
                                                 to maturity, unless
                                                 previously redeemed or
                                                 repurchased, at a
                                                 conversion price of
                                                 $8.85 per share,
                                                 subject to adjustment
                                                 in certain circumstances.


Redemption at the Option of the Company......    Redeemable at the option
                                                 of the Company, in whole
                                                 or in part at any time on
                                                 or after October 1, 1998,
                                                 upon not less than 30 nor
                                                 more than 60 days'
                                                 notice, at the redemption
                                                 prices set forth herein
                                                 plus accrued but unpaid
                                                 interest to the date of
                                                 redemption.  See
                                                 "Description of the
                                                 Debentures -- Redemption."

Redemption at the Option of the Holders......    Upon a Change of Control
                                                 (as defined herein), the
                                                 Company will offer to
                                                 repurchase the Debentures
                                                 at 100% of the principal
                                                 amount thereof plus accrued
                                                 but unpaid interest to the
                                                 date of repurchase.  See
                                                 "Description of the
                                                 Debentures -- Change of
                                                 Control."

                                                 In the event the Company's
                                                 Consolidated Net Worth (as
                                                 defined herein) at the end
                                                 of any two consecutive
                                                 fiscal quarters is below
                                                 $18.0 million (a "Net Worth
                                                 Deficiency"), the Company
                                                 will offer to repurchase up
                                                 to 10% of the aggregate
                                                 principal amount of
                                                 Debentures at 100% of the
                                                 principal amount thereof
                                                 plus accrued but unpaid
                                                 interest to the date of
                                                 repurchase.  See
                                                 "Description of the
                                                 Debentures -- Maintenance
                                                 of Consolidated Net Worth."

Ranking.................................         The Debentures are sub-
                                                 ordinated to all Senior
                                                 Indebtedness (as defined
                                                 herein) and will be
                                                 effectively subordinated to
                                                 all obligations of the
                                                 subsidiaries of the Company.
                                                 The Indenture (as
                                                 defined herein) governing
                                                 the Debentures provides
                                                 that the Company will not
                                                 (i) issue or incur any
                                                 Debt (other than Senior
                                                 Indebtedness or Capitalized
                                                 Lease Obligations) unless
                                                 such Debt (other than
                                                 Senior Indebtedness or
                                                 Capitalized Lease
                                                 Obligations) is subordinate
                                                 in right of  payment to
                                                 the Debentures at least to
                                                 the same extent that the
                                                 Debentures are subordinate
                                                 to Senior Indebtedness
                                                 or (ii) permit any of its
                                                 subsidiaries to issue or
                                                 incur any Debt (other than
                                                 Senior Indebtedness or
                                                 Capitalized Lease
                                                 Obligations) unless such
                                                 Debt (other than Senior
                                                 Indebtedness or Capitalized
                                                 Lease Obligations) provides
                                                 that it will be subordinate
                                                 in right of payment to
                                                 distributions and dividends
                                                 from such subsidiary to the
                                                 Company in an amount suffi-
                                                 cient to satisfy the
                                                 Company's obligations under
                                                 the Debentures at least
                                                 to the same extent that the
                                                 Debentures are subordinate
                                                 to Senior Indebtedness.
                                                 At December 31, 1995,
                                                 Senior Indebtedness (ex-
                                                 cluding current install-
                                                 ments) was approximately
                                                 $2.8 million and the
                                                 indebtedness (excluding
                                                 liability for income
                                                 taxes) of the Company's
                                                 subsidiaries was
                                                 approximately $16.6
                                                 million.  See "Description
                                                 of the Debentures --
                                                 Ranking."


Registration Rights ....................         Pursuant to a registration
                                                 rights agreement (the
                                                 "Registration Rights
                                                 Agreement") between the Company
                                                 and the Initial Purchaser, the
                                                 Company has agreed to file a
                                                 shelf registration statement
                                                 (the "Shelf Registration
                                                 Statement") relating to the
                                                 Debentures and the shares of
                                                 Common Stock which are issuable
                                                 from time to time upon
                                                 conversion of the Debentures.
                                                 The Company has agreed to use
                                                 its reasonable best efforts to
                                                 maintain the effectiveness of
                                                 the Shelf Registration
                                                 Statement until the third
                                                 anniversary of the issuance of
                                                 the Debentures, except that it
                                                 will be permitted to suspend
                                                 the use of the Shelf
                                                 Registration Statement during
                                                 certain periods under certain
                                                 circumstances. Upon default by
                                                 the Company with respect to
                                                 certain of its obligations
                                                 under the Registration Rights
                                                 Agreement, liquidated damages
                                                 will be payable on the
                                                 Debentures and Common Stock
                                                 affected by such default. See
                                                 "Description of the Debentures
                                                 -- Registration Rights;
                                                 Liquidated Damages."


Restrictive Covenants..................          The indenture under which the
                                                 Debentures were issued (the
                                                 "Indenture") limits (i) the
                                                 issuance of additional debt by
                                                 the Company, (ii) the payment
                                                 of dividends on the capital
                                                 stock of the Company and
                                                 investments by the Company,
                                                 (iii) certain transactions
                                                 with affiliates, (iv)
                                                 incurrence of liens, (v)
                                                 issuance of preferred stock by
                                                 the Company or its
                                                 subsidiaries, (vi) stock
                                                 splits, consolidations and
                                                 reclassifications and (vii)
                                                 sales of assets and subsidiary
                                                 stock.  The Indenture also
                                                 prohibits certain restrictions
                                                 on distributions from
                                                 subsidiaries.  However, all
                                                 these limitations and
                                                 prohibitions are subject to a
                                                 number of important
                                                 qualifications.  See
                                                 "Description of the Debentures
                                                 -- Certain Covenants of the
                                                 Company."


Use of Proceeds........................          The Company will not receive
                                                 any proceeds from the sale of
                                                 the Debentures or shares of
                                                 Common Stock offered pursuant
                                                 to this Prospectus.  The
                                                 Selling Security Holders will
                                                 receive all of the net
                                                 proceeds from any sale of the
                                                 Debentures or shares of Common
                                                 Stock offered hereby.  See
                                                 "Use of Proceeds" and "Selling
                                                 Security Holders."





                                RISK FACTORS

           In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing the Debentures offered hereby.

AMOUNT AND RISKS OF GOVERNMENT BUSINESS

           Substantially all the Company's revenues are derived from contracts or subcontracts with domestic and foreign government agencies of which a significant portion is attributed to United States Navy (the "U.S. Navy") procurements. The development and success of the Company's business in the future will depend upon the continued willingness of the U.S. Government to commit substantial resources to such U.S. Navy programs and, in particular, upon continued purchases of the Company's products. See "Business -- Company Organization and Products."

           The Company's business with the U.S. Government is subject to various risks, including termination of contracts at the convenience of the U.S. Government; termination, reduction or modification of contracts or subcontracts in the event of changes in the U.S. Government's requirements or budgetary constraints; shifts in spending priorities; and when the Company is a subcontractor, the failure or inability of the prime contractor to perform its prime contract. Certain contract costs and fees are subject to adjustment as a result of audits by government agencies.
In addition, all defense businesses are subject to risks associated with the frequent need to bid on programs in advance of design completion (which may result in unforeseen technological difficulties and/or cost overruns).

           Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. In addition, if certain technical or other program requirements are not met in the developmental phases of the contract, then the follow-on production phase may not be realized. Upon termination other than for a contractor's default, the contractor normally is entitled to reimbursement for allowable costs, but not necessarily all costs, and to an allowance for the proportionate share of fees or earnings for the work completed. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the foreign government. See "Business -- Contracts."

REDUCED SPENDING IN DEFENSE INDUSTRY

           Reductions in U.S. Government expenditures for defense products are likely to continue during the 1990's. These reductions may or may not have an effect on the Company's programs; however, in the event expenditures for products of the type manufactured by the Company are reduced and not offset by greater foreign sales or other new programs or products, there will be a reduction in the volume of contracts or subcontracts awarded to the Company. Unless offset, such reductions would adversely affect the Company's earnings.

LIMITED TERM OF CONTRACTS

           The Company's contracts with the U.S. Government are for varying fixed terms, and there can be no assurance that a renewal or follow-on contract will be awarded to the Company by the U.S. Government upon the expiration of any such contract. Certain of the Company's U.S. Government contracts account for a substantial portion of the Company's revenues (i.e., the AN/UYQ-65 production contract). The loss of revenue resulting from the failure to obtain a renewal or follow-on contract with respect to any significant contract or a number of lesser contracts, in either case without the substitution of revenues from the award of new contracts, would have a material adverse effect upon the Company's results of operations and financial position. In addition, from time to time the Company enters into U.S. Government contracts with a full funded backlog but in which the price per unit may not be determined at the time of award. If the price per unit which is ultimately determined is significantly less than anticipated by the Company, the net revenues of the Company would be adversely affected.

HOLDING COMPANY STRUCTURE; SUBORDINATION


           The Debentures are a direct obligation of DRS, which derives a majority of its revenues from the operations of its subsidiaries. The ability of DRS to make interest payments on or redeem the Debentures and to pay dividends, if any, on the Common Stock will be primarily dependent upon the receipt of dividends or other distributions from such subsidiaries. The payment of dividends from the subsidiaries to the Company and the payment of any interest on or the repayment of any principal of any loans or advances made by the Company to any of its subsidiaries may be subject to statutory or contractual restrictions and are contingent upon the earnings of such subsidiaries. Although the Company believes that distributions and dividends from its subsidiaries will be sufficient to pay interest on the Debentures as well as to meet the Company's other obligations, there can be no assurance they will be sufficient.


           The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including all indebtedness under the Company's credit agreements. By reason of such subordination, in the event of an insolvency, liquidation or other reorganization of the Company, the Senior Indebtedness must be paid in full before the principal of, premium if any, and interest on the Debentures may be paid. At December 31, 1995, Senior Indebtedness (excluding current installments) was approximately $2.8 million. Because a majority of the Company's operations are conducted through subsidiaries, claims of the creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of the creditors of the Company, including holders of the Debentures, even though such obligations do not constitute Senior Indebtedness, except to the extent the Company is itself recognized as a creditor of such subsidiary or such other creditors have agreed to subordinate their claims to the payment of the Debentures. The Company's subsidiaries had indebtedness (excluding liability for income taxes) of approximately $16.6 million at December 31, 1995.

           The Debentures are not secured by any of the assets of the Company or its subsidiaries. In addition, certain obligations of the Company are secured by pledges of certain assets of the Company or its subsidiaries.

SUBSTANTIAL INDEBTEDNESS

          Following the issuance of the Debentures, the Company continues to have indebtedness that is substantial in relation to its stockholders' equity. See "Capitalization." The Indenture imposes significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness and pay dividends. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financings or otherwise may restrict corporate activities. See "Description of the Debentures." The Indenture permits the Company to incur additional indebtedness under certain conditions, and the Company expects to obtain additional indebtedness as so permitted.

           The Company's high degree of leverage could have important consequences to the holders of the Debentures, including the following:
(i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the Company's substantial degree of leverage may hinder its ability to adjust rapidly to changing market conditions; and (iv) could make it more vulnerable in the event of a downturn in general economic conditions or its business. See "Description of the Debentures."

COMPETITION

           The military electronics industry is characterized by rapid technological change. The Company's products are sold in markets containing many competitors which are substantially larger than the Company, devote substantially greater resources to research and development and generally have greater resources. Certain of such competitors are also suppliers to the Company. In the military sector, the Company competes with many first- and second-tier defense contractors on the basis of product performance, cost, overall value, delivery and reputation. The Company's future success will depend in large part upon its ability to improve existing product lines and to develop new products and technologies in the same or related fields. The introduction by competitors of new products with greater capabilities could adversely affect the Company's business.

RELIANCE ON SUPPLIERS

           The Company's manufacturing process for its products, excluding electro-optical products, consists primarily of the assembly of purchased components and testing of the product at various stages in the assembly process.

           Although materials and purchased components generally are available from a number of different suppliers, several suppliers are the Company's sole source of certain components. If a supplier should cease to deliver such components, other sources probably would be available; however, added cost and manufacturing delays might result. The Company has not experienced significant production delays attributable to supply shortages, but occasionally experiences procurement problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to the Company's electro-optical products, certain exotic materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

ATTRACTING AND RETAINING TECHNICAL PERSONNEL

           There is a continuing demand for qualified technical personnel, and the Company believes that its future growth and success will depend upon its ability to attract, train and retain such personnel. An inability to maintain a sufficient number of trained personnel could have a material adverse effect on the Company's contract performance or on its ability to capitalize on market opportunities.

FUNDING OF REPURCHASE OBLIGATIONS; ABSENCE OF SINKING FUND

           There is no sinking fund with respect to the Debentures, and at maturity the entire outstanding principal amount thereof will become due and payable by the Company. Also, upon the occurrence of certain events the Company will be required to offer to repurchase all or a portion of the outstanding Debentures. The source of funds for any such payment at maturity or earlier repurchase will be the Company's available cash or cash generated from operating or other sources, including, without limitation, borrowings or sales of assets or equity securities of the Company. There can be no assurance that sufficient funds will be available at the time of any such event to pay such principal or to make any required repurchase. See "Description of the Debentures."

SHARES ELIGIBLE FOR FUTURE SALE


           The sale, or availability for sale, of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Debentures and the Common Stock into which the Debentures are convertible and could impair the Company's ability to raise additional capital through the sale of its securities. The Debentures offered hereby are convertible at any time prior to maturity, unless previously redeemed or repurchased, into shares of Common Stock, at a conversion price of $8.85 per share, subject to adjustment under certain circumstances. As of April 25, 1996, there was an aggregate of 5,467,632 shares of Common Stock outstanding (excluding 498,434 shares held in treasury). Of such shares, 1,062,248 are "restricted" under the Securities Act and are resalable pursuant to the limitations of Rule 144 under the Securities Act. After giving effect to the application of $5.0 million in net proceeds acquired by the Company pursuant to the Debenture Offering to repurchase approximately $5.0 million in principal amount of the Company's 8-1/2% Convertible Subordinated Debentures due August 1, 1998 (the "1998 Debentures"), the remaining outstanding 1998 Debentures will be convertible into an additional 332,800 shares of Common Stock at $15 per share.


LACK OF PUBLIC MARKET; RESTRICTIONS ON RESALE


           At present, the Debentures are owned by a small number of institutional investors, and prior to this offering there has not been any public market for the Debentures. The Debentures and the shares of Common Stock which are issuable upon conversion of the Debentures are listed on the AMEX. The Debentures are eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. There can be no assurance regarding the future development of a market for the Debentures or the ability of holders of the Debentures to sell their Debentures or the price at which such holders may be able to sell their Debentures. If such a market were to develop, the Debentures could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchaser has advised the Company that it currently intends to make a market in the Debentures. The Initial Purchaser is not obligated to do so, however, and any market-making with respect to the Debentures may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Debentures or that an active public market for the Debentures will develop.

           The Common Stock of the Company is listed on the AMEX. The market for the Common Stock has historically been characterized by limited trading volume and a limited number of holders. There can be no assurance that a more active trading market for the Common Stock will develop.



                                THE COMPANY

GENERAL

           The Company designs, manufactures and markets high-technology computer workstations for the U.S. Department of Defense, electro-optical targeting systems for military customers and image and data storage products for both military and commercial customers. In response to a 1992 mandate by the Joint Chiefs of Staff, the Company focuses on "commercial-off-the-shelf" ("COTS") product designs, whereby commercial electronic components are adapted, upgraded and "ruggedized" for application in harsh military environments. The Company believes that military expenditures on electronic systems and equipment will grow in coming years as the nature of modern warfare dictates increasing reliance on real-time, accurate battlefield information and the electronic content and sophistication of defense systems increases.

           Using COTS designs, the Company develops and delivers its products with significantly less development time and expense compared to traditional military product cycles, generally resulting in shorter lead times, lower costs and the employment of the latest information and computing technologies. The COTS process entails the purchasing, refitting, upgrading (of both hardware and software) and "ruggedization" (repackaging, remounting and stress testing to withstand harsh military environments) of readily available commercial components. The design and manufacture of COTS-based products is a complex process requiring specific engineering capabilities, extensive knowledge of military platforms to which the equipment will be applied and in-depth understanding of military operating environments and requirements.

STRATEGY

           During its last three fiscal years, the Company has restructured its management team and implemented strategies to exploit the changing nature of military procurement programs brought on by the end of the cold war, military budget constraints and the COTS mandate. The Company's strategies include:

           o expanding and diversifying the Company's technology and product base into complementary military and commercial markets primarily through acquisitions and the forging of strategic relationships;

           o increasing revenue opportunities through the design and adaptation of products for use by all branches of the military; and

           o enhancing financial performance through specific cost reduction measures and increased manufacturing efficiencies.


           To effect these strategies, the Company has (i) acquired several businesses with complementary military and commercial products and technologies over the last three years; (ii) forged strategic relationships with other defense suppliers such as Lockheed-Martin Tactical Defense Systems (formerly, Loral Corporation) and Westinghouse Electric Corporation, among others; (iii) emphasized the development of COTS-based products as well as products and systems that are easily adapted to similar weapons platforms for use by all branches of the military; and (iv) implemented cost reduction programs to reduce its fixed-cost base, allow for growth and maintain the flexibility of its operations.


           The implementation of these strategies has resulted in increasing revenues and profits over the last three fiscal years. Although the Company experienced operating losses in fiscal 1990 through 1992, primarily due to cost overruns on a single fixed-price development contract, a shift over the last several years in the nature of military development contracting from fixed-price to cost-type contracts has reduced the Company's exposure in this area. For the fiscal year ended March 31, 1995, the Company had revenues of $69.9 million, net income of $2.6 million and earnings per share of $.50, representing increases of 20.9%, 61.2% and 66.7%, respectively, compared with the year ended March 31, 1994. For the nine months ended December 31, 1995, the Company had revenues of $65.6 million, net income of $2.5 million and fully diluted earnings per share of $.44, representing increases of 38.4%, 45.7% and 29.4%, respectively, compared with the same nine-month period ended December 31, 1994.

COMPANY ORGANIZATION

           The Company is organized into three operating groups: Electronic Systems Group ("ESG," 54% of fiscal 1995 revenues), Electro-Optical Systems Group ("EOSG," 18% of fiscal 1995 revenues) and Media Technology Group ("MTG," 28% of fiscal 1995 revenues). See "Business -- Company Organization and Products."

           ESG designs and manufactures COTS-based computer workstations designed for military information processing applications. This equipment is designed to cost-effectively replace and upgrade anti-submarine warfare ("ASW") systems, tactical (combat/attack) workstations and training equipment. ESG's products are a direct outgrowth of the ASW and Naval systems expertise that has formed the core of DRS' business base since the Company's inception. Major products include: (i) computer workstations used in ASW systems for ship and land-based (harbors and coastal areas) detection networks, (ii) tactical workstations used to coordinate and control personnel and weapons systems on the military's most advanced ship, air and submarine-based platforms, and (iii) military display emulators ("MDE"), which are used for combat system operator training at a fraction of the cost of fully-militarized, field-ready versions of the display. ESG's workstation products, which are PC-based, open architecture, networked systems designed for flexibility and adaptability to a wide variety of applications, have been developed to replace many of the mainframe-based systems currently in use, while preserving the U.S. Navy's existing investment in such technology. ESG's systems process incoming sonar, radar and other information through complex customized software, enabling operators to interpret data quickly and relay information to command personnel. These workstations are an integral part of the U.S. Navy's Aegis defense program and the U.S. coastal defense strategy. MDE systems are used for training of combat system operators and to maintain and improve the operation skills of naval reserve personnel. ESG operates a field service division for system maintenance, installation and upgrade services and general product support. ESG's manufacturing division (which is 80% owned through a partnership) produces ESG's new generation products and also supplies complex wire harness assemblies and other products to the military and commercial aerospace industry.

           EOSG manufactures precision electro-optical assemblies used in infrared seeker heads of Stinger, Sidewinder and new generation missiles and produces proprietary Multiple Platform Boresight Equipment ("MPBE") used to align the weapons systems with the airframes and pilot sighting systems on Apache and Cobra helicopters. Originally supplying only the primary mirror for infrared seeker heads, EOSG now supplies the primary, secondary, tertiary and fold mirrors, as well as the mirror housing and nose domes. EOSG is currently under contract to produce infrared components and subassemblies on many of the next generation infrared missile systems. The MPBE boresight system was originally deployed on the Army's Apache attack helicopters and has been adapted for use on Marine Corps' Cobra helicopters. EOSG is under contract to supply the next generation laser-based MPBE for these platforms. Due to the inherent flexibility and economics of MPBE's multiple platform design, EOSG has submitted proposals to adapt the system for use on fixed-wing aircraft such as the F-15 and C-130. The Company recently acquired substantially all of the assets of Opto Mechanik, Inc. through its subsidiary OMI Acquisition Corp. ("OMI"). Through OMI, EOSG now supplies the electro-optical sighting and targeting systems used on TOW anti-tank missiles, the military's primary anti-tank weapon, and other electro-optical military products. The Company is also under contract with the primary contractor for work on the anti-tank Improved TOW Acquisition System.

           MTG manufactures products used by military and commercial customers for image and data storage. The group designs military recorder systems by adapting commercial video recording products to operate in and withstand harsh military environments. With MTG's recorder products, the COTS process entails the purchasing, refitting, upgrading (hardware and software) and "ruggedization" (repackaging, remounting and vibration/thermal stress testing to withstand harsh military operating environments) of readily available commercial components. These systems are used to record cockpit video of jet fighter, helicopter and light armored vehicle missions. MTG's commercial operations manufacture burnish, glide and test heads which are used in the manufacture of computer hard disks, listing among its customers many of the major disk drive manufacturers in the United States. MTG also manufactures specialty recorder heads and refurbishes the head assemblies of high-end video recording products used by broadcasters worldwide.

           The Company was incorporated in Delaware in June 1968. The Company's executive offices are located at 5 Sylvan Way, Parsippany, New Jersey, 07054, and its telephone number is (201) 898-1500.

                              USE OF PROCEEDS


           The Company will not receive any proceeds from the sale of the Debentures or shares of Common Stock offered pursuant to this Prospectus. The Selling Security Holders will receive all of the net proceeds from any sale of the Debentures or shares of Common Stock offered hereby.

           The net proceeds received by the Company pursuant to the Debenture Offering (including the exercise of the over-allotment option) were approximately $23,750,000. On February 16, 1996, the Company used approximately $5.0 million of such net proceeds to redeem $4,963,000 aggregate principal amount of the Company's 1998 Debentures (of which $2,463,000 aggregate principal amount was classified as current as of December 31, 1995), plus accrued and unpaid interest thereon. The balance will be used for general corporate purposes, including acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Liquidity -- The Debenture Offering." The Company continues to seek acquisition opportunities consistent with its business strategy and is engaged in preliminary discussions regarding several potential acquisitions. However, there can be no assurance that definitive agreements will be reached or that any acquisition will be consummated.


                               CAPITALIZATION

           The following table sets forth the consolidated capitalization of the Company at December 31, 1995 as adjusted to give effect to the use of net proceeds from the Debenture Offering (including the over-allotment option for $5,000,000 aggregate principal amount of the Debentures which was exercised on November 3, 1995). The information presented below should be read in conjunction with the consolidated financial statements of the Company included elsewhere in this Prospectus.


                                                                       December 31, 1995
                                                                 -----------------------------
                                                                    Actual         As Adjusted
                                                                 -----------     -------------


Long-term debt, excluding current installments(1):

   Senior Indebtedness(2) ....................................   $  2,819,000    $  2,819,000
   8 1/2% Convertible Subordinated Debentures
      due August 1, 1998 .....................................      7,500,000       5,000,000
   Senior Subordinated Convertible Debentures due 2003 .......     25,000,000      25,000,000
                                                                 ------------    ------------
        Total long-term debt .................................     35,319,000      32,819,000

Stockholders' equity:

   Preferred Stock, $10 par value 2,000,000 shares authorized;
      no shares issued .......................................           --              --

   Class A Common Stock, $.01 par value, 10,000,000 shares
      authorized;  3,739,963 shares issued(3) ................         37,000          37,000

   Class B Common Stock, $.01 par value, 20,000,000 shares
      authorized; 2,216,353 shares issued(3) .................         22,000          22,000

   Additional paid-in capital ................................     13,579,000      13,579,000
   Retained earnings .........................................     13,414,000      13,414,000
                                                                 ------------    ------------
                                                                   27,052,000      27,052,000
      Less Treasury Stock -at cost:  432,639 shares of Class A
        Common Stock and 21,619 shares of Class B Common
        Stock(3) .............................................     (1,918,000)     (1,918,000)

      Less unamortized restricted stock compensation .........       (227,000)       (227,000)
                                                                 ------------    ------------
   Net stockholders' equity ..................................     24,907,000      24,907,000
                                                                 ------------    ------------
Total capitalization .........................................   $ 60,226,000    $ 57,726,000
                                                                 ============    ============


- -----------------

(1) See Note 6 to Consolidated Financial Statements for further information with respect to the Company's debt obligations.

(2) Consisting of Industrial Revenue Bonds due 1998 and other obligations. See Note 6 to Consolidated Financial Statements.


(3) Does not give effect to the Reclassification. On April 1, 1996, the Reclassification became effective pursuant to which each share of the Class A Common Stock and each share of the Class B Common Stock was reclassified into one share of the Common Stock. See "Description of Capital Stock."




                       MARKET PRICES OF CAPITAL STOCK

            Prior to the Reclassification, the Company's Class A Common Stock and Class B Common Stock traded on the AMEX (Symbols: DRSA and DRSB, respectively). On April 1, 1996, upon the effectiveness of the Reclassification, trading of the newly classified Common Stock commenced. The following table sets forth for each period indicated the high and low closing sales prices of the Company's Class A Common Stock , Class B Common Stock and Common Stock, as reported by the American Stock Exchange Monthly Market Statistics:


                                            Class A Common Stock           Class B Common Stock         Common Stock*
                                            High           Low            High            Low          High           Low

Year Ended March 31, 1994:

    First Quarter.........................  $  4-3/8      $  2-3/4         $  4-1/4      $  2-13/16     $       -      $     -

    Second Quarter........................     3-7/8         3-1/16           3-13/16       3                   -            -

    Third Quarter.........................     3-11/16       2-15/16          3-1/2         2-3/4               -            -

    Fourth Quarter........................     4-1/16        3                4             3                   -            -

Year Ended March 31, 1995:

    First Quarter.........................     5-1/4         3-5/8            5-1/8         3-3/4               -            -

    Second Quarter........................     4-3/4         3-3/4            4-5/8         3-3/4               -            -

    Third Quarter ........................     4-5/16        3-15/16          4-3/8         3-7/8               -            -

    Fourth Quarter........................     5-1/4         4                5-1/2         3-7/8               -            -

Year Ended March 31, 1996:

    First Quarter.........................     6-5/8         4-3/4            6-13/16       4-7/8               -            -

    Second Quarter........................     7-13/16       6-3/16           7-7/8         5-3/4               -            -

    Third Quarter.........................     8             7                7-7/8         6-3/4               -            -

    Fourth Quarter........................     8-11/16       7-7/16           8-3/4         7-3/8               -            -

Year Ended March 31, 1997:
    First Quarter
    (through April 25, 1996)..............       -               -              -               -         7-15/16        7-5/16



- ----------------


* As of April 25, 1996, the Common Stock was held by 2,113 stockholders (of which 346 were registered holders and 1,767 were beneficial holders). See "Risk Factors -- Lack of Public Market; Restrictions on Resale."


                              DIVIDEND POLICY


           The Company has not paid any cash dividends since 1976. The Company intends to retain future earnings for use in its business and does not expect to declare cash dividends in the foreseeable future on the Common Stock. The Company's 1998 Debentures limit the Company's ability to pay dividends or make other distributions on its Common Stock. See Note 6 of Notes to Consolidated Financial Statements for information concerning restrictions on the declaration or payment of dividends. See "Description of Capital Stock -- Dividends and Distributions." Any future declaration of dividends will be subject to the discretion of the Board of Directors of the Company. The timing, amount and form of any future dividends will depend, among other things, on the Company's results of operations, financial condition, cash requirements, plans of expansion and other factors deemed relevant by the Board of Directors.



                    SELECTED CONSOLIDATED FINANCIAL DATA

           The following table sets forth selected consolidated statements of operations and balance sheet data for the periods indicated. The information for, and as of the end of, each of the twelve months in the five year period ended March 31, 1995 is derived from the consolidated financial statements of the Company for such periods which have been audited by KPMG Peat Marwick LLP. The selected consolidated statements of operations data for the nine months ended December 31, 1995 and 1994 and the selected consolidated balance sheet data as of December 31, 1995 are derived from the unaudited consolidated statements of the Company, which include all adjustments which management considers necessary for a fair presentation of the data for such periods and at such dates, all of which were of a normal recurring nature. The results of the nine months ended December 31, 1995 are not necessarily indicative of results to be expected for the full year. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of the Company and the notes thereto, and other financial information included elsewhere in this Prospectus.


                                                                                                         Nine Months
                                                         Year Ended March 31,                          Ended December 31,
                                1995          1994           1993          1992          1991           1995          1994
                             ------------  ------------  -------------  ------------  -------------  ------------  --------

SUMMARY OF OPERATIONS DATA:

Revenues...................... $ 69,930,000  $ 57,820,000 $  47,772,000  $ 28,925,000  $  47,762,000 $ 65,628,000  $ 47,404,000
Costs and Expenses............   64,836,000    54,372,000    45,461,000    37,032,000     52,812,000   60,289,000    44,143,000
                                ------------  ------------ -------------  ------------  -------------  ------------ -----------
Operating Income (Loss).........  5,094,000     3,448,000     2,311,000    (8,107,000)    (5,050,000)   5,339,000     3,261,000
Interest and Related Expenses... (1,372,000)   (1,574,000)   (1,735,000)   (2,198,000)    (2,362,000)  (1,675,000)   (1,020,000)
Other Income, Net...............    534,000       834,000     1,224,000       944,000      1,677,000      425,000       613,000
                                ------------  -----------  -------------  ------------  -------------  ------------  -----------
Earnings (Loss) before
   Income Taxes (Benefit).....    4,256,000     2,708,000     1,800,000    (9,361,000)    (5,735,000)   4,089,000     2,854,000
Income Taxes (Benefit).........   1,652,000     1,093,000       715,000    (4,006,000)    (1,488,000)   1,594,000     1,142,000
                               ------------  ------------  ------------  ------------  ------------- ------------  ------------
Net Earnings (Loss)........... $  2,604,000  $  1,615,000 $   1,085,000  $ (5,355,000) $  (4,247,000) $ 2,495,000  $  1,712,000
                               ============  ============  =============  ============= ============= ============  ===========

Net Earnings (Loss) per share
     of Class A and Class B
     Common Stock(1)(2)....... $        .50  $        .30 $         .20  $      (1.01) $        (.79) $       .44  $        .34

OTHER OPERATIONS DATA:

 EBITDA(3).................... $  7,574,000  $  6,006,000  $  5,513,000  $ (4,393,000) $    (973,000) $ 7,565,000  $  5,228,000

Ratio of Earnings to Fixed
      Charges(4)(5).............        2.9x          2.3x         1.8x            -              -           2.8x         2.7x

Ratio of Earnings to Fixed
    Charges, as  adjusted(4)(6).         1.8x                                                                  2.2x


                                                      March 31,                                          December 31, l995
                               1995          1994           1993          1992          1991         Actual     As Adjusted(7)
                            ------------  ------------  -------------  ------------  -------------  --------    -------------
BALANCE SHEET DATA:

Working Capital...........  $ 20,317,000  $ 19,803,000  $ 17,994,000   $ 17,747,000  $  24,833,000  $ 40,585,000  $ 38,085,000
Net Property, Plant and
  Equipment...............     9,849,000     8,893,000     9,768,000     11,602,000     13,904,000    14,728,000    14,728,000
Total Assets..............    64,590,000    58,836,000    51,948,000     53,904,000     58,527,000    90,770,000    85,631,000
Long-Term Debt, Excluding
  Current Installments. ...   11,732,000    14,515,000    17,290,000     19,958,000     22,240,000    35,319,000    32,819,000
Net Stockholders' Equity..... 22,509,000    19,759,000    18,115,000     17,047,000     22,300,000    24,907,000    24,907,000



- --------------------

(1) No cash dividends have been distributed during any of the years in the five-year period ended March 31, 1995 or the nine months ended December 31, 1995.

(2) Does not give effect to the Reclassification. On April 1, 1996, the Reclassification became effective pursuant to which each share of the Class A Common Stock and each share of the Class B Common Stock was reclassified into one share of the Common Stock. See "Description of Capital Stock."

(3) EBITDA is defined as operating income (loss) plus depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(4) Earnings used in computing the ratio of earnings to fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion of the Company's rent expense that the Company believes is representative of the interest factor.

(5) Earnings were inadequate to cover fixed charges in fiscal 1992 and fiscal 1991. Earnings (Loss) before Income Taxes (Benefit) in fiscal 1992 and fiscal 1991 include fixed charges of approximately $2.7 million and $2.9 million, respectively.

(6) Adjusted to reflect the application of the proceeds from the Debenture Offering, which was consummated on September 29, 1995 (including the over-allotment option which was exercised on November 3, 1995). The ratio also assumes additional interest income was earned on the proceeds remaining after the redemption of the Company's 1998 Debentures. See "Use of Proceeds."

(7) Adjusted to give effect to the use of the net proceeds from the Debenture Offering to redeem $4,963,000 of the 1998 Debentures and for the payment of $176,000 of accrued interest thereon as of December 31, 1995. See "Use of Proceeds."





                    MANAGEMENT'S DISCUSSION AND ANALYSIS

                                     OF

               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           The following is a discussion of the consolidated financial condition and results of operations of the Company for the nine months ended December 31, 1995 and 1994, and for each of the years in the three year period ended March 31, 1995. This section should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto and other financial information included elsewhere in this Prospectus.

OVERVIEW

           During the last three fiscal years, the Company, in connection with its strategic plan, acquired several businesses with complementary military and commercial products and technologies. The businesses of Technology Applications & Service Company ("TAS"), CMC Technology ("CMC") and Laurel Technologies ("Laurel"), which joined the Company in the latter part of fiscal 1994, became an integral part of the fiscal 1995 business base and significantly contributed to the Company's fiscal 1995 financial performance. In November 1994, the Company acquired Ahead Technology Corporation ("Ahead"), located in Los Gatos, California.

RECENT DEVELOPMENTS

           Shortly after the close of fiscal 1995, the Company signed a non-binding letter of intent contemplating the merger of the Company with NAI Technologies, Inc. ("NAI"), which the Company terminated on July 13, 1995. Currently, the Company does not intend to continue discussions with NAI regarding any proposed merger.


          In August 1995, Mr. Leonard Newman was elected Chairman Emeritus of the Company and retired as the Chairman of the Board and Secretary of the Company. In March 1996, the Company entered into an employment, non-competition and termination agreement with Mr. Leonard Newman. Pursuant to such agreement, Mr. Newman resigned as Chairman Emeritus of the Company. See "-- Financial Condition and Liquidity - Certain Agreements."


RESULTS OF OPERATIONS

           The following table sets forth items in the consolidated statements of operations as a percentage of revenues and the percentage increase or decrease of those items as compared with the prior period.

                                 Percentage of Revenues                       Percentage Change
            -------------------------------------------------------------- -----------------------------------

                                                                                                                NINE MONTHS
                                                                                                                    ENDED
                                                                                                                 DECEMBER 31,
                                                                                                                    1995
                                                                                                                     VS.
                                                                                            FISCAL   FISCAL      NINE MONTHS
                                                                                             1995     1994         ENDED
                                                                        Nine Months          VS.      VS.        DECEMBER 31,
                                       Year Ended March 31,          Ended December 31,     1994      1993          1994
                          -------------------------------------  ----------------------    --------  --------  --------------

                                  1995      1994       1993         1995      1994
                                ---------  --------   ---------   ---------  ----------
Revenues.......................  100.0%     100.0%     100.0%       100.0%     100.0%       20.9%      21.0%       38.4%

Costs and Expenses...........     92.7       94.0       95.2         91.9       93.1        19.2       19.6        36.6
                                ----------  --------   ---------    ---------  ----------
Operating Income ............      7.3        6.0        4.8          8.1        6.9        47.7       49.2         63.7
Interest and Related Expenses..   (2.0)      (2.7)      (3.6)        (2.5)      (2.2)      (12.8)      (9.3)        64.2

Other Income, Net..............     .8        1.4        2.6          0.6        1.3       (36.0)     (31.9)       (30.7)
                                ----------  --------   ---------    ---------  ----------
Earnings  before Income Taxes..    6.1        4.7        3.8          6.2        6.0        57.2       50.4         43.3

Income Taxes ..................    2.4        1.9        1.5          2.4        2.4        51.1       52.9         39.6
                                ----------  --------   ---------      ---------  ---------
                                   3.7%       2.8%       2.3%         3.8%       3.6%
Net Earnings................... ==========   =======    ========      =========  =========  61.2%      48.8%        45.7%




COMPARISON OF NINE MONTHS ENDED DECEMBER 31, 1995 WITH NINE MONTHS ENDED DECEMBER 31, 1994

           Revenues for the nine-month period ended December 31, 1995 increased 38.4% to $65.6 million from $47.4 million for the same nine-month period in fiscal 1995. The revenue growth was due primarily to increased shipments of display workstations and data storage systems, as well as from higher commercial product sales. In addition, revenue growth was partly due to higher sales of electro-optical systems following the acquisition of substantially all of the assets of Opto Mechanik, Inc. on July 5, 1995 (the "OMI Asset Acquisition").

           Operating income for the nine-month period ended December 31, 1995 increased 63.7% to $5.3 million from $3.3 million for the same nine-month period in fiscal 1995. Operating income as a percentage of revenues was 8.1% for the nine-month period ended December 31, 1995 as compared with 6.9% for the comparable prior year period. Higher operating income was due primarily to the overall increase in revenues, together with higher margins on the company's commercial products.

           Interest and related expenses were $1.7 million for the nine months ended December 31, 1995 as compared to $1.0 million for the comparable prior year period. The increase for the period was primarily due to the increase in debt associated with the Debenture Offering, offset in part by a reduction in interest resulting from repurchases of the Company's 1998 Debentures, in satisfaction of the August 1, 1995 sinking fund requirement for this debt.

           Other income, net, was $0.4 million for the nine-month period ended December 31, 1995, representing a decrease from $0.6 million in the comparable prior year period. This decrease was due to a gain on the sale of fixed assets of approximately $0.2 million in the third quarter of fiscal 1995, offset in part by interest earned on higher average cash balances this fiscal year, primarily resulting from the net proceeds generated from the Debentures.

           The Company's effective tax rate for the nine-month period ended December 31, 1995 was 39%, as compared to 40% in the comparable prior year period. The Company records income tax expense based on an estimated effective income tax rate for the full fiscal year. The effective income tax rate and the components of income tax expense for the nine months ended December 31, 1995 did not significantly change from those of the fiscal year ended March 31, 1995. The provision for income taxes includes all estimated income taxes payable to federal and state governments as applicable.

COMPARISON OF FISCAL 1995 WITH FISCAL 1994

           Revenues for fiscal 1995 increased 21% to $69.9 million from $57.8 million in fiscal 1994. The increase during fiscal 1995 was primarily attributable to revenues from the display, manufacturing and video broadcast product lines of TAS, CMC and Laurel, which were included in the Company's results for the full year. In addition, commercial revenues increased $4.3 million to approximately $6.4 million in fiscal 1995 primarily as a result of the Company's November 1994 acquisition of Ahead, which contributed approximately $2.7 million in revenues for the fiscal 1995 period. Revenues from the Company's core signal processing, display, data storage and optical product lines experienced a slight decrease during fiscal 1995, as development efforts on several major programs were substantially completed, and the receipt of certain new awards was delayed into the latter part of the year.

           Operating income for fiscal 1995 increased 48% to $5.1 million from $3.4 million in fiscal 1994. Operating income as a percentage of revenues was 7% for fiscal 1995 as compared to 6% in fiscal 1994. Such increases are attributable to higher fiscal 1995 revenues and the contribution of higher margin commercial products to the Company's business base and the positive impact of management's continuing cost reduction efforts.

           Interest and related expenses for fiscal 1995 decreased 13% to $1.4 million from $1.6 million in fiscal 1994. The decrease was a result of the reduction in the Company's long-term debt. The Company repurchased approximately $2.7 million of its 1998 Debentures during fiscal 1995, which were used principally to satisfy the August 1, 1994 mandatory sinking fund requirement for the debt.

           Other income, net, for fiscal 1995 decreased 36% to $.5 million from $.8 million in fiscal 1994. This decrease was primarily attributable to lower gains from the repurchases of 1998 Debentures of $.2 million. Substantially all 1998 Debentures repurchased during fiscal 1995 were at prices approximating par value.

           The Company's effective income tax rate in fiscal 1995 and 1994 was 39% and 40%, respectively.

COMPARISON OF FISCAL 1994 WITH FISCAL 1993

           Revenues for fiscal 1994 increased 21% to $57.8 million from $47.8 million in fiscal 1993. The revenue increase reflects the contribution of the recently acquired product lines of TAS, CMC and Laurel. Revenues from core signal processing, display, recording and optical product lines shifted to those from contracts awarded primarily within the 1994 and 1993 fiscal years. Revenues from older contracts for such products were not as significant as in fiscal 1993, as a result of the completion or near-completion of these contracts during the year.

           Operating income for fiscal 1994 increased 49% to $3.4 million from $2.3 million in fiscal 1993. Operating income as a percentage of revenues was 6% in fiscal 1994 as compared to 5% in fiscal 1993. Such increases are attributable to higher fiscal 1994 revenues, lower costs as a result of improved efficiencies and the substantial completion during fiscal 1993 of two fixed-price development contracts on which the Company incurred write-offs for cost overruns.

           Interest and related expenses decreased 9% to $1.6 million in fiscal 1994 from $1.7 million in fiscal 1993. This decrease reflects the Company's retirement of $2.5 million of principal on its 1998 Debentures during the first half of fiscal 1994, pursuant to the mandatory sinking fund requirement for the debt. The Company also repurchased an additional $.1 million in principal amount of the 1998 Debentures during the latter half of fiscal 1994.

           Other income, net, for fiscal 1994 decreased 32% to $.8 million from $1.2 million in fiscal 1993. Fiscal 1994 results included gains on the repurchases of 1998 Debentures, described previously, of approximately $.3 million, while fiscal 1993 gains for similar transactions amounted to $.5 million.

           The Company's effective income tax rate in both fiscal 1994 and 1993 was 40%.

FINANCIAL CONDITION AND LIQUIDITY

          Cash and Cash Flow. Cash and cash equivalents at December 31, 1995 and March 31, 1995 represented approximately 25% and 17%, respectively, of total assets. During the nine-month period ended December 31, 1995, cash increased $11.9 million. This increase was primarily the result of the private placement of $20,000,000 in aggregate principal amount of the Debentures on September 29, 1995, and the additional placement of $5,000,000 in aggregate principal amount of the Debentures, pursuant to an over-allotment option, completed on November 3, 1995. In addition, approximately $2.4 million was generated from sales of certain fixed assets. These contributions to cash were offset by uses of: (i) approximately $4.1 million in the OMI Asset Acquisition; (ii) approximately $2.2 million for repurchases of outstanding 1998 Debentures in satisfaction of the August 1, 1995 sinking fund requirement for such debt; and (iii) approximately $3.7 million for capital expenditures. Additionally, approximately $3.5 million was used in support of operations, primarily for material procurement.

           Cash and cash equivalents at March 31, 1995 of $11.2 million was down $4.3 million from the balance at March 31, 1994. Cash represented 17% of total assets at the end of fiscal 1995, as compared with 26% in fiscal 1994. During fiscal 1995, cash generated by operations amounted to $2.5 million. In comparison, cash generated by operations during fiscal 1994 was $10.2 million. The reduction in the amount of cash generated by operations during fiscal 1995 was primarily attributable to the build-up in inventory which occurred during fiscal 1995 in preparation for the fiscal 1996 production and shipment of products under several significant development contracts. Cash used in investing and financing activities during fiscal 1995 totalled $3.8 million and $3.0 million, respectively, primarily attributable to purchases of capital equipment for $2.5 million, the acquisition of Ahead for $1.5 million and the repurchase of 1998 Debentures for $2.7 million.

           Capital expenditures during fiscal 1996, excluding assets acquired as a result of the OMI Asset Acquisition, are expected to approximate $4.4 million. The majority of these expenditures will be for facilities improvements, as well as for computer and laboratory-related equipment, which will be required to support the Company's growth.


           Working capital as of December 31, 1995 was $40.6 million, as compared to $20.3 million at March 31, 1995. The increase was primarily due to higher cash balances resulting from the Debenture Offering. Net proceeds from the Debenture Offering were used on February 16, 1996 to repurchase approximately $5.0 million in principal amount of outstanding 1998 Debentures, for working capital requirements and for future acquisition-related transactions. During the first quarter of fiscal 1996, the Company obtained a $5.0 million unsecured line of credit from NatWest Bank, in order to supplement its working capital needs. This line of credit expired on December 31, 1995 and has not been renewed. As of August 1995, the Company satisfied its $2.5 million sinking fund obligation under the 1998 Debentures. The Company continues to seek acquisition opportunities consistent with its business strategy and is engaged in preliminary discussions regarding several potential acquisitions . However, there can be no assurance that definitive agreements will be reached or that any acquisition will be consummated.

           On February 5, 1996, the Company received a written commitment from Mellon Bank, N.A. ("Mellon Bank") for a $15 million unsecured revolving line of credit. The line of credit will be used for working capital, stand-by letters of credit, and to refinance certain existing debt obligations of the Company at more favorable interest rates. Interest on borrowings under the line of credit will be accrued at the prime rate or London Interbank Offered Rate plus 175 basis points. The Company has agreed to maintain certain financial covenants, including the maintenance of: (i) a certain minimum quarterly ratio of liquid assets to current liabilities,
(ii) a certain minimum interest coverage ratio, calculated on a rolling four quarter basis and (iii) a certain maximum quarterly ratio of total liabilities to tangible net worth. This commitment is subject to the execution of a related loan agreement by and between the Company and Mellon Bank. The Company expects this agreement to be completed in May 1996.

           The Company believes that its current working capital position is sufficient to support operational needs as well as its near-term business objectives.


           Accounts Receivable and Inventories. Accounts receivable increased approximately $3.2 million in the nine-month period ended December 31, 1995, primarily resulting from increased billings associated with certain contracts and, to a lesser extent, from the OMI Asset Acquisition. Accounts receivable were approximately $17.4 million at March 31, 1995, an increase of $1.9 million from the balance at March 31, 1994. This increase was primarily attributable to significant shipments on several contracts which occurred toward the end of the fiscal year. The Company receives progress payments on certain contracts from the U.S. Government of between 80-100% of allowable costs incurred. The remainder, including profits and incentive fees, is billed to its customers based upon delivery and final acceptance of all products. In addition, the Company may bill its customers based upon units delivered. Generally, there are no contract provisions for retainage, and all accounts receivable are expected to be collected within one year.

           Inventories increased by approximately $4.8 million during the first nine months of fiscal 1996, primarily due to increased material procurement related to higher production activity on certain display workstation programs. The increase in inventories was also due, in part, to the OMI Asset Acquisition. The net inventory balance at March 31, 1995 was $11.7 million, an increase of $6.7 million from the balance at March 31, 1994. As mentioned previously, the Company experienced a build-up in inventory during fiscal 1995 in preparation for production and shipment on several major development contracts. In addition, the terms of certain production contracts in process during fiscal 1995, specifically those with foreign governments, did not provide for progress billings. In such cases, the Company is required to fund the cost of inventory until such time as shipments are made.

           Long-Term Debt. Long-term debt outstanding increased by approximately $23.6 million during the nine-month period ended December 31, 1995 to $35.3 million, primarily due to the Debenture Offering. Long-term debt outstanding decreased by approximately $2.8 million during fiscal 1995. The reduction in outstanding debt during fiscal 1995 was primarily attributable to the $2.5 million mandatory sinking fund obligation on the 1998 Debentures, as well as the mandatory redemption of $.2 million in principal amount on the Company's industrial revenue bonds (the "Revenue Bonds") on January 1, 1995. The Company is subject to annual redemptions on the Revenue Bonds through 1998. At December 31, 1995 and March 31, 1995, the Company had approximately $1.9 million in principal amount of Revenue Bonds outstanding, subject to annual redemptions through 1998. The principal amount of the Revenue Bonds to be redeemed varies each year in accordance with the redemption schedule provided in the indenture. Under the terms of the Revenue Bonds, the Company is a guarantor under a letter of credit arrangement and has agreed to certain financial covenants (see
Note 6 of Notes to Consolidated Financial Statements). The Company must realize a certain level of profits during each quarter of fiscal 1996 to be in compliance with these covenants.

           Stockholders' Equity. Net stockholders' equity increased by $2.4 million during the nine-month period ended December 31, 1995 to $24.9 million and increased by $2.8 million during fiscal 1995 to $22.5 million, primarily as a result of net earnings of $1.6 million and $2.6 million generated for the respective periods.

           In July 1994, pursuant to a stock purchase agreement between the Company and David E. Gross, its former President and Chief Technical Officer, the Company purchased 659,220 shares of its Class A Common Stock and 45,179 shares of its Class B Common Stock owned by Mr. Gross, at a price of $4.125 and $4.00 per share, respectively, totalling approximately $2.9 million in cash (the "Buy-back"). On October 18, 1994, the Company filed a registration statement on form S-2 and on November 10, 1994, the Company filed Amendment No. 1 to such registration statement with the SEC for the purpose of selling shares of its common stock purchased in the Buy-back. The Company sold 650,000 shares of its Class A Common Stock and 45,000 shares of its Class B Common Stock, at prices of $4.125 and $4.00 per share, respectively, totalling approximately $2.9 million pursuant to the offering.


           Backlog. At December 31, 1995, the Company's backlog of orders was approximately $147 million as compared to $126 million at March 31, 1995. The increase in backlog for the first nine months of the fiscal year was due to the net effect of bookings, partially offset by revenues, and the addition of approximately $16 million of backlog from the OMI Asset Acquisition. New contract awards of approximately $71 million were booked during the nine-month period ended December 31, 1995. As of February 25, 1996, backlog totalled approximately $148 million, including approximately $16 million of backlog from the OMI Asset Acquisition.


           The Company closed fiscal 1995 with a funded backlog of $126.0 million representing an $8.5 million decrease from backlog at March 31, 1994. Included in the fiscal 1995 year-end backlog is approximately $2.2 million of commercial orders. New business awards during fiscal 1995 totalled approximately $61.4 million and included approximately $5.8 million of new commercial orders. Significant awards received during the year included $5.9 million in contracts from the Naval Air Systems Command to produce additional quantities of A/U36M-1(V) Weapons Boresight Equipment for the Marine Corps' AH-1W Cobra helicopters, approximately $9.4 million from the Government Systems Group of Unisys Corporation to provide portions of the AN/UYQ-70 Advanced Display System and a $4.9 million contract with the U.S. Navy to provide Readiness Trainer Systems for the Mobile In-shore Undersea Warfare System Upgrade program. Contract awards for the Company's 8mm video recorder products totalled approximately $5.4 million and included a $3.1 million award from the Naval Air Systems Command to equip the U.S. Navy's F/A-18 Hornet carrier-based aircraft with WRR-818 8mm video recorders. The Company also received funding under a $12.5 million not-to-exceed contract from Lockheed Aeronautical Systems Company to provide engineering services and modified AN/USH-42 Mission Recording Systems for deployment on the U.S. Navy's S-3B Viking carrier-based jet aircraft, as well as additional funding under a multi-year contract with the U.S. Navy, initially received in fiscal 1994, to provide combat-system display consoles for land-based applications.

           Approximately 84%, 94% and 83% of revenues in fiscal 1995, 1994 and 1993, respectively, were derived directly or indirectly from contracts or subcontracts with the U.S. Government, principally the U.S. Navy. Included in revenues for fiscal 1995, 1994 and 1993 were $18.8 million, $27.5 million and $19.2 million, respectively, of customer-sponsored research and development, which were the result of contract agreements directly or indirectly with the U.S. Government.


            The Debenture Offering. On September 29, 1995 (the "Debenture Closing Date"), the Company issued $20,000,000 in aggregate principal amount of the Debentures pursuant to the Debenture Offering. Net proceeds from the private placement of these Debentures were approximately $19,000,000. On November 3, 1995, the Company issued an additional $5,000,000 in aggregate principal amount of the Debentures, upon exercise of the over-allotment option pursuant to the Purchase Agreement between the Company and the Initial Purchaser, dated September 22, 1995. Net proceeds from the exercise of the over-allotment option were approximately $4,750,000. Pursuant to the related Registration Rights Agreement dated September 22, 1995 between the Company and the Initial Purchaser, acting on behalf of holders of the Debentures (the "Registration Rights Agreement"), the Company has agreed to file, within ninety (90) days after the Debenture Closing Date, a shelf registration statement relating to the Debentures and the shares of Common Stock which are issuable from time to time upon conversion of the Debentures, and to cause the shelf registration statement to become effective within one hundred fifty (150) days after the Debenture Closing Date. In addition, the Company has agreed to use its reasonable best efforts to keep the shelf registration statement effective until at least the third anniversary of the issuance of the Debentures. The Company has filed a registration statement on Form S-1 of which this Prospectus is a part in compliance with its obligation under the Registration Rights Agreement to file a shelf registration statement. In connection with these transactions, the Company expects to incur approximately $625,000 of professional fees and other costs. These costs, together with the Initial Purchaser's commissions in connection with the Debenture Offering, will be amortized ratably through the maturity date of the Debentures. See "Description of the Debentures."


           Letter of Credit. The Company's Revenue Bonds are supported by an irrevocable, direct-pay letter of credit in an amount equal to the principal balance plus interest thereon for 45 days. At December 31, 1995, the contingent liability of the Company as guarantor under the letter of credit was approximately $1,930,000. The Company has collateralized the letter of credit with accounts receivable and has also agreed to certain financial covenants, including the maintenance of: (i) a certain minimum ratio of consolidated tangible net worth to total debt (the "Debt Ratio"),
(ii) a certain minimum quarterly ratio of earnings before interest and taxes to interest (the "Interest Ratio"), and (iii) a certain minimum balance of billed and unbilled accounts receivable ("Eligible Receivables"). At December 31, 1995, the covenants required: (i) a Debt Ratio of 0.6:1, (ii) an Interest Ratio of 1.5:1 and (iii) Eligible Receivables of $2,500,000. As a result of the issuance of $25,000,000 aggregate principal amount of the Debentures, the Debt Ratio at December 31, 1995 was 0.4:1. The Company has obtained a waiver, renewable quarterly, from the bank of the required debt ratio and is in compliance with all covenants under the letter of credit.

          Contingencies. The books and records of the Company are subject to audit and post-award review by the Defense Contract Audit Agency. The Company is not a party to any legal proceedings with the U.S. Government.

           Certain Agreements. Effective July 20, 1994, the Company entered into an Employment, Non-Competition and Termination Agreement (the "Gross Agreement") and a Stock Purchase Agreement (the "Gross Stock Purchase Agreement") with David E. Gross, its former President and Chief Technical Officer. Under the terms of the Gross Agreement, Mr. Gross will receive a total of $600,000 over a five-year period as compensation for his services pursuant to a five-year consulting arrangement with the Company and a total of $750,000 over a five-year period as consideration for a five-year non-compete arrangement. The payments will be charged to expense over the term of the Gross Agreement as services are performed and obligations are fulfilled by Mr. Gross. Mr. Gross will also receive at the conclusion of such initial five-year period, an aggregate of approximately $1.3 million payable over a nine-year period as deferred compensation. The net present value of the payments to be made to Mr. Gross pursuant to the deferred compensation portion of the Gross Agreement approximated the amount of the Company's previous deferred compensation arrangement with Mr. Gross. In addition to the Buy-back, the Gross Stock Purchase Agreement also provides that (i) the Company has a right of first refusal with respect to the sale by Mr. Gross of any of the remaining shares of common stock of the Company held by Mr. Gross in excess of 20,000 shares, (ii) any shares of common stock of the Company held by Mr. Gross must be voted pro rata in accordance with the vote of the Company's other stockholders and (iii) in the event of a change in control of the Company within three years from the date of the Gross Stock Purchase Agreement, Mr. Gross will receive a percentage of the difference between the price per share paid to Mr. Gross pursuant to the Buy-back and the price per share received by the stockholders of the Company pursuant to the change of control transaction, less an interest factor, as defined in the Gross Stock Purchase Agreement, on the aggregate amount paid to Mr. Gross pursuant to the Buy-back.


            On March 28, 1996, the Company entered into an employment, non-competition and termination agreement (the "Newman Agreement") with Leonard Newman. Pursuant to the Newman Agreement, Mr. Newman received a lump sum payment of approximately $2.0 million. Under the terms of the Newman Agreement, Mr. Newman has agreed to provide consulting services, as required from time to time, to the Company for a five year period and has also agreed not to compete with the Company during this same period. This agreement supersedes a previous deferred compensation agreement with the Company.

           In March 1996, Mr. Leonard Newman and certain members of his immediate family sold an aggregate of 885,924 shares of Common Stock to a buyer, acting as an investment adviser to several accounts. In connection with such sale, the Company entered into a registration rights agreement with such buyer to assist in facilitating such sale. The Company has agreed to file and cause to become effective a registration statement with the SEC upon demand, at its expense, relating to such shares for future sale by such buyer.


           Inflation. The Company has experienced the effects of inflation through increased costs of labor, services and raw materials. Although a majority of the Company's revenues are derived from long-term contracts, the selling prices of such contracts generally reflect estimated costs to be incurred in the applicable future periods.

ACCOUNTING STANDARDS

           Income Taxes. In February 1992, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

           Effective April 1, 1993, the Company adopted SFAS 109. Until March 31, 1993, the Company used the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes" ("SFAS 96"). Under SFAS 96, deferred income taxes are recognized by applying statutory tax rates to the difference between the financial statement carrying amounts and tax bases of assets and liabilities. The statutory tax rates applied are those applicable to the years in which the differences are expected to reverse. The cumulative effect of adopting SFAS 109 was not material to the Company's consolidated results of operations or financial position.

           Postretirement Benefits Other Than Pensions. In December 1990, the FASB issued Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). The Company adopted SFAS 106 during the first quarter of fiscal 1994, and its adoption did not have a material impact on the Company's consolidated results of operations or financial position.

           Postemployment Benefits. In November 1992, the FASB issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). The Company adopted SFAS 112 during the first quarter of fiscal 1995, and its adoption did not have a material impact on the Company's consolidated results of operations or financial position.


ACQUISITIONS AND RELATED ACTIVITIES

           On October 1, 1993, the Company acquired, through TAS Acquisition Corp., a wholly-owned subsidiary of the Company, a 95.7% equity interest in TAS, a Maryland corporation, pursuant to a stock purchase agreement (the "TAS Agreement") dated as of August 6, 1993. TAS, headquartered in Gaithersburg, Maryland, was a privately-held company incorporated in early 1991. Under the terms of the TAS Agreement, the Company paid $15.10 in cash for a total of 97,317 issued and outstanding shares of common stock, par value $.01 per share, of TAS. The price paid by the Company for the shares of TAS common stock was obtained from the Company's working capital. On September 30, 1993, the Company, in anticipation of the acquisition, advanced $1.8 million to TAS pursuant to a demand promissory note. Such advance was converted to an intercompany liability on the date of the acquisition and was eliminated in consolidation. On November 1, 1993, Articles of Merger were filed in order to merge TAS into TAS Acquisition Corp. The name TAS Acquisition Corp. was changed to Technology Applications & Service Company.

           The acquisition has been accounted for using the purchase method of accounting. The excess of cost over the estimated fair value of net assets acquired was approximately $.4 million and will be amortized on a straight-line basis over 30 years, or $14,000 annually.

           On December 13, 1993, the Company, through its wholly-owned subsidiary, DRSSMC, entered into a partnership with Laurel Technologies, Inc. of Johnstown, Pennsylvania. Pursuant to a Joint Venture Agreement dated November 3, 1993 and a Partnership Agreement dated December 13, 1993, between DRSSMC and Laurel Technologies, Inc., Laurel was formed for the purposes of electronic cable and harness manufacturing, military-quality circuit card assembly and other related activities. The Company's contribution to Laurel consisted of cash, notes and equipment valued at approximately $.6 million, representing an 80% controlling interest in Laurel. As a result, the financial position and results of operations of Laurel since December 13, 1993 have been consolidated with those of the Company's. The related minority interest in Laurel has been included in "Other Liabilities" and "Other Income, Net," respectively, in the Company's consolidated financial statements for the period ended March 31, 1995 and 1994.

           Also during December 1993, the Company acquired certain assets of CMC, located in Santa Clara, California, for approximately $.4 million. CMC primarily refurbishes magnetic video recording rotary-head scanner assemblies for post-production facilities and television broadcast stations worldwide. This acquisition provides the Company with a key customer base in the commercial video recording systems industry.

           On November 17, 1994, the Company acquired, through a wholly-owned subsidiary of Precision Echo ("Precision Acquisition"), the net assets of Ahead, pursuant to an asset purchase agreement (the "Ahead Asset Purchase Agreement"), dated October 28, 1994. Under the terms of the Ahead Asset Purchase Agreement, Precision Acquisition paid, on the date of acquisition, approximately $1.1 million for the net assets of Ahead. In addition, Precision Acquisition entered into a Covenant and Agreement Not to Compete (the "Covenant"), dated October 28, 1994, with the chairman of the board of Ahead. Under the terms of the Covenant Agreement, the total cash consideration to be paid by Precision Acquisition consisted of approximately $.4 million payable at the acquisition date, and an additional $.5 million, payable in equal monthly installments over a period of five years from the acquisition date.

           The acquisition has been accounted for using the purchase method of accounting and, therefore, Ahead's financial statements are included in the consolidated financial statements of the Company from the date of acquisition. The excess of cost over the estimated fair value of net assets acquired was approximately $.9 million and will be amortized on a straight-line basis over 5 years, or approximately $.2 million annually. The acquisition had no significant effect on the Company's consolidated financial position or results of operations.

           On July 5, 1995 (the "OMI Closing Date"), Photronics Corp., a New York corporation and a wholly-owned subsidiary of the Company ("Photronics Corp."), acquired (through OMI, a Delaware corporation and a wholly-owned subsidiary of Photronics Corp.), substantially all of the assets of Opto Mechanik, Inc. ("Opto"), a Delaware corporation, pursuant to an Agreement for Acquisition of Assets dated May 24, 1995, as amended July 5, 1995, between Photronics Corp. and Opto (the "OMI Agreement"), and approved by the United States Bankruptcy Court for the Middle District of Florida on June 23, 1995. OMI, now located in Palm Bay, Florida, designs and manufactures electro-optical sighting and targeting systems used primarily in military fire control devices and in various weapons systems.

           Pursuant to the OMI Agreement, the Company paid a total of $5,450,000 consisting of (i) $1,150,000 in cash to PNC Bank, Kentucky, Inc. ("PNC"), (ii) a note to PNC in the principal amount of $1,450,000 payable in forty eight (48) equal monthly installments of principal and interest commencing with the first day of the month subsequent to the OMI Closing Date (the "PNC Note"), (iii) $2,550,000 in cash to MetLife Capital Corporation and (iv) a note in the principal amount of $300,000 to Opto payable in six (6) equal monthly installments of principal and interest commencing on August 5, 1995 (the "Opto Note"). The PNC Note bears interest at a floating rate equal to the lesser of (i) PNC's stated prime interest rate plus 0.5% or (ii) the prime rate as reported by the Wall Street Journal plus 0.5%. The Opto Note bears interest at a rate of 9.5% per annum. Professional fees and other costs associated with the acquisition were capitalized as part of the total purchase price. Total cash consideration paid in the acquisition was obtained from the Company's working capital.

           The acquisition of the assets of Opto has been accounted for under the purchase method. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets acquired and the liabilities assumed. The fair value of the assets acquired represented slightly less than 10% of the total assets of the Company as of March 31, 1995.

           Prior to the asset acquisition, on October 11, 1994, Opto filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. For the twelve months ended March 31, 1995, Opto had revenues of approximately $13.9 million and an operating loss of approximately $6.6 million, primarily attributable to excessive labor and overhead costs, which the Company believes caused significant cost overruns on substantially all of Opto's contracts.

           The operating results of OMI, the acquiring corporation, have been included in the Company's reported operating results since the date of acquisition. For the period from the date of acquisition to December 31, 1995, revenues generated in respect of the assets acquired constituted approximately 10% of the consolidated revenues of the Company for that period. These assets were operated at a modest profit, which was less than 10% of the consolidated operating income of the Company for such period. Interest expense for such period incurred in connection with the acquired assets was immaterial to the Company's consolidated results of operations. At the present time, there is no single contract being performed or to be performed with the acquired assets which is expected to significantly affect the Company's operating results in the foreseeable future. The business currently being conducted with such assets is subject to risks and uncertainties similar to those of the Company as a whole.

 See "Risk Factors" and "Business -- Industry Consolidation."

           Since the asset acquisition, the Company has relocated a portion of the Electro-Optical Systems Group's manufacturing operations from Hauppauge, New York to OMI's new location in Palm Bay, Florida. The Company expects to realize certain cost benefits and other efficiencies as a result of this consolidation. See "The Company -- Company Organization" and Business -- Strategy."

           On February 6, 1996, pursuant to a Joint Venture Agreement, dated February 6, 1996, by and among DRS/MS, Inc. ("DRS/MS"), a wholly-owned subsidiary of the Company, Universal Sonics Corporation ("Universal Sonics"), a New Jersey corporation, Ron Hadani, Howard Fidel and Thomas S. Soulos, and a Partnership Agreement, dated February 6, 1996, by and between DRS/MS and Universal Sonics, the Company entered into a partnership with Universal Sonics (the "Partnership") for the purpose of developing, manufacturing and marketing medical ultrasound imaging equipment. The Company's contribution to the Partnership consisted of $400,000 in cash and certain managerial expertise and manufacturing capabilities, representing a 90% interest in the Partnership.

           On February 9, 1996, Precision Echo acquired (through Ahead Technology Acquisition Corporation ("Ahead Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Precision Echo), certain assets and assumed certain liabilities (principally, obligations under property leases) of Mag-Head Engineering Company, Inc. ("Mag-Head"), a Minnesota corporation, pursuant to an Asset Purchase Agreement, dated as of February 9, 1996, by and among Mag-Head and Ahead Acquisition for approximately $400,000 in cash. Mag-Head produces audio and flight recorder heads.

                                  BUSINESS

GENERAL

           The Company designs, manufactures and markets high-technology computer workstations for the U.S. Department of Defense, electro-optical targeting systems for military customers and image and data storage products for both military and commercial customers. In response to a 1992 mandate by the Joint Chiefs of Staff, the Company focuses on "commercial-off-the-shelf" ("COTS") product designs, whereby commercial electronic components are adapted, upgraded and "ruggedized" for application in harsh military environments. The Company believes that military expenditures on electronic systems and equipment will grow in coming years as the nature of modern warfare dictates increasing reliance on real-time, accurate battlefield information and the electronic content and sophistication of defense systems increases.

           Using COTS designs, the Company develops and delivers its products with significantly less development time and expense compared to traditional military product cycles, generally resulting in shorter lead times, lower costs and the employment of the latest information and computing technologies. The COTS process entails the purchasing, refitting, upgrading (of both hardware and software) and "ruggedization" (repackaging, remounting and stress testing to withstand harsh military environments) of readily available commercial components. The design and manufacture of COTS-based products is a complex process requiring specific engineering capabilities, extensive knowledge of military platforms to which the equipment will be applied and in-depth understanding of military operating environments and requirements.

STRATEGY

           During its last three fiscal years, the Company has restructured its management team and implemented strategies to exploit the changing nature of military procurement programs brought on by the end of the cold war, military budget constraints and the COTS mandate. The Company's strategies include:

           o expanding and diversifying the Company's technology and product base into complementary military and commercial markets primarily through acquisitions and the forging of strategic relationships;

           o increasing revenue opportunities through the design and adaptation of products for use by all branches of the military; and

           o enhancing financial performance through specific cost reduction measures and increased manufacturing efficiencies.


           To effect these strategies, the Company has (i) acquired several businesses with complementary military and commercial products and technologies over the last three years; (ii) forged strategic relationships with other defense suppliers such as Lockheed-Martin Tactical Defense Systems (formerly, Loral Corporation) and Westinghouse Electric Corporation, among others; (iii) emphasized the development of COTS-based products as well as products and systems that are easily adapted to similar weapons platforms for use by all branches of the military; and (iv) implemented cost reduction programs to reduce its fixed-cost base, allow for growth and maintain the flexibility of its operations.


           The implementation of these strategies has resulted in increasing revenues and profits over the last three fiscal years. Although the Company experienced operating losses in fiscal 1990 through 1992, primarily due to cost overruns on a single fixed-price development contract, a shift over the last several years in the nature of military development contracting from fixed-price to cost-type contracts has reduced the Company's exposure in this area. For the fiscal year ended March 31, 1995, the Company had revenues of $69.9 million, net income of $2.6 million and earnings per share of $.50, representing increases of 20.9%, 61.2% and 66.7%, respectively, compared with the year ended March 31, 1994. For the nine months ended December 31, 1995, the Company had revenues of $65.6 million, net income of $2.5 million and fully diluted earnings per share of $.44, representing increases of 38.4%, 45.7% and 29.4%, respectively, compared with the same nine-month period ended December 31, 1994.

           Acquisitions. In October 1993 the Company acquired TAS, a designer and supplier of advanced command and control software and hardware. TAS' business, which focuses primarily on radar displays, augments the Company's core expertise in sonar signal processing, allowing the Company to offer complete command and control system solutions to its naval customers. In December 1993, the Company purchased its 80% interest in Laurel, then primarily an assembler of wire harness products for aerospace customers. The addition of Laurel has provided the Company with the opportunity to consolidate manufacturing operations at ESG and enables the Company to solicit and bid effectively for long-term system development and manufacturing contracts.

           The Company acquired CMC in December 1993 and Ahead in November 1994. These acquisitions provide the Company with an established computer and recorder products commercial base, provide advanced manufacturing capabilities in the area of magnetic recorder heads and allow the Company to apply its expertise in high technology recorder products to select commercial markets. In July 1995, the Company acquired substantially all of the assets that now constitute OMI. This acquisition enables EOSG to expand its electro-optical targeting products and manufacturing activities in a lower cost manufacturing facility, adds backlog in complementary product areas and allows for expansion of the MPBE program.


          Strategic Relationships. The Company has established relationships with other defense suppliers such as Lockheed-Martin Tactical Defense Systems (formerly, Loral Corporation) and Westinghouse Electric Corporation, among others. The Company acts as a subcontractor to these major contractors and may also engage in other development work with such contractors. This enables the Company to diversify its program base and increase its opportunities to participate in larger military procurement programs.


           Adaptable Product Designs. The Company's recent focus has been on the design and development of products that can be used by all branches of the military. This enables the Company to increase revenues, reduce product costs and decrease reliance on U.S. Navy procurement programs. The Company's systems, originally designed under a U.S. Navy development contract, are open architecture information processing workstations that can be applied for use in other branches of the military. Similarly, the Company's boresight products, originally designed for use with the U.S. Army's Apache attack helicopter, were specifically designed to be adaptable to other air, sea or land-based weapons platforms. The boresight system has been successfully applied to the U.S. Marine Corps' Cobra helicopter and proposals have been submitted for its use on F-15 and C-130 fixed-wing platforms.

           Cost Reduction Programs. During the last three fiscal years, the Company has streamlined personnel levels, decreased rent expenses through facility consolidation and acquired low-cost manufacturing operations. The Company is also utilizing more efficient manufacturing methods on several projects that are set to enter full-scale production in fiscal 1996.

COMMERCIAL-OFF-THE-SHELF  (COTS) PRODUCT DESIGNS

           The concept of designing and manufacturing military products and systems through the integration and adaptation of existing commercial and military products was developed in response to both decreasing military budgets and the increasing pace of technology. Management believes that the adaptation of available commercial components and existing military systems to new military applications offers two primary advantages over traditional military systems development and procurement cycles: (i) it has the potential to save significant amounts of time and expenditures in the area of research and development and (ii) as commercial product development and production cycles become shorter than their military equivalents, the adaptation of commercial technology to battlefield systems has the potential to shorten military product cycles. As a result of some of these advantages, the use of COTS computer hardware and software that can be integrated in common (open architecture) applications and systems was mandated by the Joint Chiefs of Staff in 1992.

           COTS entails the purchasing, refitting, upgrading and "ruggedization" (repackaging, remounting and stress-testing to withstand harsh military operating environments) of available commercial components. Application of the COTS concept to electronic systems includes open architecture designs and the customization of software for increased flexibility, performance and compatibility with existing and future systems. The Company strives to apply a COTS design to most new product designs at ESG, EOSG and MTG. For example, the combination of COTS components integrated in an open architecture design allows ESG to provide products compatible with existing systems and which provide improved performance and the ability to upgrade systems at significant cost savings versus the previous generation military systems they are intended to replace.

MARKET OVERVIEW

           According to a recent Electronics Industry Association survey (reportedly based on extensive audits, surveys and interviews of Department of Defense and Congressional records and personnel), U.S. military expenditures for electronics and related equipment were $37 billion in 1994 and are projected to grow slowly over the next decade. The Company believes that the market for military electronics and related equipment will grow slowly in coming years due to two primary factors:

           First, the nature of modern warfare dictates increasing reliance on timely and accurate battlefield information to ensure that increasingly costly assets are efficiently deployed and to minimize destruction of nonmilitary targets. In general, military engagements have evolved from large-scale undertakings, where numerical superiority was the key to dominance, to "surgical strikes" where the ability to observe and strike accurately and at will from afar has become a major means of both deterrence and loss minimization. Advanced technology has been a major factor enabling the increasing precision strike capability of the U.S. military and has increased the "per shot" cost of arms. These factors combine to produce a military, economic and political environment requiring increased weapons efficiency and accuracy. In addition, real time data is needed for in-theatre evaluation, damage assessment and training, as well as to reduce and minimize incidents of U.S. casualties due to friendly fire.

           Second, it is often more cost-effective to refit and upgrade existing weapons platforms than to replace them. With the development and unit costs of new platforms increasing rapidly amid a political and economic environment demanding decreasing overall military expenditures, Congress and the military have delayed or canceled the implementation of many proposed weapons systems, opting instead to improve the performance, and extend the life, of existing weapons through improved battlefield intelligence and equipment enhancements. This increasing focus on cost efficiencies has manifested itself in the military's COTS program.

INDUSTRY CONSOLIDATION

           As the size of the overall defense industry has decreased in recent years, there has been an increase in the number of consolidations and mergers of defense suppliers and this trend is expected to continue. As the industry consolidates, the large (first-tier) defense contractors are narrowing their supplier base and awarding increasing portions of projects to strategic second-and third-tier suppliers, and in the process becoming oriented more toward system integration and assembly.

          As an example of the changing nature of supplier relationships, Photronics Corp. has been awarded increasing content in the infrared detector assemblies of several missile systems by its prime contractors. In 1988, Photronics Corp. supplied only the primary mirror for these systems. Photronics Corp. now supplies the primary, secondary, tertiary and fold mirrors, as well as the housing and nose domes for the missiles, and is working directly with these prime contractors on the electro-optical assemblies for the next generation missiles.

COMPANY ORGANIZATION AND PRODUCTS

           The Company is organized into three operating groups: Electronic Systems Group ("ESG," 54% of fiscal 1995 revenues), Electro-Optical Systems Group ("EOSG," 18% of fiscal 1995 revenues) and Media Technology Group ("MTG," 28% of fiscal 1995 revenues).

           ELECTRONIC SYSTEMS GROUP ("ESG")

           ESG consists of DRS Military Systems ("Military Systems"), located in Oakland, New Jersey, TAS, located in Gaithersburg, Maryland, and Laurel, located in Johnstown, Pennsylvania. Also, under the direction of TAS is Technical Services Division ("TSD"), located in Norfolk, Virginia and San Diego, California.

           Military Systems designs, manufactures and markets signal processors and display workstations which are installed on naval ships for antisubmarine warfare (ASW) purposes and in land-based surveillance systems used for underwater surveillance of harbors and coastal locations. These workstations receive signals from a variety of sonar-type sensors, processing the information and arranging it in a display format enabling operators to quickly interpret the data and inform command personnel of potential threats. Major product lines and contracts include:

o AN/UYQ-65: The AN/UYQ-65 is the first COTS-based tactical workstation to be qualified by the U.S. Navy and was designed to comply with the stringent requirements of the Aegis (DDG-51) shipbuilding program. Replacing the sensor displays in the SQQ-89 ASW Combat Suite, it employs dual processors enabling simultaneous I/O and graphics processing. This new approach allows for required high bandwidth processing while maintaining response times for operator/machine interfaces. The system architecture can be adapted to meet various interface, cooling, memory, storage and processing requirements. See "Risk Factors -- Limited Term of Contracts."

           o         AN/SQR-17A(V)3: These Mobile In-Shore Undersea Warfare
                     (MIUW) systems are deployed in land-based vans, utilizing sonobuoys and anchored passive detectors for harbor defense, coastal defense and amphibious operations surveillance, as well as to enhance drug interdiction efforts. This system is currently being procured for utilization in 22 field installations. Military Systems is under contract to provide various upgrades to these field installations.

           o AN/SQQ-TIA: These are portable training systems used onboard MIUW vans to simulate actual sonar signal processing sets currently used by the U.S. Navy and are employed primarily for Navy Reserve training.

     TAS produces tactical (e.g., combat/attack) information systems and training systems. Major product lines and contracts include:


o AN/UYQ-70: The AN/UYQ-70 is an advanced, open architecture display system designed for widespread application through software modification, and is to be deployed on Aegis and other surface ships, submarines and airborne platforms. This system was developed for the U.S. Navy under subcontract with the Government Systems Group of Loral (Unisys) Corporation (presently, Lockheed-Martin Tactical Defense Systems). The AN/UYQ-70 is a self-contained, microprocessor-based unit complete with mainframe interface software offering advanced computing and graphic capabilities. These units replace previous generation units that are dependent upon a ship-board mainframe computer at approximately 25% of the cost of the older units. This project is currently in the pre-production phase. Based upon the size of the naval surface fleet and the average number of workstations to be deployed on each ship, the Company believes that the potential market for this workstation product may be in excess of 5,000 units over the next decade.


           o Military Display Emulators: These are workstations that are functionally identical to existing U.S. Navy Mil-spec shipboard display consoles, but are built with low cost COTS components suitable for landbased laboratory environments. These Military Display Emulators are used in U.S. Navy development, test and training sites as plug compatible replacements for the more expensive shipboard qualified units. The Company is currently delivering these Military Display Emulators for use in the Aegis and other U.S. Navy programs.

           Laurel, which is 80% owned by DRS through a partnership with Laurel Technologies, Inc., and was purchased in December 1993, functions as a low-cost manufacturing facility and focuses on two areas. First, Laurel provides manufacturing and product integration services for Military Systems and TAS. ESG's workstation and simulator systems, among other products, are manufactured in this facility. Second, Laurel manufactures complex cable and wire harness assemblies for large industrial customers that are involved in the military and commercial aerospace industry. These products are then installed by the customers in a wide variety of rotary blade and fixed-wing aerial platforms.

           TSD performs field service and depot level repairs for ESG products, as well as other manufacturers' systems. Principal locations are in close proximity to U.S. Naval yards in Norfolk, Virginia and San Diego, California. Services including equipment and field change installation, configuration audit, repair, testing and maintenance, are performed for the U.S. Navy and, to a lesser extent, commercial customers. TSD has also performed work for foreign navies including those of Australia, the Republic of China, Egypt, Turkey and Greece.

                       MEDIA TECHNOLOGY GROUP ("MTG")

           MTG consists of Precision Echo, Inc. ("PE") located in Santa Clara, California, Ahead located in Los Gatos, California and CMC located in Santa Clara, California. PE manufactures a variety of digital and analog recording systems utilized for military applications including reconnaissance, ASW and other information warfare data storage requirements, and is a predominant U.S. manufacturer of 8 millimeter military recorders supplied to the U.S. armed forces. PE's products include:

           o AN/USH-42: This system was originally developed for deployment in the U.S. Navy's A-6E attack aircraft. PE is currently under contract to modify the USH-42 for use on the Navy's S-3B ASW aircraft to record radar, infrared, bus, navigation and voice data.

           o WRR-818: This ruggedized video recorder, uses certain components from commercial video recording equipment, has been selected for use in U.S. F/A-18 aircraft and several foreign military aircraft. It has also been selected by the U.S. Army for use in its Kiowa warrior reconnaissance helicopters. A similar recorder, the WRR-812, has been adapted for use in the Canadian Army's light armored reconnaissance vehicles.

           o AN/AQH-9 and AN/AQH-12: These products are high-quality helicopter mission recording systems utilized to record sonar and mine hunting information and other intelligence data.

           Ahead manufactures burnish, glide and test heads used in the production of computer disk drives. These consumable products are used by many U.S. disk drive manufacturers to hone the surface and ensure the quality of magnetic disks used in computer hard drives. Customers include Seagate, Conner, Quantum, Komag, Store Media, Akashic and Western Digital.


           CMC manufactures and refurbishes commercial video recording products for broadcasters operating world-wide. CMC can refurbish pre-1993 head assemblies located on these machines at a significant cost savings compared to replacement. CMC is developing, in conjunction with Ahead, the ability to refurbish post-1993 recorders used by its customer base. Ahead also has the capability to manufacture recording heads for CMC. In order to foster operational synergies and to allow space for growth, Ahead and CMC moved into a new joint facility .


           ELECTRO-OPTICAL SYSTEMS GROUP ("EOSG")

          EOSG consists of Photronics Corp. located in Hauppauge, New York and OMI located in Melbourne, Florida.

          Photronics Corp. produces boresighting equipment (used to align and harmonize rotary-wing aircrafts', and armored vehicles' navigation, targeting, and weapon systems, as well as pilots' helmet sighting system) and electro-optical components used in Sidewinder, Stinger and new generation air-to-air and surface-to-air missiles. Photronics Corp. has specialized coating and manufacturing processes for primary mirrors used in missiles, giving the company a competitive advantage. Photronics Corp.'s primary lines include:

           o Multiple Platform Boresight Equipment (MPBE): These products can be used on both rotary and fixed-wing aircraft, as well as armored vehicles. MPBE is currently used on the Army's Apache helicopters and Apache Longbow helicopters and the Marine Corps' Cobra helicopters. Proposals have been submitted to employ the system on the C-130 transport and the F-15 fighter. This technology is proprietary to the Company.

            o Missile Components: The components produced by Photronics Corp. originally consisted of primary mirrors used in the nose-mounted infrared seeker of Sidewinder and Stinger missiles. Photronics Corp.'s development efforts have resulted in its ability to provide increased content to include the secondary, tertiary and fold mirrors, housing and nose dome. Photronics Corp. is currently under contract to produce infrared components and subassemblies on many of the next generation infrared missile systems.

Photronics Corp. has produced all major electro-optical components such as MPBE and missile products in Hauppauge since 1986. In July 1995, DRS acquired substantially all of the assets of Opto previously located in Melbourne, Florida through OMI. In order to reduce its production costs, Photronics Corp. consolidated a portion of its manufacturing operations to OMI's new facility in Palm Bay, Florida. In addition, the move will create space for the expansion of Photronics Corp.'s MPBE programs in Hauppauge. Primary product programs at OMI include:

           o Gunners Auxiliary Sight: This is an electro-optical device used as a primary or backup sight on M1 Abrams battle tanks and contains a very sophisticated electro-optical train and a laser protective filter. OMI has produced over 2,000 of these instruments and continues to operate as a repair and retrofit facility for the M1A2 upgrade program, which will continue through 1997, with options through 1999.

            o        TOW Optical Sight: OMI is currently the only U.S.
                     qualified producer of this device. This complex electro-optical system is the main component of the U.S.'s premier anti-tank weapon system.

            o TOW Traversing Unit: This unit provides target tracking accuracy for the TOW anti-tank weapon, acting as the mount for the TOW Optical Sight and the missile launch tube. OMI is currently the only qualified manufacturer of this tightly toleranced assembly, and is currently working on modification and retrofit programs. OMI has also been contracted to modify a version for use by an overseas customer.

            o Day/Night Tank Sighting System: This system was developed in concert with a major primary contractor. OMI is a major subcontractor, currently supplying three of the major assemblies.

            o Eyesafe Laser Rangefinder: OMI competed against the U.S. Army's historical primary laser supplier for this contract and was awarded an initial contract for preproduction units.

            o Improved TOW Acquisition System: Working with the same primary contractor as referred to above, this antitank system was developed for the U.S. Army's humvee vehicle.

CUSTOMERS

           A significant portion of the Company's products are sold to agencies of the U.S. Government, primarily the Department of Defense, to foreign government agencies or to prime contractors or subcontractors thereof. Approximately 84%, 94% and 83% of total consolidated revenues for fiscal 1995, 1994 and 1993, respectively, were derived directly or indirectly from defense contracts for end use by the U.S. Government and its agencies. See "Export Sales" below for information concerning sales to foreign governments.

BACKLOG

           The following table sets forth the Company's backlog by major product group (including enhancements, modifications and related logistics support) at the dates indicated:

                                      March 31,      March 31,       March 31,
                                        1995           1994            1993

                                   -------------   -------------   ------------

     Government Products:

          U.S. Government......     $115,200,000    $123,700,000   $123,900,000

          Foreign Government...        8,600,000       5,800,000      1,000,000
                                   -------------   -------------  -------------

                                     123,800,000     129,500,000    124,900,000

     Commercial Products.......        2,200,000       5,100,000      1,200,000
                                    ------------    ------------   ------------

                                    $126,000,000    $134,600,000   $126,100,000
                                    ============    ============   ============



           Approximately 54% of the backlog at March 31, 1995 is expected to result in revenues during the fiscal year ending March 31, 1996.


           At December 31, 1995, the Company's backlog of orders was approximately $147 million compared to $126 million at March 31, 1995. The increase in backlog for the first nine months of the fiscal year was due to the net effect of bookings, partially offset by revenues, and the addition of approximately $16 million of backlog from the OMI Asset Acquisition. New contract awards of approximately $71 million were booked during the nine-month period ended December 31, 1995. As of February 25, 1996, backlog totalled approximately $148 million, which includes approximately $16 million of backlog from the OMI Asset Acquisition.


           "Backlog" refers to the aggregate revenues remaining to be earned at the specified date under contracts held by the Company, including, for U.S. Government contracts, the extent of the funded amounts thereunder which have been appropriated by Congress and allotted to the contract by the procuring Government agency. Fluctuations in backlog amounts relate principally to the timing and amount of Government contract awards.

RESEARCH AND DEVELOPMENT

           The military electronics industry is subject to rapid technological changes and the Company's future success will depend in large part upon its ability to improve existing product lines and to develop new products and technologies in the same or related fields. Thus, the Company's technological expertise has been an important factor in its growth. A portion of its research and development activities has taken place in connection with customer-sponsored research and development contracts. All such customer-sponsored activities are the result of contracts directly or indirectly with the U.S. Government. The Company also invests in Company-sponsored research and development. Such expenditures were $800,000, $500,000 and $500,000 for fiscal 1995, 1994 and 1993, respectively. Revenues recorded by the Company for customer-sponsored research and development were $18,800,000, $27,500,000 and $19,200,000 for fiscal 1995, 1994 and 1993, respectively.

CONTRACTS

           The Company's contracts are normally for production, service or development. Production and service contracts are typically of the fixed-price variety with development contracts currently of the cost-type variety. Because of their inherent uncertainties and consequent cost overruns, development contracts historically have been less profitable than production contracts.

           Fixed-price contracts may provide for a firm-fixed price or they may be fixed-price-incentive contracts. Under the firm-fixed-price contracts, the Company agrees to perform for an agreed-upon price and, accordingly, derives benefits from cost savings, but bears the entire risk of cost overruns. Under the fixed-price-incentive contracts, if actual costs incurred in the performance of the contracts are less than estimated costs for the contracts, the savings are apportioned between the customer and the Company. However, if actual costs under such a contract exceed estimated costs, excess costs are apportioned between the customer and the Company up to a ceiling. The Company bears all costs that exceed the ceiling.

           Cost-type contracts typically provide for reimbursement of allowable costs incurred plus a fee (profit). Unlike fixed-price contracts in which the Company is committed to deliver without regard to performance cost, cost-type contracts normally obligate the Company to use its best efforts to accomplish the scope of work within a specified time and a stated contract dollar limitation. In addition, U.S. Government procurement regulations mandate lower profits for cost-type contracts because of the Company's reduced risk. Under cost-plus-incentive-fee contracts, the incentive may be based on cost or performance. When the incentive is based on cost, the contract specifies that the Company is reimbursed for allowable incurred costs plus a fee adjusted by a formula based on the ratio of total allowable costs to target cost. Target cost, target fee, minimum and maximum fee and adjustment formula are agreed upon when the contract is negotiated. In the case of performance-based incentives, the Company is reimbursed for allowable incurred costs plus an incentive, contingent upon meeting or surpassing stated perfor mance targets. The contract provides for increases in the fee to the extent that such targets are surpassed and for decreases to the extent that such targets are not met. In some instances, incentive contracts also may include a combination of both cost and performance incentives. Under cost-plus-fixed-fee contracts, the Company is reimbursed for costs and receives a fixed fee, which is negotiated and specified in the contract. Such fees have statutory limits.

           The percentages of revenues during fiscal 1995, 1994 and 1993 attributable to the Company's contracts by contract type were as follows:

                                            Year Ended March 31,

                                          1995      1994     1993
                                          ----      ----     ----

Firm-fixed-price...................         74%      65%       88%

Fixed-price-incentive..............           -       1%         -

Cost-plus-incentive-fee............          6%      17%       10%

Cost-plus-fixed-fee................         20%      17%        2%

           The increased percentage of cost-type contracts between fiscal 1993 and fiscal 1995 reflects the U.S. Government's increased use of cost-type development contracts, and the continued predominance of fixed-price contracts reflects the fact that production contracts comprise a significant portion of the Company's U.S. Government contract portfolio.

           The Company negotiates for and, generally, receives progress payments from its customers of between 80-100% of allowable costs incurred on the previously described contracts. Included in its reported revenues are certain amounts which the Company has not billed to customers. These amounts, approximately $7.9 million, $5.9 million and $8.1 million as of March 31, 1995, 1994 and 1993, respectively, consist of costs and related profits, if any, in excess of progress payments for contracts on which sales are recognized on a percentage-of-completion basis.

           Under generally accepted accounting principles, all U.S. Government contract costs, including applicable general and administrative expenses, are charged to work-in-progress inventory and are written off to costs and expenses as revenues are recognized. The Federal Acquisition Regulations ("FAR"), incorporated by reference in U.S. Government contracts, provide that Company-sponsored research and development costs are allowable general and administrative expenses. To the extent that general and administrative expenses are included in inventory, research and development costs also are included. Unallowable costs, pursuant to the FAR, have been excluded from costs accumulated on U.S. Government contracts. Work-in-process inventory included general and administrative costs (which include Company-sponsored research and development costs) of $6.6 million and $3.8 million at March 31, 1995 and 1994, respectively.

           All domestic defense contracts and subcontracts to which the Company is a party are subject to audit, various profit and cost controls, and standard provisions for termination at the convenience of the customer. Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. In addition, if certain technical or other program requirements are not met in the developmental phases of the contract, then the follow-on production phase may not be realized. Upon termination other than for a contractor's default, the contractor normally is entitled to reimbursement for allowable costs, but not necessarily all costs, and to an allowance for the proportionate share of fees or earnings for the work completed. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the foreign government.

MARKETING

           The Company's marketing activities are conducted by its staff of marketing personnel and engineers. The Company's domestic marketing approach begins with the development of information concerning the present and future requirements of its current and potential customers for defense electronics, as well as those in the security and commercial communities serviced by the Company's products. Such information is gathered in the course of contract performance, research into the enhancement of existing systems and inquiries into advances being made in hardware and software development, and is then evaluated and exchanged among marketing, research and engineering groups within the Company to devise proposals responsive to the needs of customers. The Company markets its products abroad through independent marketing representatives.

COMPETITION

           The military electronics defense industry is characterized by rapid technological change. The Company's products are sold in markets containing a number of competitors which are substantially larger than the Company, devote substantially greater resources to research and development and generally have greater financial resources. Certain of such competitors are also suppliers to the Company. The extent of competition for any single project generally varies according to the complexity of the product and the dollar volume of the anticipated award. The Company believes that it competes on the basis of the performance of its products, its reputation for prompt and responsive contract performance, and its accumulated technical knowledge and expertise. The Company's future success will depend in large part upon its ability to improve existing product lines and to develop new products and technologies in the same or related fields.

           In the military sector, the Company competes with many first- and second-tier defense contractors on the basis of product performance, cost, overall value, delivery and reputation.

PATENTS

           The Company has patents on many of its recording products and certain commercial products. The Company does not believe patent protection to be significant to its current operations; however, future programs may generate the need for patent protection.

MANUFACTURING AND SUPPLIERS

           The Company's manufacturing process for its products, excluding optical products, consists primarily of the assembly of purchased components and testing of the product at various stages in the assembly process. Purchased components include integrated circuits, circuit boards, sheet metal fabricated into cabinets, resistors, capacitors, semiconductors and insulated wire and cables. In addition, many of the Company's products use machined castings and housings, motors and recording and reproducing heads. Many of the purchased components have been fabricated to Company designs and specifications. The manufacturing process for the Company's optics products includes the grinding, polishing and coating of various optical materials and machining of metal components.

           Although materials and purchased components generally are available from a number of different suppliers, several suppliers are the Company's sole source of certain components. If a supplier should cease to deliver such components, other sources probably would be available; however, added cost and manufacturing delays might result. The Company has not experienced significant production delays attributable to supply shortages, but occasionally experiences procurement problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to the Company's optical products, certain exotic materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

EXPORT SALES

           The Company currently sells several of its products and services in the international marketplace to countries such as Canada, Germany, Australia and the Republic of China. Foreign sales accounted for approximately 7%, 3% and 17% of the Company's revenues in fiscal 1995, 1994 and 1993, respectively. Foreign sales are derived under export licenses granted on a case-by-case basis by the United States Department of State. The Company's foreign contracts are generally payable in United States' dollars.

EMPLOYEES


           As of February 25, 1996, the Company employed 795 employees. None of the Company's employees are represented by a labor union, and the Company has experienced no work stoppages.


           There is a continuing demand for qualified technical personnel, and the Company believes that its future growth and success will depend upon its ability to attract, train and retain such personnel.

PROPERTIES

           The Company leases approximately 6,000 square feet of office space for its corporate headquarters in an office building at 5 Sylvan Way, Parsippany, New Jersey under a lease that expires in fiscal 2001. The Company leases approximately 25,000 square feet of space for administrative and engineering facilities at 138 Bauer Drive, Oakland, New Jersey. The Company leases the Oakland building from LDR Realty Co., a partnership wholly-owned by Leonard Newman and David E. Gross, under a lease which expires in fiscal 1999. The Company believes that this lease was consummated on terms no less favorable than those that could have been obtained by the Company from an unrelated third party in a transaction negotiated on an arms-length basis.


           Precision Echo's engineering and principal operations are located in a 55,000 square foot building at 3105 Patrick Henry Drive, Santa Clara, California, under a lease which expires in fiscal 2001. The operations of CMC and Ahead have recently been consolidated and relocated to a new facility in San Jose, California, comprising 32,000 square feet pursuant to a five year lease expiring in fiscal 2001.


           Photronics Corp.'s principal and manufacturing facilities are located in a 45,000 square foot building at 270 Motor Parkway, Hauppauge, New York. The building, which is owned by the Company, was built in 1983. See Note 10 to Consolidated Financial Statements.

           TAS leases 40,000 square feet in a building at 200 Professional Drive, Gaithersburg, Maryland that houses its executive offices and principal engineering and manufacturing facilities under a lease which expires in fiscal 2000. It also conducts field service operations from locations in Virginia Beach and Chesapeake, Virginia and National City, California. These leased facilities, comprising 15,000 square feet, 20,000 square feet and 6,000 square feet, respectively, are covered by leases, which, with respect to the Virginia locations, expire in fiscal 1997, and for the California location, expires in fiscal 1999.

           Laurel's manufacturing facilities and administrative offices are located in a 29,000 square-foot building at 423 Walters Avenue in Johnstown, Pennsylvania. The lease for this facility expires in fiscal 1999. The Company also leases approximately 2,000 square feet of office space in Arlington, Virginia under a lease which expires in fiscal 1998.


           OMI leases approximately 54,000 square feet in a building in Woodlake Commerce Park, Palm Bay, Florida, for its operations and administration offices. The related leases expire in fiscal 2006.


           Total rent expense aggregated $2.5 million, $1.7 million, $1.5 million and $1.9 million in fiscal 1995, 1994, 1993, and the nine-month period ended December 31, 1995 (unaudited), respectively.

ENVIRONMENTAL PROTECTION

           The Company believes that its manufacturing operations and properties are in material compliance with existing federal, state and local provisions enacted or adopted to regulate the discharge of materials into the environment, or otherwise protect the environment. Such compliance has been achieved without material effect on the Company's earnings or competitive position.

LEGAL PROCEEDINGS

           The Company is a party to various legal actions and claims arising in the ordinary course of its business. In the Company's opinion, the Company has adequate legal defenses for each of the actions and claims and believes that their ultimate disposition will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                                 MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

           The names of the directors and executive officers of the Company, their positions and offices with the Company, and their ages are set forth below:


NAME                          POSITIONS WITH THE COMPANY                  AGE

Mark S. Newman..........      Chairman of the Board, President, Chief      46
                              Executive Officer and Director

Nancy R. Pitek..........      Controller, Treasurer and Secretary          39

Paul G. Casner, Jr......      Vice President; President of DRS Electronic  58
                              Systems Group

Stuart F. Platt.........      Vice President and Director; President       62
                              of  DRS Media Technology Group

Richard Ross............      Vice President; President of  DRS            41
                              Electro-Optical Systems Group

Leonard Newman..........      Director                                     71

Jack Rachleff...........      Director                                     82

Theodore Cohn...........      Director                                     72

Mark N. Kaplan..........      Director                                     65

Donald C. Fraser.........     Director                                     54


           Mark S. Newman has been employed by the Company since 1973, was named Vice President, Finance, Chief Financial Officer and Treasurer in 1980 and Executive Vice President in 1987. Mr. Newman became a Director of the Company in 1988. In May 1994, Mr. Newman became the President and Chief Executive Officer of the Company and in August 1995 became Chairman of the Board. Mark Newman is the son of Leonard Newman.

           Nancy R. Pitek joined the Company in 1984 as Manager of Accounting. She became Assistant Controller in 1985 and Director of Internal Audit in 1988. Ms. Pitek became Director of Corporate Finance in 1990 and has been the Controller since 1993. In May 1994, she was also appointed to the position of Treasurer and in August 1995 became Secretary.

          Paul G. Casner, Jr. joined the Company in 1993 as President of TAS. In 1994 he also became President of DRS Electronic Systems Group and a Vice President of the Company. Mr. Casner has over 30 years of experience in the defense electronics industry and has held positions in engineering, marketing and general management. He was the president of TAS prior to its acquisition by the Company.


           Stuart F. Platt has been a Director of the Company since 1991 and became the President of Precision Echo in July 1992. He was named Vice President of the Company in May 1994. Rear Admiral Platt also serves as President of DRS Media Technology Group. He is a co-founder and director of FPBSM Industries, Inc., a holding company and management consulting firm for defense, aerospace and other technology-based companies, and the Chairman of Stuart Platt & Partners, a management consulting firm handling principally defense-related issues. He also serves as director for Harding Associates, Inc. None of these companies is a parent, subsidiary or affiliate of the Company. Rear Admiral Platt held various positions as a military officer in the Department of the Navy, retiring as Competition Advocate General of the Navy in 1986.

           Richard Ross was employed by the Company as Assistant Vice President and Director, Sales in 1986 and Assistant Vice President, Corporate Development in 1987. In 1988, he became Vice President of the Company, and in 1990, he became President of Photronics Corp. Mr. Ross also serves as President of the DRS Electro-Optical Systems Group.


           Leonard Newman has been a Director of the Company since 1968 and was Chairman of the Board and Secretary of the Company from 1971 until August 1995. From August 1995 until March 1996, Mr. Newman held the position of Chairman Emeritus. From 1971 until May 1994, Mr. Newman also served as the Company's Chief Executive Officer. Leonard Newman is the father of
Mark S. Newman.

           Jack Rachleff has been a Director of the Company since 1968. Mr. Rachleff has been employed since 1952 by Fablok Mills, Inc., a textile manufacturer, and has been its President since February 1982.

          Theodore Cohn has been a Director of the Company since 1980. He has been an independent management consultant since 1974. Mr. Cohn also serves as a director of Dynatech Corporation.

          Mark N. Kaplan has been a Director of the Company since 1986. Mr. Kaplan has been a member of the law firm of Skadden, Arps, Slate, Meagher & Flom since 1979. Mr. Kaplan also serves as director of American Biltrite Inc., Grey Advertising Inc., Harvey Electronics Inc., REFAC Technology Inc., Congoleum Corporation, MovieFone, Inc. and Volt Information Sciences, Inc.

           Donald C. Fraser became a Director of the Company in 1993. He currently serves as director of the Boston University Center for Photronics Research and as professor of engineering and physics at the university. From 1991 to 1993, Dr. Fraser was the Principal Deputy Under Secretary of Defense, Acquisition, with primary responsibility for managing the Department of Defense acquisition process, including setting policy and executing programs. He also served as Deputy Director of Operational Test and Evaluation for Command, Control, Communication and Intelligence, from 1990 to 1991, a position which included top level management and oversight of the operational test and evaluation of all major Department of Defense communication, command and control, intelligence, electronic warfare, space and information management system programs. From 1981 to 1988, Dr. Fraser was employed as the Vice President, Technical Operations at Charles Stark Draper Laboratory and, from 1988 to 1990, as its Executive Vice President.

EXECUTIVE COMPENSATION

           Summary of Cash and Certain other Compensation. There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended March 31, 1995, 1994 and 1993, of those persons who were, at March 31, 1995 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers"):

                                                                SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                                                                        Compensation
                                                                                     -----------------
                                                 Annual Compensation (i)                   Awards
                                          ---------------------------------------      -----------------
                                                                                                             All Other
    Name and Principal Position           Fiscal Year      Salary ($)    Bonus ($)     Stock Options(#)    Compensation($)
- ---------------------------------------   -----------     -----------   ----------     -----------------   ---------------

Leonard Newman.....................          1995           321,910            0               0           57,000(a)(b)(c)(d)
    Chairman of the Board                    1994           331,140      100,000               0           52,538(a)(b)(c)(d)
    & Secretary                              1993           332,294       20,000               0           43,974(a)(b)(c)(d)

Mark S. Newman.....................          1995           281,344      120,000         150,000(f)(j)     19,440(b)(c)(d)
    President & Chief                        1994           230,767       52,993               0           86,728(b)(c)(d)(e)
    Executive Officer                        1993           226,083       15,000               0           13,910(b)(c)(d)

Paul G. Casner, Jr.................          1995           198,000       40,000               0           32,201(b)(d)(h)
    Vice President &
    President-- DRS Electronic
    Systems Group

Stuart F. Platt....................          1995           256,970       50,000               0           4,414(c)(d)
    Vice President &                         1994           262,854       21,597           5,000(g)(j)     3,664(c)(d)
    President-- DRS Media Technology Group   1993           187,889            0               0           2,426(c)(d)

Richard Ross...............................  1995           198,618       36,000               0           9,070(b)(c)(d)
    Vice President &                         1994           155,596       27,237           5,000(g)(j)     7,010(b)(c)(d)
    President-- DRS Electro-Optical
    Systems Group                            1993           159,166       10,000               0           5,851(b)(c)(d)


- -------------------

(a) Includes deferred compensation of $25,000 pursuant to a Deferred Compensation Agreement (as defined herein) between the Company and Mr. L. Newman. See "-Deferred Compensation Agreement."

(b) Includes the amounts of employer contributions which vested pursuant to the Company's Retirement/Savings Plan (as defined herein) (See"-Retirement/Savings Plan") in the fiscal years ended March 31, 1995 and 1994, respectively, in the accounts of the Named Officers, as follows: Mr. L. Newman, $4,292 and $1,626; Mr. M. Newman, $4,838 and $3,530; Mr. P. Casner, Jr.,
            $3,000; and Mr. R. Ross, $3,486 and $2,234. There were no employer contributions under the Retirement/Savings Plan during fiscal 1993.

(c) Includes the fixed annual amounts, computed on a fiscal year basis, provided by the Company for the benefit of the Named Officers, to reimburse such officers for the amounts of medical and hospital expenses actually incurred by them, which are not covered or paid to them under the Company's group medical and hospitalization plans during the fiscal years ended March 31, 1995, 1994 and 1993, respectively, as follows: Mr. L. Newman, $4,000, $3,250 and $3,750; Mr. M. Newman, $4,500, $3,250 and
            $5,250; Mr. S. Platt, $4,000, $3,250 and $2,150; and Mr. R.
            Ross, $4,000, $3,250 and $4,500.

(d) The Company pays the cost of policies of life insurance and long-term disability insurance, in excess of the amounts furnished under the group coverage provided to all employees, for the benefit of the Named Officers. Under certain of the life insurance policies, the Company is a beneficiary to the extent of the premiums paid. The total amounts of the premiums paid by the Company or the economic benefit to the Named Officers for such insurance policies during the fiscal years ended March 31, 1995, 1994 and 1993, respectively, were as follows: Mr. L. Newman, $23,708, $22,662 and $15,224; Mr. M.
            Newman, $10,102, $9,948, and $8,660; Mr. P. Casner, Jr., $124;
            Mr. S. Platt, $414, $414 and $276; and Mr. R. Ross, $1,584,
            $1,526 and $1,350.

(e) Includes $70,000 earned by Mark S. Newman as a consequence of his involvement in the Company's October 1993 acquisition of TAS.

(f) Represents non-qualified stock options to purchase 50,000 shares of Common Stock and incentive stock options to purchase 100,000 shares of Common Stock issued to Mr. M. Newman under the Company's 1991 Stock Option Plan (the "1991 Stock Option Plan"). Such options, granted on June 9, 1994, became exercisable six months from the date of grant with respect to 20% of such options and are further exercisable cumulatively at 20% per year on each of the first four anniversaries of the date of grant.

(g) Represents incentive stock options to purchase shares of Common Stock issued to the Named Officers under the Company's 1991 Stock Option Plan. Such options, granted on August 5, 1993, became exercisable six months from the date of grant with respect to 20% of such options and are further exercisable cumulatively at 20% per year on each of the first four anniversaries of the date of grant.

(h) Includes forgiveness of principal and interest owed pursuant to the Grid Note (as defined herein) in an amount equal to $29,077.

(i) The dollar value of perquisites and other personal benefits provided for the benefit of the Named Officers during the fiscal years ended March 31, 1995, 1994 and 1993, respectively, did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the Named Officers in those period. There were no other amounts of compensation required to be reported as "Other Annual Compensation", by Item 402 of Regulation S-K, earned by the Named Officers.


(j) In connection with the Reclassification, each option issued or issuable pursuant to the 1991 Stock Option Plan will be exercisable for an equal number of shares of the Company's Common Stock.

           Stock Options. The following table contains information concerning the grant of stock options under the Company's 1991 Stock Option Plan to the Named Officer during the Company's fiscal year ended March 31, 1995. The following table does not give effect to the Reclassification.




                                                   OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                          POTENTIAL
                                                                                                      REALIZABLE VALUE AT
                                                                                                        ASSUMED ANNUAL
                                                                                                        RATES OF STOCK
                                                                                                            PRICE
                                                                                                       APPRECIATION FOR
                               INDIVIDUAL GRANTS                                                          OPTION TERM
          -------------------------------------------------------------                     --------------------------------
                    NUMBER OF
                    SECURITIES        % OF TOTAL
                    UNDERLYING      OPTIONS GRANTED
                     OPTIONS        TO EMPLOYEES IN     EXERCISE PRICE     EXPIRATION
    NAME             GRANTED (#)        FISCAL 1995         ($/SH)            DATE         0% ($)       5%($)(C)      10%($)(C)
- -----------       --------------    --------------      --------------    -----------    ----------    ----------     ---------
Mark S. Newman      50,000(a)            33.0%              $0.01          06/08/99      $224,500      $286,500       $362,000

                    100,000(b)            67.0%             $4.95          06/08/99          ---        $79,000       $230,000

                                                                                                    (Footnotes on next page)

- --------------


(a) The options granted were for shares of Class B Common Stock at an exercise price equal to the par value of the Company's Class B Common Stock on the date of grant. The options become exercisable over a five year period in increments of 20% beginning six months from the date of grant and continuing at an additional 20% per year on the anniversary of the date of grant. The grant date of the options was June 9, 1994.

(b) The options granted were for shares of Class B Common Stock at an exercise price equal to 110% of the fair market value of the Company's Class B Common Stock on the date of grant. The options become exercisable over a five year period in increments of 20% beginning six months from the date of grant and continuing at an additional 20% per year on the anniversary of the date of grant. The grant date of the options is June 9, 1994.

(c) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the SEC and are not intended to forecast future appreciation of the Company's stock price.


           Option Exercises and Fiscal Year-End Values. Shown below is information with respect to the options exercised during fiscal 1995 by the Named Officers and the unexercised options to purchase the Company's Class A and Class B Common Stock granted through March 31, 1995 under the Company's 1981 Incentive Stock Option Plan, 1981 Non-Qualified Stock Option Plan and 1991 Stock Option Plan to the Named Officers and held by them at that date. The following table does not give effect to the Reclassification.


                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

                                                                     NUMBER OF                         VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS                    IN-THE-MONEY OPTIONS

                                                                 AT MARCH 31, 1995                     AT MARCH 31, 1995(a)
                                                   ----------------------------------------    -------------------------------


                                                 CLASS A               CLASS B              CLASS A             CLASS B
                                                COMMON STOCK         COMMON STOCK         COMMON STOCK       COMMON STOCK
                                              -------------------  -----------------    ----------------     ------------
                       SHARES
                     ACQUIRED ON    VALUE       EXER-    UNEXER-    EXER-     UNEXER-    EXER-     UNEXER-   EXER-   UNEXER-
     NAME            EXERCISE (#) REALIZED ($)  CISABLE  CISABLE   CISABLE    CISABLE    CISABLE   CISABLE   CISABLE CISABLE
- ------------------   ------------ ------------  -------  --------  --------  --------   -------    --------  ------- -------

Leonard Newman......   ---          ---           ---       ---      25,000       ---    ---        ---      $85,925   ---

Mark S. Newman......   ---          ---          40,000      ---     30,000   120,000   $105,500    ---      $65,900  $263,600

Paul G. Casner, Jr..   ---          ---           ---        ---     20,000    30,000      ---      ---     $109,800  $164,700

Stuart F. Platt.....   ---          ---           ---        ---      2,000     3,000      ---      ---       $3,750    $5,625

Richard Ross........   10,600      $32,719         ---        ---     2,000     3,000      ---      ---       $3,750    $5,625

[FN]
- -------------------

(a) Based on the difference between the exercise price of each grant and the closing price on the AMEX-Composite Transactions of the Company's Class A and Class B Common Stock on that date, $5.25 and $5.50, respectively.


DEFERRED COMPENSATION AGREEMENT


           In June 1993, pursuant to approval by the Board of Directors, the Company and Mr. Leonard Newman entered into a deferred compensation agreement (the "Deferred Compensation Agreement") providing for certain deferred benefits which would become payable upon the termination of his employment for any reason including death, and providing for certain changes to certain insurance policies maintained by the Company. Upon entering into the Newman Agreement in March 1996, this Deferred Compensation Agreement was superseded. Under the terms of the Deferred Compensation Agreement, in the event of termination of employment, compensation (the "Deferred Benefit") equal to $25,000 multiplied by the number of complete years of employment from July 1, 1969 through the date of termination of employment, payable in twenty quarterly installments commencing on the first day of the month following the date of termination, was to be provided to Mr. L. Newman or, in the case of death, to his designated beneficiary. The terms used for computing the Deferred Benefit were similar in all material respects to those that had been used in the computation of deferred compensation provided pursuant to an employment agreement that expired on June 30, 1990, between the Company and Mr. L. Newman. In the event of permanent disability, as defined in the Deferred Compensation Agreement, the Company was required to pay the employee an amount equal to five times the employee's annual base compensation in effect immediately prior to his permanent disability. Such payments were to be made on the Company's regular payroll dates during the five-year period following the permanent disability. In the event of the death of the employee during the five-year pay-out period, the Company was to pay to the employee's designated beneficiary the Deferred Benefit described above reduced by the total of the disability payments previously paid in equal quarter-annual installments over the remainder of the five-year period. In addition, pursuant to the terms of the Deferred Compensation Agreement, a keyman term insurance policy owned by the Company for Mr. L. Newman was transferred to him. Under the Newman Agreement, the Company will continue to be required to provide Mr. L. Newman, on an annual basis, the sum sufficient to pay the schedule premium on such policy.


TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS


           In April 1994, the Company entered into an agreement with Mr. Richard Ross which provided for a severance benefit in the event of (i) termination of his employment other than for cause, (ii) diminution in compensation and/or responsibilities and (iii) the change in ownership of the Company or Photronics. The severance benefit is equal to 30 months of Mr. Ross' then current salary plus reimbursement of outplacement expenses up to a maximum of $15,000.


           Effective July 20, 1994, the Company entered into the Gross Agreement and the Gross Stock Purchase Agreement with David E. Gross. Under the terms of the Gross Agreement, Mr. Gross will receive a total of $600,000 over a five-year period as compensation for his services pursuant to a five-year consulting arrangement with the Company and a total of $750,000 over a five-year period as consideration for a five-year non-compete arrangement. The payments will be charged to expense over the terms of the Gross Agreement as services are performed and obligations are fulfilled by Mr. Gross. Mr. Gross will also receive at the conclusion of such initial five-year period, an aggregate of approximately $1.3 million payable over a nine-year period as deferred compensation. The net present value of the payments to be made to Mr. Gross pursuant to the deferred compensation portion of the Gross Agreement approximated the amount of the Company's previous deferred compensation arrangement with Mr. Gross. In addition to the Buy-Back, the Gross Stock Purchase Agreement also provides that (i) the Company has a right of first refusal with respect to the sale by Mr. Gross of any of the remaining shares of common stock of the Company held by Mr. Gross in excess of 20,000 shares, (ii) any shares of common stock of the Company held by Mr. Gross must be voted pro rata in accordance with the vote of the Company's other stockholders and (iii) in the event of a change in control of the Company within three years from the date of the Gross Stock Purchase Agreement, Mr. Gross will receive a percentage of the difference between the price per share paid to Mr. Gross pursuant to the Buy-back and the price per share received by the stockholders of the Company pursuant to the change of control transaction, less an interest factor, as defined in the Gross Stock Purchase Agreement, on the aggregate amount paid to Mr. Gross pursuant to the Buy-back.


            On March 28, 1996, the Company entered into the Newman Agreement with Leonard Newman. Under the terms of the Newman Agreement, Mr. Newman has agreed to provide consulting services, as required from time to time, to the Company for a five year period and has also agreed not to compete with the Company during this same period. This agreement supersedes a previous deferred compensation agreement with the Company. In consideration for the above, Mr. Newman received a lump sum payment of approximately $2.0 million.


RETIREMENT/SAVINGS PLAN

           The Summary Compensation Table above includes amounts deferred by the Named Officers pursuant to the Company's Retirement/Savings Plan under Section 401(k) of the Internal Revenue Code of 1986 (the "Retirement/Savings Plan"). The value of a participant's contributions to the Retirement/Savings Plan is fully vested at all times; the value of employer contributions becomes 50% vested after the employee has completed three years of service, 75% vested after completion of four years of service, and 100% vested after completion of five years of service.

MEDICAL REIMBURSEMENT PLAN

           At the beginning of each calendar year, the Company accrues fixed annual amounts for the benefit of certain officers to be paid as needed to reimburse such officers for the amounts of medical and hospital expenses actually incurred by such officers which are not covered, and until January 1, 1993, the excess of the amounts of medical and hospital expenses actually incurred by such officers over the amount paid to them, under the Company's group medical and hospitalization plans. The amount accrued for the benefit of each such officer is included in such officer's compensation for tax purposes regardless of whether such accrued amount is actually paid to him. The excess of the amount accrued over the amounts paid is used to offset the administrative expenses payable by the Company to the medical insurance carrier.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


           Mr. Leonard Newman, who was appointed to the Board of Director's Executive Compensation Committee (the "Committee") on May 26, 1994, served as the Chairman of the Board and Secretary of the Company during fiscal 1995 and until his resignation from such offices in August 1995. During the period in which he served on the Committee, Mr. Newman did not participate in compensation decisions relating to himself or Mark S. Newman.


                             SECURITY OWNERSHIP


           The following table gives effect to the Reclassification and shows, as of April 25, 1996, the number of shares of Common Stock held by each director and executive officer, and by all directors and executive officers of the Company as a group and the percentage beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act).

                                                   COMMON STOCK (a)
                                           -------------------------------
                                                                   PERCENT
       NAME OF BENEFICIAL OWNER               SHARES               OF CLASS

Mark S. Newman........................    194,149(b)(c)(d)             3.5

Theodore Cohn.........................      5,900                      0.1

Donald C. Fraser.......................         -                        -

Mark N. Kaplan.........................     1,000                        -(e)

Stuart F. Platt.......................      3,000(c)                   0.1

Jack Rachleff..........................     1,000                        -(e)

Paul G. Casner, Jr.....................    31,000(c)                   0.6

Nancy R. Pitek.........................    14,307(b)(c)                0.3

Richard Ross...........................    3,000(c)                    0.1

Leonard Newman.........................    2,700                         -(e)

All directors and executive
    officers as a group
    (10 persons).......................    388,356(b)(c)(d)           6.9%

- ------------------

            (a) As of April 25, 1996, the Company had outstanding 5,467,632 shares of Common Stock (excluding 498,434 shares of Common Stock held in treasury). Unless otherwise noted, each director and executive officer had sole voting power and investment power over the shares of Common Stock indicated opposite such director's and executive officer's name.

            (b) Includes 13,107 shares of Common Stock held by the trustee of the Company's Retirement/Savings Plan. Mr.
                      M. Newman and Ms. N. Pitek share the power to direct the voting of such shares as members of the administrative committee of such plan. Mr. M. Newman and Ms. N. Pitek disclaim beneficial ownership as to and of such shares.

            (c) Includes shares of Common Stock which might be purchased upon exercise of options which were exercisable on April 25, 1996 or within 60 days thereafter, as follows: Mr. P. Casner, Jr., 30,000 shares; Mr. Newman, 90,000 shares; Ms. N. Pitek, 1,200 shares; Mr. S. Platt, 3,000 shares; Mr. R. Ross, 3,000 shares; and all directors and executive officers as a group, 181,200 shares.

            (d) Includes 3,200 shares of Common Stock held by Mr. M. Newman as custodian for his daughter over which Mr.
                      M. Newman has sole voting and investment power.

           (e)       Less than 0.1%.

           The following table gives effect to the Reclassification and sets forth certain information, as of April 25, 1996 with respect to each person, other than executive officers and directors of the Company, which has advised the Company that it may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of more than five percent of a class of voting securities of the Company. Such information has been derived from statements on Schedule 13D or 13G filed with the SEC by the person(s) listed below.


          -------------------------------------------------------

                                COMMON STOCK

          -------------------------------------------------------

                                     AMOUNT AND
                                     NATURE OF
                                     BENEFICIAL             PERCENT
      NAME AND ADDRESS               OWNERSHIP             OF CLASS
     OF BENEFICIAL OWNER     ----------------------     -----------------

First Pacific Advisors, Inc.
  10301 West Pico Blvd.
  Los Angeles, CA  90064.......      1,774,452(a)             28.7%

Palisade Capital Management
L.L.C.
  One Bridge Plaza
  Suite 695
  Fort Lee, New Jersey
  07024 . ......................       885,924(b)              16.2

Michael N. Taglich
  Taglich Brothers,
  D'Amadeo, Wagner &
    Company, Incorporated
  100 Wall Street
  New York, NY  10005 . ..........     529,850(c)               9.7

David E. Gross
  27 Cameron Road
  Saddle River, NJ  07458 .........    335,701(d)               6.1

- ------------------

(a) Includes 508,475 shares of Common Stock from the assumed conversion of $4,500,000 principal amount of the Debentures , 208,877 shares of Common Stock from the assumed conversion of $3,133,000 principal amount of the Company's 1998 Debentures and 1,057,100 shares of Common Stock beneficially owned by First Pacific Advisors, Inc. ("First Pacific") through control of FPA Capital Fund, Inc. ("FPA"), Source Capital, Inc. ("Source Capital") and FPA New Income, Inc. ("New Income") to which First Pacific serves as investment advisor. The Company has been advised that First Pacific has shared voting power with respect to 300,000 shares and shared dispositive power with respect to 1,774,452 shares, FPA has sole voting power and shared dispositive power with respect to 510,000 shares, Source Capital has sole voting power and shared dispositive power with respect to 321,527 shares and New Income has sole voting power and shared dispositive power with respect to 339,328 shares.

(b) Represents shares of Common Stock held by Palisade Capital Management L.L.C., acting as investment adviser to (i) Crysler Corp. Emp. #1 Pension Plan Dtd. 4-1-89, (ii) IBM Corp. Retirement Plan Trust Dtd. 12-18-45,
     (iii) G.E. Pension Trust, and (iv) Nynex Master Pension Trust Dtd. 1-1-84.

(c) Consists of 312,450 shares of Common Stock held by Lancer Partners, Inc. ("Lancer Partners"), 11,500 shares of Common Stock held by Antrade, N.V. ("Antrade"), 15,200 shares of Common Stock held by Album N.V. ("Album"), 11,600 shares of Common Stock held by Ralco Investments Group ("Ralco"), 156,850 shares of Common Stock held by Lancer Offshore, Inc. ("Lancer Offshore") and 22,250 shares of Common Stock held by Michael Lauer. The Company has been advised that Michael Lauer has sole voting power and sole dispositive power with respect to 22,250 shares. Michael N. Taglich and Michael Lauer serve as general partners of Lancer Partners and managing partners of Lancer Offshore. The Company has been advised that Messrs. Taglich and Lauer also share voting and dispositive authority over the shares held by Album, Antrade and Ralco resulting in shared voting and shared dispositive power with respect to a total of 507,600 shares.

(d) Includes 282,381 shares of Common Stock held by Mr. Gross for which he has sole voting and dispositive power. Also included are 26,000 shares of Common Stock held by Mr. Gross' wife personally and 27,320 shares of Common Stock held by her as custodian for her two children. Mr. Gross has neither voting power nor investment power over the shares of Common Stock held by his wife, either personally or as custodian for her children, and disclaims any beneficial interest in such shares.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


           The Company was a party to a loan agreement, as amended March 30, 1993, entered into with Leonard Newman as the Chairman of the Board, Chief Executive Officer and Secretary of the Company (the "Newman Loan"). At March 31, 1995, the outstanding principal amount due to the Company was $160,257. The original Newman Loan in the principal amount of $267,000 was made in March 1984 to provide financing for the purchase of a new house, closer to the offices of the Company, during the time required to sell his old house. The loan was restructured in October 1986 with the Board of Directors authorizing a new loan to Mr. Newman in the principal amount of $111,430, which was used to pay all amounts then due and outstanding under the original Newman Loan. With the concurrence of the Board of Directors and Mr. Newman, an advance of $77,500 made to Mr. Newman by the Company in October 1989 against an anticipated bonus was converted subsequently into a loan in that amount from the Company. In March 1990, the Board of Directors authorized a consolidation of the then outstanding principal amount and accrued interest on each of the two outstanding Newman Loans. The consolidated loan in the principal amount of $160,257 was evidenced by a promissory note bearing interest at the rate of 1% over the prime commercial rate of interest as announced from time to time by Morgan Guaranty Trust Company of New York and was secured by a pledge of 109 shares owned by Mr. Newman in, and an assignment of his interest in a proprietary lease from, an apartment corporation in New York City. Pursuant to approval by the Board of Directors effective March 1993, the maturity date of the consolidated loan was extended from March 30, 1993 to March 30, 1996. Principal and interest on the consolidated loan was due in one installment at maturity and could be paid in cash or in shares of Class A Common Stock or Class B Common Stock of the Company, or in any combination of cash or such shares. At March 31, 1995, the largest aggregate amount of indebtedness under the consolidated Newman Loans since April 1, 1994 was $244,355. The loan was repaid as of June 1995.


           The Company is currently occupying and leasing a building at 138 Bauer Drive (the "LDR Building") owned by LDR Realty Co. ("LDR"), a partnership wholly owned, in equal amounts, by Leonard Newman and David E. Gross, the former President and Chief Technical Officer of the Company.
The current renegotiated lease agreement is for a ten-year term beginning June 1, 1988 at a monthly rental of $19,439. The Company is required to pay all real estate taxes and is responsible for all repairs and maintenance, structural and otherwise, subject to no cumulative limits. The terms of the LDR lease were determined by the Company and LDR, based on the formal appraisal of an appraisal firm and informal appraisals from real estate brokers in the area. Such appraisals indicated that the rental provided for in the LDR lease is not in excess of the range of fair market rentals in the relevant area. The Company believes that the LDR lease was consummated on terms no less favorable than those that could have been obtained by the Company from an unrelated third party in a transaction negotiated on an arms-length basis.


           Skadden, Arps, Slate, Meagher & Flom, a law firm of which Mark
N. Kaplan, a director, is a member, provided legal services to the Company during its 1995 fiscal year.

           In July 1993, the Company and Donald C. Fraser, a director, entered into a consulting agreement pursuant to which Dr. Fraser will provide consultation to the Company concerning defense technologies. Under the terms of the consulting agreement, as amended, consulting services are to be provided to the Company through July 5, 1995 on an as-requested basis, for a fee of $1,500 per day plus approved travel and miscellaneous expenses. During fiscal 1995, total remuneration paid to Dr. Fraser under this agreement approximated $9,000.

           In October 1993, the Company issued a Demand Grid Note (the "Grid Note") in the principal amount of $100,000 to Paul G. Casner, Jr. The loan bears interest at the applicable federal rate necessary under the Internal Revenue Code of 1986, as amended, to avoid an imputed rate of interest.

           In May 1995, the Company became a party to a loan with Mark S. Newman, the President and Chief Executive Officer of the Company, to provide an amount equal to the exercise price of incentive stock options which had been granted to him under the Company's 1981 Incentive Stock Option Plan. The loan is evidenced by a promissory note in the principal amount of $104,500 and bears interest at an annual rate of 8%. The loan is payable on the earlier of (i) the sale or disposition of the shares of stock obtained pursuant to the exercise of the stock options, (ii) cessation of Mr. M. Newman's employment by the Company or (iii) May 25, 2005. Interest is payable on May 25 of each calendar year or at such earlier time as the loan is repaid.



                          DESCRIPTION OF THE DEBENTURES


           The Debentures were issued under an indenture (the "Indenture") dated as of September 22, 1995, and as supplemented as of April 1, 1996, between the Company and The Trust Company of New Jersey, as trustee (the "Trustee"), a copy of which is available upon request from the Company. The statements under this caption address the material terms of the Debentures but are summaries and do not purport to be complete. The summaries make use of terms defined in the Indenture and are qualified in their entirety by reference to the Indenture, including the definitions therein of certain terms. Whenever reference is made to defined terms of the Indenture and not otherwise defined herein, such defined terms are incorporated herein by reference.

GENERAL

           The Debentures are general unsecured senior subordinated obligations of the Company, are limited to $25,000,000 aggregate principal amount and will mature on October 1, 2003. As of April 25, 1996, $25 million aggregate principal amount of the Debentures were outstanding. The Debentures bear interest at the rate per annum shown on the cover page hereof from the date of original issue, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, and accrued but unpaid interest will be payable semi-annually on April 1 and October 1 of each year commencing April 1, 1996 (each, an "Interest Payment Date"). Interest will be paid to Debentureholders of record ("Holders") at the close of business on the March 15 or September 15, respectively, immediately preceding the relevant Interest Payment Date (each, a "Regular Record Date"). Interest will be computed on the basis of a 360-day year of twelve 30-day months.


           Principal of and premium, if any, and interest on the Debentures will be payable, the transfer of the Debentures will be registrable and the Debentures will be exchangeable at the office or agency of the Company maintained for that purpose in Jersey City, New Jersey (which initially will be the corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holder entitled thereto as it appears in the Debenture Register on the related record date.

           The Debentures were issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

           All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium, if any, and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest became due and payable may be repaid to the Company. Thereafter the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

           Initially, the Trustee will act as paying agent and registrar of the Debentures. The Company may change any paying agent and registrar without notice.

CONVERSION RIGHTS

           Holders are entitled, at any time and from time to time prior to maturity (subject to earlier redemption or repurchase, as described below), to convert their Debentures (or any portion thereof that is an integral multiple of $1,000), at 100% of the principal amount thereof, into Common Stock of the Company at the conversion price set forth on the cover page hereof, subject to adjustment under certain circumstances as described below. After a call for redemption of Debentures, through optional redemption or otherwise, the Debentures or portion thereof called for redemption will be convertible if duly surrendered on or before, but not after, the business day preceding the date fixed for redemption in respect thereof.

           The conversion price is subject to adjustment upon certain events, including: (i) the issuance of Common Stock (including a distribution of Common Stock held in the Company's treasury) as a dividend or distribution on any class of Capital Stock of the Company or any Subsidiary which is not wholly owned by the Company; (ii) a subdivision, combination or reclassification of outstanding shares of Common Stock;
(iii) the issuance or distribution of Capital Stock of the Company or of rights or warrants to acquire Capital Stock of the Company at less than the Current Market Price (as defined below) on the date of issuance or distribution (provided that the issuance of Capital Stock upon the exercise of warrants or options will not cause an adjustment in the conversion price if no such adjustment would have been required at the time such warrant or option was issued); and (iv) the distribution to the holders of any class of Capital Stock of the Company generally and to holders of Capital Stock of any Subsidiary which is not wholly owned by the Company of evidences of indebtedness or assets (including cash and securities, but excluding dividends or distributions payable in shares of Common Stock and warrants and options for which adjustment is made as described above and further excluding cash dividends paid out of cumulative retained earnings of the Company arising after the date of the Indenture).

           Notwithstanding the foregoing, (a) if the rights or warrants described in clause (iii) of the preceding paragraph are exercisable only upon the occurrence of certain triggering events, then the conversion price will not be adjusted until such triggering events occur and (b) if rights or warrants expire unexercised, the conversion price shall be readjusted to take into account only the actual number of such rights or warrants which were exercised. In addition, the provisions of the preceding paragraph will not apply to the issuance of Common Stock upon the exercise of the Company's outstanding stock options under the 1981 Incentive Stock Option Plan, 1981 Non-Qualified Stock Option Plan and 1991 Stock Option Plan, unless the exercise price thereof is changed after the date of the Indenture (other than solely by operation of the anti-dilution provisions thereof), or the issuance of Common Stock upon the conversion of currently outstanding 1998 Debentures, unless the conversion price thereof is changed after the date of the Indenture (other than solely by operation of the anti-dilution provisions thereof).

           No adjustment will be made to the conversion price until cumulative adjustments to the conversion price amount to at least 1% of the conversion price, as last adjusted. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock, or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or the payment of dividends on the Common Stock.


           Fractional shares of Common Stock will not be issued upon conversion. A person otherwise entitled to a fractional share of Common Stock upon conversion shall receive cash equal to the equivalent fraction of the Current Market Price of a share of Common Stock on the business day prior to conversion. The Company from time to time may, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction to each Holder, if the Board of Directors of the Company has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company is entitled to make such reductions in the conversion price as it may in its discretion determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock shall not be taxable to its stockholders. If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distribution of evidence of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the conversion price of the Debentures is reduced or the conversion price of the Debentures is reduced other than in connection with certain anti-dilution adjustments, such a reduction may be considered as resulting in the distribution of a dividend to Holders for federal income tax purposes.


           A Holder who surrenders a Debenture (or portion thereof) for conversion between the close of business on a Regular Record Date and the next Interest Payment Date will receive interest on such Interest Payment Date with respect to such Debenture (or portion thereof) so converted through such Interest Payment Date. Subject to such payments in the event of conversion after the close of business on a Regular Record Date, no payment or adjustment shall be made upon any conversion on account of any interest accrued but unpaid on the Debentures surrendered for conversion.


           Subject to any applicable right of the Holders to cause the Company to purchase Debentures upon a Change of Control (as described below), in case of any consolidation or merger to which the Company is a party, other than a transaction in which the Company is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation or other entity, there will be no adjustment of the conversion price, but each Holder will have the right thereafter to convert such Holder's Debentures into the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such Debenture been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance. In the case of a cash merger of the Company with another corporation or other entity or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Debentures would thereafter be limited to converting the Debentures at the conversion price then in effect into the same amount of cash that such Holder would have received had such Holder converted the Debentures into Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received on conversion could be more or less than the principal amount of the Debentures.


           The Company has covenanted under the Indenture to reserve and keep available at all times out of its authorized but unissued Common Stock, for the purpose of effecting conversions of Debentures, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Debentures.



REDEMPTION

           Optional Redemption by the Company. The Debentures are not redeemable at the option of the Company prior to October 1, 1998. Thereafter, the Debentures will be redeemable at any time prior to maturity, at the option of the Company, in whole or from time to time in part, upon not less than 30 days' nor more than 60 days' prior notice of the redemption date, mailed by first class mail to each Holder's last address as it appears in the Debenture Register, at the Redemption Prices established for the Debentures, together with accrued but unpaid interest, if any, to the date fixed for redemption. The Redemption Prices for the Debentures (expressed as a percentage of the principal amount) shall be as follows:

             AFTER OCTOBER 1,                      PERCENTAGE

                   1998                            105    %
                   1999                            103.75
                   2000                            102.50
                   2001                            101.25

           Selection of Debentures Redeemed. If less than all the Debentures are to be redeemed, selection of the Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed, or, if the Debentures are not listed, on a pro rata basis by lot or by such method that complies with applicable legal requirements and that the Trustee considers fair and appropriate. The Trustee may select for redemption portions of the principal of Debentures that have a denomination larger than $1,000. Debentures and portions thereof will be redeemed in the amount of $1,000 or integral amounts of $1,000. The Trustee will make the selection from Debentures outstanding and not previously called for redemption.

CHANGE OF CONTROL

           If a Change of Control occurs, the Company shall offer to repurchase each Holder's Debentures pursuant to an offer as described below (the "Change of Control Offer") at a purchase price equal to 100% of the principal amount of such Holder's Debentures, plus accrued but unpaid interest, if any, to the date of purchase. The Change of Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of the Company.

           Under the Indenture, a "Change of Control" means the occurrence of any of the following events: (i) any person (as the term "person" is used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes the direct or indirect beneficial owner of shares of the Company's Capital Stock representing greater than 50% of the total voting power of all shares of Capital Stock of the Company entitled to vote in the election of directors under ordinary circumstances; (ii) the Company sells, transfers or otherwise disposes of all or substantially all of the assets of the Company; or (iii) during any period of two consecutive years (or, in the case this event occurs within the first two years after the date of issue of the Debentures, such shorter period as shall have commenced on the date of original issue), Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

           Within 30 days after any Change of Control, unless the Company has previously mailed a notice of optional redemption by the Company of all of the Debentures, the Company shall mail a notice of the Change of Control Offer to each Holder by first class mail at such Holder's last address as it appears on the Debenture Register stating: (i) that a Change of Control has occurred and that the Company is offering to repurchase all of such Holder's Debentures; (ii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma income, cash flow and capitalization of the Company after giving effect to such Change of Control); (iii) the repurchase price;
(iv) the expiration date of the Change of Control Offer, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (v) the date such purchase shall be effected, which shall be no later than 30 days after expiration date of the Change of Control Offer;
(vi) that any Debentures not accepted for payment pursuant to the Change of Control Offer shall continue to accrue interest; (vii) that, unless the Company defaults in the payment of the Change of Control Payment, all Debentures accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
(viii) the name and address of the paying agent; (ix) that Debentures must be surrendered to the paying agent to collect the repurchase price; (x) any other information required by applicable law to be included therein; and
(xi) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have such Debentures repurchased.

           In the event that the Company is required to make a Change of Control Offer, the Company will comply with any applicable securities laws and regulations, including, to the extent applicable, Section 14(e), Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable in connection with any offer by the Company to purchase Debentures at the option of the Holders thereof.

           The Company, could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change in Control under the Debentures, but that would increase the amount of Senior Indebtedness (or any other indebtedness) outstanding at such time. The Company's ability to create any additional Senior Indebtedness or additional Subordinated Indebtedness is limited as described in the Debentures and the Indenture although, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Debentures. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to pay the Change in Control purchase price for all Debentures tendered by the Holders. A default by the Company on its obligation to pay the Change in Control purchase price could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.

           Certain of the Company's existing and future agreements relating to its indebtedness could prohibit the purchase by the Company of the Debentures pursuant to the exercise by a Holder of the foregoing option, depending on the financial circumstances of the Company at the time any such purchase may occur, because such purchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness and thereby restrict the Company's ability to purchase the Debentures. See "--Ranking."

MAINTENANCE OF CONSOLIDATED NET WORTH

           The Company is required to maintain a Consolidated Net Worth of at least $18 million. The Indenture provides that if the Company's Consolidated Net Worth is less than $18 million at the end of any fiscal quarter, the Company is required to furnish to the Trustee an Officer's Certificate within 45 days after the end of such fiscal quarter (90 days after the end of any fiscal year) notifying the Trustee that the Company's Consolidated Net Worth has declined below $18 million. If, at any time or from time to time, the Company's Consolidated Net Worth at the end of each of any such two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to as a "Deficiency Date") is less than $18 million, then the Company shall, in each such event, no later than 50 days after each Deficiency Date (100 days if a Deficiency Date is also the end of the Company's fiscal year), mail to the Trustee and each Holder at such Holder's last address as it appears on the Debenture Register a notice (the "Deficiency Notice") of the occurrence of such deficiency, which shall include an offer by the Company (the"Deficiency Offer") to repurchase Debentures as described below. The Deficiency Notice shall state: (i) that a deficiency has occurred; (ii) that the Company is offering to repurchase 10% of the aggregate principal amount of Debentures originally issued (or such lesser amount as may be outstanding at the time of the Deficiency Notice) (the "Deficiency Repurchase Amount"); (iii) that the repurchase price shall be 100% of the principal amount of the Debentures repurchased plus accrued but unpaid interest, if any, to the date of purchase; (iv) the expiration date of the Deficiency Offer, which shall be no earlier than 30 days nor later than 45 days after the date such notice is mailed; (v) the date such purchase shall be effected, which shall be no later than 20 days after expiration date of the Deficiency Offer; (vi) that Debentures not accepted for payment pursuant to the Deficiency Offer shall continue to accrue interest; (vii) that, unless the Company defaults in payment of the Deficiency Repurchase Amount, all Debentures accepted for payment pursuant to the Deficiency Offer shall cease to accrue interest after the Deficiency Payment Date; (viii) that if any Debenture is repurchased in part, a new Debenture or Debentures in principal amount equal to the unrepurchased portion will be issued; (ix) the name and address of the paying agent; (x) that Debentures to be repurchased must be surrendered to the paying agent to collect the repurchase price; (xi) any other information required by applicable law to be included therein; and (xii) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have such Debentures repurchased.

           The Company shall purchase the Deficiency Repurchase Amount of Debentures or, if less than the Deficiency Repurchase Amount has been delivered for repurchase, all Debentures delivered for repurchase in response to the Deficiency Offer. If the aggregate principal amount of Debentures delivered for repurchase exceeds the Deficiency Repurchase Amount, the Company will purchase the Debentures delivered to it pro rata (in $1,000 increments only) among the Debentures delivered based on principal amount. The Company will comply with all applicable securities laws and regulations in connection with each Deficiency Offer. In no event shall the failure to meet the minimum Consolidated Net Worth requirement set forth above at the end of any fiscal quarter be counted toward the making of more than one Deficiency Offer.

           The Company may credit against the principal amount of Debentures to be repurchased in any Deficiency Offer 100% of the principal amount (excluding premium) of Debentures acquired by the Company subsequent to the Deficiency Date through purchase (otherwise than pursuant to this provision or a Change of Control Offer), optional redemption, conversion or exchange and surrendered for cancellation.

           If a Consolidated Net Worth deficiency were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to purchase the Deficiency Repurchase Amount of Debentures. A default by the Company to so purchase the Deficiency Repurchase Amount of Debentures could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.

           Certain of the Company's existing and future agreements relating to its indebtedness could prohibit the purchase by the Company of the Debentures pursuant to the exercise by a Holder of the foregoing option, depending on the financial circumstances of the Company at the time any such purchase may occur, because such purchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness and thereby restrict the Company's ability to purchase the Debentures. See "--Ranking."

RANKING

           The payment of principal of and premium, if any, and interest on the Debentures will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshalling of assets, whether voluntary, involuntary or in receivership, bankruptcy, insolvency or similar proceedings, the holders of all Senior Indebtedness will be first entitled to receive payment in full of all amounts due or to become due thereon before any payment is made on account of principal of and premium, if any, and interest on the Debentures or on account of any other monetary claims under or in respect of the Debentures, and before any distribution is made to acquire any of the Debentures for any cash, property or securities. No payments on account of principal of and premium, if any, and interest on the Debentures shall be made if at the time thereof: (i) there is a default in the payment of all or any portion of the obligations under any Senior Indebtedness or (ii) there shall exist a default in any covenant with respect to the Senior Indebtedness (other than as specified in clause
(i) of this sentence), and, in such event, such default shall not have been cured or waived or shall not have ceased to exist, the Trustee and the Company shall have received written notice from any holder of such Senior Indebtedness stating that no payment shall be made with respect to the Debentures and such default would permit the maturity of such Senior Indebtedness to be accelerated, provided that no such default will prevent any payment on, or in respect of, the Debentures for more than 120 days unless the maturity of such Senior Indebtedness has been accelerated.

           The Holders will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made on Senior
Indebtedness upon any distribution of assets in any such proceedings out of the distributive share of the Debentures.

           "Senior Indebtedness" is defined to mean the principal of and premium, if any, and interest on (a) the Debt of the Company or any of its Subsidiaries which is outstanding on the date of the Indenture and has been provided by a bank that is not an Affiliate of the Company or by any State or local government or agency thereof, (b) any Debt incurred after the date of the Indenture by the Company or any of its Subsidiaries which expressly states that it is senior in right of payment to the Debentures and is provided by a bank that is not an Affiliate of the Company, (c) any Debt, whether outstanding on the date of the Indenture or thereafter incurred, which evidences the Company's obligation to refund any progress payments or deposits to the United States or any foreign government or any instrumentality thereof or any prime contractor for any such government or instrumentality and (d) amendments, renewals, extensions, modifications and refundings of any such Debt, whether any such Debt described in (a), (b) or
(c) is outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless in any case, the instrument creating or evidencing any such Debt pursuant to which the same is outstanding provides that such Debt is not superior in right of payment to the Debentures. The Company's ability to incur Senior Indebtedness after the date of the Indenture is limited. See "-- Certain Covenants of the Company - Limitation of Debt and Senior Indebtedness." Only indebtedness of the Company that is Senior Indebtedness will rank senior to the Debentures in accordance with the provisions of the Indenture. The Company has agreed that it will not issue or incur any Debt (other than Senior Indebtedness or Capitalized Lease Obligations) unless such Debt (other than Senior Indebtedness or Capitalized Lease Obligations) will be subordinate in right of payment to the Debentures at least to the same extent that the Debentures are subordinate to Senior Indebtedness. The Company has also agreed that it will not permit any of its Subsidiaries to issue or incur any Debt (other than Senior Indebtedness or Capitalized Lease Obligations) unless such Debt (other than Senior Indebtedness or Capitalized Lease Obligations) shall provide that such Debt (other than Senior Indebtedness or Capitalized Lease Obligations) will be subordinate in right of payment to distributions and dividends from such Subsidiary to the Company in an amount sufficient to satisfy the Company's obligations under the Debentures at least to the same extent the Debentures are subordinate to Senior Indebtedness. The Debentures are senior in right of payment to the Company's 1998 Debentures.

           The Debentures are unsecured obligations of the Company, and, accordingly, will rank pari passu with all trade debt and obligations of the Company and its Subsidiaries that arise by operation of law or are imposed by any judicial or governmental authority, except that any such trade debt or other obligation may be senior in right of payment to the Debentures to the extent the same is entitled to any security interest arising by operation of law.

           The Debentures are obligations exclusively of the Company, and the Debentures, as a practical matter, will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Subsidiaries. The right of the Company, and, therefore, the right of creditors of the Company (including Holders) to receive assets of any such Subsidiary upon the liquidation or reorganization of such Subsidiary or otherwise, as a practical matter, will be effectively subordinated to the claims of such Subsidiary's creditors, except to the extent the Company is itself recognized as a creditor of such Subsidiary or such other creditors have agreed to subordinate their claims to the payment of the Debentures, in which case the claims of the Company would still be subordinate to any secured claim on the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

           At December 31, 1995, Senior Indebtedness (excluding current installments) was approximately $2.8 million and the indebtedness (excluding liability for income taxes) of the Company's subsidiaries was approximately $16.6 million. The Company expects that it will from time to time incur additional indebtedness constituting Senior Indebtedness.

CERTAIN COVENANTS OF THE COMPANY

           The Indenture contains, among others, the covenants summarized below, which are applicable (unless waived or amended) so long as any of the Debentures are outstanding.

           Limitation on Debt and Senior Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Debt (including Acquired Debt) or Senior Indebtedness other than Permitted Debt (as defined); provided, however, that the Company and, subject to the other limitations set forth herein, its Subsidiaries may incur Debt or Senior Indebtedness if the Debt to Operating Cash Flow Ratio of the Company and its Subsidiaries at the time of incurrence of such Debt, after giving pro forma effect thereto, is 6.5:1 or less; provided that any such Debt incurred by the Company that is not Senior Indebtedness shall have a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Debentures. Notwithstanding the foregoing, at any time the Debt to Operating Cash Flow Ratio of the Company exceeds 6.5:1, the Company will be permitted to incur additional Senior Indebtedness pursuant to lines of credit for working capital of up to $5 million.

           For purposes of the foregoing limitations "Permitted Debt" means
(i) Debt evidenced by the Debentures in an aggregate principal amount not to exceed $25.0 million, (ii) Debt owed by the Company to any wholly owned Subsidiary of the Company, (iii) Debt owed by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company, (iv) Debt owed to Leonard Newman pursuant to the Newman Agreement,
(v) Capitalized Lease Obligations not in excess of an aggregate of $2 million at any one time outstanding, plus any Capitalized Lease Obligations from an acquisition outstanding on the date of such acquisition, (vi) performance bonds or letters of credit incurred in the ordinary course of business or in connection with government contracts, (vii) deferred income taxes as defined in accordance with GAAP, (viii) Debt constituting inter-company payables or receivables between or among the Company and its Subsidiaries incurred in the ordinary course of business or (ix) Refinancing Debt.

           A calculation of the Debt to Operating Cash Flow Ratio as required by this covenant shall be made, in each case, for the period of four full consecutive fiscal quarters next preceding the date on which Debt is proposed to be incurred ("Reference Period"). In addition, for purposes of the pro forma calculations required to be made above, (i) (x) the amount of Debt to be incurred (plus all other Debt previously incurred during such Reference Period), and the amount (valued at its liquidation value and including any accrued but unpaid dividends) of Disqualified Stock to be issued (plus all other Disqualified Stock previously issued during such Reference Period) will be presumed to have been incurred or issued on the first day of such Reference Period and (y) the amount of any Debt redeemed, refinanced or repurchased with the proceeds of the Debt referred to in clause (x) will be presumed to have been redeemed, refinanced or repurchased on the first day of such Reference Period, (ii) if any Asset Disposition occurred during such Reference Period, the calculations included in the computation of the Debt to Operating Cash Flow Ratio shall be adjusted to give effect to such Asset Disposition on a pro forma basis as if such Asset Disposition had occurred on the first day of such Reference Period, (iii) if an acquisition of a business or entity occurred during such Reference Period, the calculations included in the computation of the Debt to Operating Cash Flow Ratio will be adjusted to give effect to such acquisition on a pro forma basis as if such acquisition had occurred on the first day of such Reference Period and (iv) if such new Debt is being incurred in connection with an acquisition, no pro forma effect will be given to negative operating cash flow or losses attributable to the assets or business so acquired.

           Limitation on Additional Debt After Default. The Company will not, and will not permit any of its Subsidiaries to, incur any additional Debt (other than Permitted Debt) or Senior Indebtedness following the occurrence of an Event of Default (as defined below) unless such Event of Default (and all other Events of Default then pending) is cured or waived.

           Limitation on Preferred Stock. The Company will not, and will not permit any of its Subsidiaries to, issue any shares of Disqualified Stock.

           Limitation on Dividend Restrictions Affecting Subsidiaries. The Company may not, and may not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to
(a) pay to the Company dividends or make to the Company any other distribution on its Capital Stock, (b) pay any Debt owed to the Company or any of its Subsidiaries, (c) make loans or advances to the Company or any of the Company's Subsidiaries or (d) transfer any of its property or assets to the Company or any of its Subsidiaries, other than such encumbrances or restrictions existing or created under or by reason of (i) applicable law,
(ii) the Indenture, (iii) covenants or restrictions contained in any instrument governing Debt of the Company or any of its Subsidiaries existing on the date of the Indenture, (iv) customary provisions restricting subletting, assignment and transfer of any lease governing a leasehold interest of the Company or any of its Subsidiaries or in any license or other agreement entered into in the ordinary course of business,
(v) any agreement governing Debt of a person acquired by the Company or any of its Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrances or restrictions are not applicable to any person, or the property or assets of any person, other than the person, or the property or assets of the person so acquired,
(vi) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into in accordance with the terms of the Indenture for the sale or disposition of Capital Stock or property or assets of such Subsidiary, pending the closing of such sale or disposition, (vii) with respect to any Subsidiary, the terms of any contract with the United States or any foreign government or any instrumentality thereof or any prime contractor for any such contract pertaining to retention of funds by such Subsidiary equivalent to any progress payments or deposits made pursuant to such contract or (viii) any Refinancing Debt; provided, however, that the encumbrances or restrictions contained in the agreements governing any such Refinancing Debt shall be no more restrictive than the encumbrances or restrictions set forth in the agreements governing the Debt being refinanced as in effect on the date of the Indenture.

           Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to create, incur, assume or permit to exist any Lien (other than Permitted Liens) upon or with respect to any of the Property of the Company or any such Subsidiary, whether owned on the date of the Indenture or thereafter acquired, or on any income or profits therefrom, to secure any Debt which is pari passu with or subordinate in right of payment to the Debentures.

           Limitation on Restricted Payments and Investments. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any distribution or dividend on or in respect of any class of its Capital Stock (except dividends or distributions payable by wholly owned Subsidiaries of the Company and dividends or distributions payable in Qualified Stock of the Company or in options, warrants or other rights to purchase Qualified Stock of the Company); (ii) purchase, repurchase, prepay, redeem, defease or otherwise acquire or retire for value (other than in Qualified Stock of the Company or in options, warrants or other rights to purchase Qualified Stock of the Company) any Capital Stock in the Company or any of its Subsidiaries (other than a wholly owned Subsidiary of the Company); (iii) make or permit any Subsidiary to make an Investment (other than Permitted Investments) in any of its or their Affiliates or any Related Person, or any payment on a guaranty of any obligation of any of its or their Affiliates or any Related Person (other than (a) of any wholly owned Subsidiary or (b) of any other Subsidiary in an amount equal to the amount of the obligation with respect to which such guaranty relates multiplied by the fraction whose numerator is the ownership percentage of such Subsidiary by the Company and its wholly owned Subsidiaries and whose denominator is 100%); or (iv) repay, prepay, redeem, defease, retire or refinance, prior to scheduled maturity or scheduled sinking fund payment, any other Debt which is pari passu with, or subordinate to, the Debentures (other than (x) by the payment of Qualified Stock of the Company or of options, warrants or other rights to purchase Qualified Stock of the Company or (y) up to $10.0 million aggregate principal amount of the 1998 Debentures) except, in the case of this clause (iv), if the proceeds used for such repayment, prepayment, redemption, defeasance, retirement or refinancing are generated from the issuance of Refinancing Debt (any such declaration, payment, distribution, purchase, repurchase, prepayment, redemption, defeasance or other acquisition or retirement or Investment referred to in clauses (i) through
(iv) above being hereinafter referred to as a "Restricted Payment"); unless at the time of and after giving effect to a proposed Restricted Payment (the value of any such payment, if other than cash, as determined by the Board of Directors, including the affirmative vote of the Independent Directors, whose determination shall be conclusive and evidenced by a board resolution) (a) no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing and, (b) the Company could incur an additional $1.00 of Debt pursuant to the first sentence under "Limitation on Debt and Senior Indebtedness" above.

           Limitation on Stock Splits, Consolidations and Reclassifications. The Company will not effect a stock split, consolidation or reclassification of any class of its Capital Stock unless (a) an equivalent stock split, consolidation or reclassification is simultaneously made with respect to each other class of Capital Stock of the Company and all securities exchangeable or exercisable for or convertible into any Capital Stock of the Company, and (b) after such stock split, consolidation or reclassification all of the relative voting, dividend and other rights and preferences of each class of Capital Stock of the Company are identical to those in effect immediately preceding such stock split, consolidation or reclassification. Notwithstanding the foregoing, the Company may combine its Class A Common Stock and Class B Common Stock into a single class of Common Stock, such that the holder of each share of Class A Common Stock or Class B Common Stock outstanding immediately prior to such combination shall, from and after such combination, be entitled to the same voting, dividend, liquidation and other rights and preferences with respect to such share as every other holder of Class A Common Stock or Class B Common Stock.

           Limitation on Sales of Assets and Subsidiary Stock. The Company will not, and will not permit any of its Subsidiaries to, make any Asset Disposition having a fair market value or resulting in gross proceeds to the Company or any such Subsidiary in excess of $1.0 million in any single transaction or series of related transactions or $5.0 million in the aggregate over the life of the Debentures, unless the Company or any such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (as determined by the Board of Directors of the Company and evidenced by a board resolution) of the interests and assets subject to such Asset Disposition.

           Transactions with Related Persons. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with (a) any beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) of the Exchange Act) at the time of such transaction, (b) any officer, director or employee of the Company, of any of its Subsidiaries or of any such beneficial owner of 20% or more of the outstanding voting securities of the Company as described in clause (a) above or (c) any Related Person unless such transaction or series of transactions (i) involves an amount of $250,000 or less or (ii)(A) is on terms that are no less favorable to the Company or any such Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated third party and (B)(x) if such transaction or series of related transactions involve aggregate payments in excess of $400,000, the Company delivers an officers' certificate to the Trustee certifying that such transaction complies with clause (ii)(A) above and such transaction or series of transactions is approved by a majority of the Board of Directors of the Company including the approval of each of the Independent Directors or (y) if such transaction or series of related transactions involve aggregate payments in excess of $1.5 million, the Company obtains an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an investment banking firm, appraisal firm or accounting firm, in each case of national standing. Notwithstanding the foregoing, this provision will not apply to (i) any transaction entered into between the Company and Subsidiaries of the Company (but excluding transactions with any Subsidiary of which more than 20% of the outstanding voting securities (as determined in accordance with Section 13(d) under the Exchange Act) are beneficially owned by Persons who are (a) officers, directors or employees of the Company, of any of its Subsidiaries or of any beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange
Act) at the time of such transaction, (b) a beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) or (c) Related Persons), (ii) the payment of compensation and provision of benefits to officers and employees of the Company and loans and advances to such officers and employees in the ordinary course of business, or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise (including the grant of stock options or similar rights to officers, employees and directors of the Company or any Subsidiary) pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or other benefit plans approved by the Independent Directors, (iii) the Newman Agreement and the Gross Agreement and (iv) transactions with any Person who is a director of the Company or of any of its Subsidiaries and, who is not (a) the beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) or (b) an officer or employee of the Company, of any of its Subsidiaries or of any such beneficial owner of 20% or more of the outstanding voting securities of the Company at the time of such transaction.

           Limitation of Payments to Affiliates after Default. The Company shall not enter into any transaction with any Person who is an officer or director of the Company, or of any of its Subsidiaries, or of any beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange
Act) at the time of such transaction (but excluding the Persons identified below) unless it is provided that the Company's monetary obligations with respect thereto are subordinate in right of payment to the Debentures at least to the same extent as the Debentures are subordinate to Senior Indebtedness. The Company shall not permit any of its Subsidiaries to enter into any transaction with any Person who is an officer or director of the Company, or of any of its Subsidiaries or of any beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) at the time of such transaction (but excluding the Persons identified below) unless it is provided that such Subsidiary's monetary obligations with respect thereto are subordinate in right of payment to distributions and dividends from such Subsidiary to the Company in an amount sufficient to satisfy the Company's obligations under the Debentures at least to the same extent that the Debentures are subordinate to Senior Indebtedness. Notwithstanding the foregoing, such limitation shall not apply to (i) the regular compensation payable to any person who is an employee of the Company, (ii) payments made pursuant to any pension or other plan made available to employees (including officers) of the Company and either existing on the date of the Indenture or thereafter approved by the Independent Directors, (iii) payments pursuant to the Newman Agreement or the Gross Agreement or (iv) any payment made to a director of the Company or of any of its Subsidiaries who is not (a) the beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with section 13(d) under the Exchange Act) or (b) an officer or employee of the Company, of any of its Subsidiaries or of any such beneficial owner of 20% or more of the outstanding voting securities of the Company at the time of such transaction.

CONSOLIDATION, MERGER AND SALE OF ASSETS

           The Company, without the consent of the Holders of any of the Debentures, may consolidate with or merge into any other entity or convey, transfer, sell or lease its assets substantially as an entirety to any person or entity, provided that: (i) either (a) the Company is the continuing corporation or (b) the corporation or other entity formed by such consolidation or into which the Company is merged or the person or entity to which such assets are conveyed, transferred, sold or leased is organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all obligations of the Company under the Debentures and the Indenture, (ii) immediately after and giving effect to such merger, consolidation, conveyance, transfer, sale or lease no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, under the Indenture shall have occurred and be continuing, (iii) upon consummation of such consolidation, merger, conveyance, transfer, sale or lease, the Debentures and the Indenture will be a valid and enforceable obligation of the Company or such successor and
(iv) the Company has delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer, sale or lease complies with the provisions of the Indenture.

EVENTS OF DEFAULT

           The following will be Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Debenture when due and payable at maturity, upon redemption, upon a Change of Control Offer, Deficiency Offer or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Debenture when due and payable, which failure continues for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) failure to perform the other covenants of the Company in the Indenture, which failure continues for 60 days after written notice as provided in the Indenture; (d) a default occurs (after giving effect to any applicable grace periods or any extension of any maturity date) in the payment when due of principal of and or acceleration of, any indebtedness for money borrowed by the Company or any of its Subsidiaries in excess of $1.0 million, individually or in the aggregate, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

           If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Debentures may accelerate the maturity of all Debentures; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the then outstanding Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waivers."

           No Holder of any Debenture will have any right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 25% in aggregate principal amount of the then outstanding Debentures shall have made written request, and offered indemnity satisfactory to the Trustee to institute such proceeding as trustee, (iii) the Trustee shall have failed to institute such proceeding within 60 days after the receipt of such notice and (iv) no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the then outstanding Debentures.

           The Company will be required to furnish annually to the Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATIONS AND WAIVERS

           Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Debentures held by persons other than Affiliates of the Company; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debenture affected thereby, (i) change the stated maturity of, or any installment of interest on, any Debenture, (ii) reduce the principal amount of any Debenture or reduce the rate or extend the time of payment of interest on any Debenture, (iii) increase the conversion price (other than in connection with a reverse stock split as provided in the Indenture), (iv) change the place or currency of payment of principal of, or premium or repurchase price, if any, or interest on, any Debenture, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debenture, (vi) adversely affect the right to exchange or convert Debentures, (vii) reduce the percentage of the aggregate principal amount of outstanding Debentures, the consent of the Holders of which is necessary to modify or amend the Indenture, (viii) reduce the percentage of the aggregate principal amount of outstanding Debentures, the consent of the Holders of which is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (ix) modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the Holders,
(x) modify the provisions of the Indenture with respect to the right to require the Company to repurchase Debentures in a manner adverse to the Holders or (xi) modify the provisions of the Indenture with respect to the vote necessary to amend this provision.

           The Holders of a majority in aggregate principal amount of the outstanding Debentures held by persons other than Affiliates of the Company may, on behalf of all Holders, waive any past default under the Indenture or Event of Default, except a default in the payment of principal, premium, if any, or interest on any of the Debentures or in respect of a provision which under the Indenture cannot be modified without the consent of the Holder of each outstanding Debenture.

DISCHARGE OF INDENTURE

           The Indenture provides that the Company may defease and be discharged from its obligations in respect of the Debentures while the Debentures remain outstanding (except for certain obligations to convert the Debentures into Common Stock, register the transfer, substitution or exchange of Debentures, to replace stolen, lost or mutilated Debentures and to maintain an office or agency and the rights, obligations and immunities of the Trustee), if all outstanding Debentures will become due and payable at their scheduled maturity within one year and the Company has irrevocably deposited, or caused to be deposited, with the Trustee (or another trustee satisfying the requirements of the Indenture), in trust for such purpose,
(a) money in an amount, (b) U.S. Government Obligations (as defined below) which through the payment of principal, premium, if any, and interest in accordance with their terms will provide money in an amount, or (c) a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Debentures at maturity or upon redemption, together with all other amounts payable by the Company under the Indenture. Such defeasance will become effective 91 days after such deposit only if, among other things, (x) no Default or Event of Default with respect to the Debentures has occurred and is continuing on the date of such deposit or occurs as a result of such deposit or at any time during the period ending on the 91st day after the date of such deposit, (y) such defeasance does not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound, and (z) the Company has delivered to the Trustee (A) either a private Internal Revenue Service ruling or an opinion of counsel that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner, and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, (B) an opinion of counsel to the effect that the deposit shall not result in the Company, the Trustee or the trust being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (C) an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to a defeasance have been complied with. Notwithstanding the foregoing, the Company's obligations to pay principal, premium, if any, and interest on the Debentures shall continue until the Internal Revenue Service ruling or opinion of counsel referred to in clause (z) (B) above is provided.

REPORTS TO HOLDERS

           So long as the Company is subject to the periodic reporting requirements of the Exchange Act it will continue to furnish the information required thereby to the Commission. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the Holders, it will nonetheless continue to furnish information under Section 13 of the Exchange Act to the Commission and the Trustee as if it were subject to such periodic reporting requirements.

GOVERNING LAW

           The Indenture and the Debentures are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to such State's conflicts of law principles.

INFORMATION CONCERNING THE TRUSTEE

           The Company and its Subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide the Company and its Subsidiaries with banking and financial services in the ordinary course of their businesses.


CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of other defined terms used in the Prospectus and not defined below.

     "Acquired Debt" of any specified person means Debt of any other person existing at the time such other person merged with or into or became a Subsidiary of such specified person, including Debt incurred in connection with, or in contemplation of, such other person becoming a Subsidiary of such specified person.

     "Affiliate" of any specified Person means (i) any other Person who, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any Person who is a director or officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above. For purpose of this definition, control of a person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms "controlling" or "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of Capital Stock of a Subsidiary, property or other asset (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries other than (i) any disposition by any Subsidiary of the Company to the Company or by the Company or any Subsidiary of the Company to a wholly owned Subsidiary of the Company, (ii) a disposition of property or assets in the ordinary course of business and (iii) any issuance or sale by the Company of its Capital Stock, including any disposition by means of a merger, consolidation or similar transaction.

     "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common or preferred equity (however designated) of such person, including, without limitation, partnership interests.

     "Capitalized Lease Obligation" means, with respect to any person for any period, an obligation of such person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount shown on the balance sheet of such person as determined in accordance with GAAP.


     "Common Stock" as applied to the Capital Stock of any corporation, means the common equity (however designated) of such Person; and with respect to the Company, means the Common Stock, par value $.01 per share, or any successor class of common equity into which such common stock may thereafter be converted.

     "Consolidated Net Income" means, for any fiscal period, the Net Income or loss of the Company and its Subsidiaries as the same would appear on a consolidated statement of earnings of the Company for such fiscal period prepared in accordance with GAAP, provided that (i) any extraordinary gain (but not loss) and any gain (but not loss) on sales of assets outside the ordinary course of business, in each case together with any related provisions for taxes, realized during such period shall be excluded, (ii) the results of operations of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) Net Income attributable to any person other than a Subsidiary that is at least 50% owned by the Company shall be included only to the extent of the amount of cash dividends or distributions actually paid to the Company or a Subsidiary of the Company during such period, (iv) any extraordinary charge resulting from the repurchase of the Debentures shall be excluded and (v) the cumulative effect of a change in accounting principles based upon the implementation of a change required by the Financial Accounting Standards Board shall be excluded.

     "Consolidated Net Worth" means, for any fiscal period, the net stockholders' equity of the Company and its Subsidiaries as the same would appear on the consolidated balance sheet of the Company as at the end of such fiscal period prepared in accordance with GAAP.

     "Continuing Directors" means any member of the Board of Directors of the Company who (i) is a member of that Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

     "Current Market Price" means, when used with respect to any security as of any date, the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, in either case as reported for consolidated transactions on the New York Stock Exchange or, if the security is not listed or admitted to trading on the New York Stock Exchange, as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if the security is not quoted by any such organization, the average of the closing bid and asked prices furnished by a New York Stock Exchange member firm selected by the Company. "Current Market Price" means, when used with respect to any Property other than a security as of any date, the market value of such Property on such date as determined by the Board of Directors of the Company in good faith, which shall be entitled to rely for such purposes on the advice of any firm of investment bankers or appraisers having familiarity with such Property.

     "Debt" of any person as of any date means and includes, without duplication, (i) the principal of and premium, if any, in respect of indebtedness of such person, contingent or otherwise, for borrowed money, including, without limitation, all interest, fees and expenses owed with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments, or representing the deferred and unpaid balance of the purchase price of any property or interest therein or services, if and to the extent such indebtedness would appear as a liability (other than a liability for accounts payable and accrued expenses incurred in the ordinary course of business) upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, (ii) all obligations issued or contracted for as payment in consideration of the purchase by such person of the Capital Stock or substantially all of the assets of another person or as a result of a merger or a consolidation (other than any earn-outs or installment payments), (iii) all Capitalized Lease Obligations of such person, (iv) all obligations of such person in respect of letters of credit or similar instruments or reimbursement of letters of credit or similar instruments (whether or not such items would appear on the balance sheet of such person), (v) all net obligations of such person in respect of interest rate protection and foreign currency hedging arrangements, (vi) all guarantees by such person of items that would constitute Debt under this definition (whether or not such items would appear on such balance sheet), and (vii) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock, but only to the extent such obligations arise on or prior to January 1, 2004; provided, however, that Debt issued at a discount from par shall be treated as if issued at par. The amount of Debt of any person at any date shall be the outstanding balance on such date of all unconditional obligations as described above and the maximum determinable liability, upon the occurrence of the liability giving rise to the obligation, of any contingent obligations referred to in clauses (i), (iv), (vi) and (vii) above at such date.

     "Debt to Operating Cash Flow Ratio" means, as of any date of determination, the ratio of (i) (a) the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries as of such date on a consolidated basis plus (b) the aggregate par or stated value of all outstanding Preferred Stock of the Company and its Subsidiaries as reflected on the Company's most recent consolidated balance sheet prepared in accordance with GAAP (excluding any such Preferred Stock held by the Company or a wholly owned Subsidiary of the Company) or, if greater with respect to any class of Capital Stock which is Disqualified Stock, the aggregate redemption amount thereof as reflected on the Company's most recent consolidated balance sheet (excluding any such Disqualified Stock held by the Company or a wholly owned Subsidiary of the Company) to (ii) Operating Cash Flow of the Company and its Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending immediately prior to such date, determined on a pro forma basis as set forth in the covenant "Limitation on Debt and Senior Indebtedness."

     "Disqualified Stock" means any Capital Stock which, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof or mandatorily (except to the extent that such exchange or conversion right cannot be exercised or such mandatory conversion cannot occur prior to January 1, 2004), is, or upon the happening of an event or the passage of time would be, (a) required to be redeemed or repurchased by the Company or any of its Subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due prior to January 1, 2004 or (b) exchangeable or convertible into debt securities of the Company or any of its Subsidiaries at the option of the holder thereof or mandatorily, except to the extent that such exchange or conversion right cannot be exercised or such mandatory conversion cannot occur on or prior to January 1, 2004.

     "GAAP" means, as of any date, generally accepted accounting principles in the United States and does not include any interpretations or regulations that have been proposed but that have not become effective.

     "Independent Directors" means directors that (i) are not 20% or greater stockholders of the Company or the designee of any such stockholder, (ii) are not officers or employees of the Company, any of its Subsidiaries or of a stockholder referred to above in clause (i), (iii) are not Related Persons and (iv) do not have relationships that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment in carrying out the responsibilities of the directors.

     "Investment" means any loan or advance to any person, any acquisition of any interest in any other person (including (i) with respect to a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock and any securities convertible or exchangeable for any of the foregoing, bonds, notes, debentures, loans or other securities or Debt of such other person and (ii) with respect to a partnership or similar person, any and all units, interests, rights to purchase, warrants, options, participations or other equivalents of or other partnership interests in (however designated) such person and any securities convertible or exchangeable for any of the foregoing), any capital contribution to any other person, or any other investment in any other person, other than (a) advances to officers and employees in the ordinary course of business, (b) creation of receivables in the ordinary course of business and
(c) negotiable instruments endorsed for collection in the ordinary course of business.

     "Lien" means any mortgage, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Income" of any person means the net income (or loss) of such person, determined in accordance with GAAP, excluding, however, from the determination of Net Income any extraordinary gain (but not loss) and any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-leaseback transactions) of any real property or equipment of such person, which is not sold or otherwise disposed of in the ordinary course of business, or of any Capital Stock of a Subsidiary of such person.

     "Operating Cash Flow" means, with respect to the Company and its Subsidiaries for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period, plus (i) extraordinary net losses and net losses on sales of assets other than in the ordinary course of business during such period, to the extent such losses were deducted in computing Consolidated Net Income, plus (ii) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, and any provision for taxes utilized in computing the net losses under clause (i) hereof, plus (iii) to the extent deducted in calculating Consolidated Net Income, Total Interest Expense of the Company and its Subsidiaries for such period, plus (iv) depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges (excluding any such non-cash charges to the extent that they require an accrual of or reserve for cash charges for any future periods) were deducted in calculating such Consolidated Net Income (including amortization of goodwill and other intangibles).

     "Permitted Investments" means (i) Investments in the Company or in a Subsidiary of the Company; (ii) Investments by the Company or any Subsidiary of the Company in a person, if as a result of such Investment (a) such person becomes or is a wholly owned Subsidiary of the Company or the Subsidiary making such Investment or (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company, the Subsidiary making such Investment or a wholly owned Subsidiary of either the Company or such Subsidiary making such Investment (provided that any subsequent issuance or transfer of any interests or other transaction which results in any such wholly owned Subsidiary ceasing to be a wholly owned Subsidiary of the Company, the Subsidiary making such Investment or another wholly owned Subsidiary of either the Company or such Subsidiary making such Investment, or any subsequent transfer of such Permitted Investment (other than to the Company, the Subsidiary making such Investment or another wholly owned Subsidiary of either the Company or such Subsidiary making such Investment) shall be deemed for the purposes hereof to constitute the making of a new Investment by the maker thereof and therefore subject to a new determination of whether such Investment qualifies as a Permitted Investment); (iii) U.S. Government Obligations maturing within one year of the date of acquisition thereof; (iv) certificates of deposit maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $100,000,000; (v) repurchase agreements with respect to U.S. Government Obligations; and (vi) Investments in commercial paper rated at least A1 or the equivalent thereof by Standard & Poor's Corporation or P1 or the equivalent thereof by Moody's Investor Services, Inc. and maturing not more than 90 days from the date of the acquisition thereof.

     "Permitted Liens" means (i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP; (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent by more than 30 days or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP; (iii) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) judgment or other similar Liens arising in connection with court proceedings, provided that
(a) the execution or enforcement of each such Lien is effectively stayed within 30 days after entry of such judgment (or such judgment has been discharged within such 30 day period), the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted and the aggregate amount of the claims secured thereby does not exceed $1,000,000 at any time or (b) the payment of which is covered in full by insurance and the insurance company has not denied or contested coverage thereof; (v) Liens existing on property or assets of any entity at the time it becomes a Subsidiary or existing on property or assets at the time of the acquisition thereof by the Company or any of its Subsidiaries, which Liens were not created or assumed in contemplation of, or in connection with, such entity becoming a Subsidiary or such acquisition, as the case may be, and which attach only to such property or assets, provided that the Debt secured by such Liens is not thereafter increased; (vi) Liens incurred in connection with Capitalized Lease Obligations otherwise permitted under the Indenture; (vii) Liens securing Refinancing Debt, provided that such Liens only extend to the property or assets securing the Debt being refinanced, such Refinanced Debt was previously secured by similar Liens on such property or assets and the Debt or other obligations secured by such Liens is not increased;
(viii) Liens securing the advance of progress payments or deposits made by the United States or any foreign government or any instrumentality thereof or any prime contractor for any such government or instrumentality and received by the Company in the ordinary course of its business; (ix) the Lien created by the Master Security Agreement between General Electric Capital Corporation and OMI Acquisition Corporation dated as of August 28, 1995; and (x) any other Liens existing on the date of the Indenture.

     "Preferred Stock" means, with respect to any person, Capital Stock of such person of any class or classes (however designated) which is preferred as to the payments of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over any other class of the Capital Stock of such person.

     "Property" of any person means all types of real, personal, tangible, intangible or mixed property owned by such person whether or not included on the most recent consolidated balance sheet of such person in accordance with GAAP.

     "Qualified Stock" means Capital Stock of the Company that is not Disqualified Stock.

     "Refinancing Debt" means Debt that refunds, refinances or extends any Debentures, or other Debt existing on the date of the Indenture or thereafter incurred by the Company or its Subsidiaries pursuant to the terms of the Indenture, but only to the extent that (i) the Refinancing Debt is subordinated to the Debentures to the same extent as the Debt being refunded, refinanced or extended, if at all, (ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended, or (b) after the maturity date of the Debentures, (iii) the portion, if any, of the Refinancing Debt that is scheduled to mature on or prior to the maturity date of the Debentures has a Weighted Average Life to Maturity at the time such Refinancing Debt is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Debt being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Debentures, (iv) such Refinancing Debt is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Debt being refunded, refinanced or extended, plus customary fees and expenses associated with refinancing and (v) such Refinancing Debt is incurred by the same person that initially incurred the Debt being refunded, refinanced or extended, except that (a) the Company may incur Refinancing Debt to refund, refinance or extend Debt of any Subsidiary of the Company, and (b) any Subsidiary of the Company may incur Refinancing Debt to refund, refinance or extend Debt of any other wholly owned Subsidiary of the Company.

     "Related Person" means an individual related to an officer, director or employee of the Company or any of its Affiliates which relation is by blood, marriage or adoption and not more remote than first cousin.

     "Subsidiary" of any person means a corporation or other entity a majority of whose Capital Stock with voting power, under ordinary circumstances, entitling holders of such Capital Stock to elect the board of directors or other governing body, is at the time, directly or indirectly, owned by such person and/or a Subsidiary or Subsidiaries of such person.

     "Total Interest Expense" means, for any period, the interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, whether paid or accrued (including amortization of original issue discount, non-cash interest payments and the interest component of capital leases, but excluding amortization of debt and Preferred Stock issuance costs).

     "U.S. Government Obligations" means non-callable (i) direct obligations (or certificates representing an ownership interest in such obligations) of the United States for which its full faith and credit are pledged and (ii) obligations of a person controlled or supervised by, and acting as an agency or instrumentality of, the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States.

     "Weighted Average Life to Maturity" means, when applied to any Debt or Preferred Stock or portions thereof (if applicable) at any date, the number of years obtained by dividing (i) the then outstanding principal amount or liquidation amount of such Debt or Preferred Stock or portions thereof (if applicable) into
(ii) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the Debentures were initially issued in the form of registered debentures in global form without coupons (each, a "Global Debenture"). The Global Debentures were deposited on the date of the closing of the sale of the Debentures (the "Closing Date") with, or on behalf of, the Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository. Interests in the Global Debentures were available for purchase pursuant to the Debenture Offering only by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"). The Debentures to be resold as set forth herein will be initially issued in global form (the "New Global Debentures").

     Debentures that were (i) originally issued to or transferred to institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an "Institutional Accredited Investor"), who are not QIBs or to any other persons who are not QIBs or (ii) issued as described below under "-- Certificated Debentures," were issued in registered form without coupons (the "Certificated Debentures").

     The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System,
(iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Debentures or New Global Debentures, the Depository will credit the accounts of Participants with an interest in the Global Debenture or New Global Debentures, as applicable, and (ii) ownership of the Debentures will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Debentures or to pledge the Debentures as collateral will be limited to such extent.

     So long as the Depository or its nominee is the registered owner of the Global Debentures or the New Global Debentures, as the case may be, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Debentures represented by the Global Debentures or the New Global Debentures, as the case may be, for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Debentures or the New Global Debentures, as the case may be, will not be entitled to have Debentures represented by such Global Debentures or New Global Debentures, registered in their names, will not receive or be entitled to receive physical delivery of Certificated Debentures, and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Debentures represented by a Global Debenture or a New Global Debenture, as the case may be, to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each holder owning a beneficial interest in a Global Debenture or a New Global Debenture, as the case may be, must rely on the procedures of the Depository and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a Holder under the Indenture or such Global Debenture or New Global Debenture. The Company understands that under existing industry practice, in the event the Company requests any action of Holders that is an owner of a beneficial interest in a Global Debenture or a New Global Debenture, as the case may be, desires to take any action that the Depository, as the Holder of such Global Debenture or New Global Debenture, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Debentures by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Debentures.

     Payments with respect to the principal of, premium, if any, and interest on any Debentures represented by a Global Debenture or a New Global Debenture, as the case may be, registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Debenture or a New Global Debenture, as the case may be, representing such Debentures under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Debentures, including the Global Debentures or the New Global Debentures, as the case may be, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debentures (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Debentures or the New Global Debentures, as the case may be, as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of Debentures will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED DEBENTURES

     If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debentures in definitive form under the Indenture, then, upon surrender by the Depository of its Global Debentures or the New Global Debentures, as the case may be, Certificated Debentures will be issued to each person that the Depository identifies as the beneficial owner of the Debentures represented by the Global Debentures or the New Global Debentures, as the case may be. In addition, subject to certain conditions, any person having a beneficial interest in a Global Debenture or a New Global Debenture, as the case may be, may, upon request to the Trustee, exchange such beneficial interest for Certificated Debentures. Upon any such issuance, the Trustee is required to register such Certificated Debentures in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related Debentures and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Debentures to be issued).

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company and the Initial Purchaser entered into the Registration Rights Agreement dated as of September 22, 1995. Pursuant to the Registration Rights Agreement, the Company has agreed to file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act (the "Shelf Registration Statement") to cover public resales of the Debentures by Holders and of the Common Stock issuable upon conversion of the Debentures by holders thereof, in each case who satisfy certain conditions relating to the providing of information in connection with the Shelf Registration Statement. The Company has agreed to use its reasonable best efforts to (a) cause the Shelf Registration Statement to be filed with the Commission within 90 days after September 29, 1995 (the "Closing Date"); (b) cause the Shelf Registration Statement to be declared effective by the Commission within 150 days after the Closing Date; and (c) keep the Shelf Registration Statement effective until at least the third anniversary of the Closing Date or such shorter period that will terminate when all the shares of the Common Stock and the Debentures covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company has filed a Registration Statement of which this Prospectus is a part in compliance with its obligation under the Registration Rights Agreement to file a Shelf Registration Statement. Notwithstanding the foregoing, the Company will be permitted to suspend the use of the Shelf Registration Statement during certain periods under certain conditions.

     The Registration Rights Agreement provides that, if (i) the Shelf Registration Statement is not filed with the Commission or is not declared effective by the Commission within the time periods set forth above or (ii) at any time during which the Shelf Registration Statement is required to kept effective, it shall cease to be effective (other than as a result of the effectiveness of a successor registration statement) and such effectiveness is not restored within 45 days thereafter (each such event referred to in clause (i) or (ii), a "Registration Default"), the Company will pay liquidated damages (the "Liquidated Damages") to each Holder of Debentures or holder of Class A Common Stock which are "restricted" securities under the Securities Act intended to be eligible for resale under the Shelf Registration Statement and who has complied with its obligations under the Registration Rights Agreement. During the first 90-day period immediately following the occurrence of a Registration Default, such Liquidated Damages shall be in an amount equal to $.05 per week per $1,000 principal amount of Debentures and $.01 per week per share (subject to adjustment in the event of stock splits or consolidations, stock dividends and the like) of Common Stock constituting restricted securities held by such person. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount and $.01 per week per share (subject to adjustment as set forth above) of Common Stock constituting restricted securities for each subsequent 90-day period until the applicable Registration Default is cured, up to a maximum amount of liquidated damages of $.20 per week per $1,000 principal amount of Debentures and $.04 per week per share (subject to adjustment as set forth above) of Common Stock constituting restricted securities. All accrued Liquidated Damages shall be paid by wire transfer of immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of all Registration Defaults, the payment of Liquidated Damages will cease.

     In addition, for so long as the Debentures are outstanding and during any period in which the Company is not subject to the Exchange Act, the Company will provide to holders of Debentures and to prospective purchasers of the Debentures the information required by Rule 144A(d)(4) under the Securities Act. The Company will provide a copy of the Registration Rights Agreement to prospective investors upon request.

                  DESCRIPTION OF 1998 DEBENTURES

     The following summary describes certain provisions of the indenture governing the 1998 Debentures (the "1998 Indenture") and the 1998 Debentures. The following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the 1998 Indenture and the form of the 1998 Debentures.

     The Company's 1998 Debentures were issued on August 1, 1983 in an aggregate principal amount of $25,000,000. The 1998 Debentures are unsecured obligations of the Company which are subordinated in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company. The 1998 Indenture does not contain any restrictions upon the incurrence of Senior Indebtedness or any other indebtedness by the Company or by any of its subsidiaries.

     The 1998 Debentures bear interest at a rate of 8-1/2% per annum payable semiannually on February 1 and August 1 of each year and mature on August 1, 1998. Mandatory sinking fund payments sufficient to retire $2.5 million principal amount of the 1998 Debentures annually, which commenced on August 1, 1990, are calculated to retire 80% of the issue prior to maturity. See "Capitalization."


     The 1998 Debentures are redeemable on not less than 30 days' notice at the option of the Company, in whole or in part, at a redemption price of 100% of the principal amount, plus accrued interest to the date of redemption. The 1998 Debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of Common Stock of the Company at a conversion price of $15.00 per share, subject to adjustment under certain conditions.

     The 1998 Indenture contains certain limitations on the Company's right to distribute dividends or purchase, redeem or otherwise acquire or retire any of its capital stock and to merge or consolidate unless it meets the criteria set forth therein.

     Senior Indebtedness is defined in the 1998 Indenture to include the principal of (and premium, if any) and interest on
(a) all indebtedness of the Company, whether outstanding on the date of the 1998 Indenture or thereafter created, incurred, assumed or guaranteed, for borrowed money (other than the 1998 Debentures), whether short-term or long-term and whether secured or unsecured (including all indebtedness evidenced by notes, bonds, debentures or other securities sold by the Company for money), (b) indebtedness incurred by the Company in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by the Company or another person) of any business, real property or other assets (except assets acquired in the ordinary course of the conduct of the acquirer's usual business), (c) guarantees by the Company of indebtedness for borrowed money, whether short-term or long-term and whether secured or unsecured, of any corporation in which the Company owns, directly or indirectly, 50% or more of the stock having general voting power and (d) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee, unless in each case by the terms of the instrument creating or evidencing such indebtedness, obligation or guarantee or such renewal, extension, refunding, deferral, restructuring, amendment or modification it is provided that such indebtedness, obligation or guarantee is not superior in right of payment of the 1998 Debentures.

                   DESCRIPTION OF CAPITAL STOCK


       On February 7, 1996, the Board of Directors of the Company approved and recommended for submission to the stockholders of the Company by a 6 to 1 vote, with Leonard Newman voting against such submission, the consideration and approval of an Amended and Restated Certificate of Incorporation (the "Restated Certificate"), which amended and restated the Company's certificate of incorporation (i) to effect a reclassification of each share of Class A Common Stock and each share of Class B Common Stock into one share of Common Stock, (ii) to provide that action by the stockholders may be taken only at a duly called annual or special meeting, and not by written consent and
(iii) to provide that the stockholders of the Company would have the right to make, adopt, alter, amend, change or repeal the By-Laws of the Company only upon the affirmative vote of not less than 66 2/3% of the outstanding capital stock of the Company entitled to vote thereon.

     On March 26, 1996, the stockholders approved the Restated Certificate. The Restated Certificate was filed with the Secretary of State of the State of Delaware and became effective April 1, 1996. The authorized capital stock of the Company currently consists of 2,000,000 shares of Preferred Stock and 20,000,000 shares of Common Stock. As of April 25, 1996, there were 5,467,632 shares of Common Stock issued and outstanding (exclusive of 498,434 shares held in treasury). No shares of Preferred Stock have been issued. All outstanding shares of Common Stock are fully paid and nonassessable.


PREFERRED STOCK


     The Restated Certificate authorizes 2,000,000 shares of Preferred Stock each having a par value of $10 per share.
Subject to applicable law, the Board may issue, in its sole discretion, shares of Preferred Stock without further stockholder action by resolution at the time of issuance. The Preferred Stock may be issued in one or more series and may vary as to the designation and number of shares in such series, the voting power of the holders thereof, the dividend rate, the redemptive terms and prices, the voluntary and involuntary liquidation preferences, the conversion rights and the sinking fund requirements, if any, of such series. The Board, however, may not create any series of Preferred Stock with more than one vote per share.



COMMON STOCK

     Voting Rights. As a result of the Reclassification, all holders of Common Stock have the same preferences, rights, powers and qualifications, including one vote for each share of Common
Stock held.

     The Board was previously divided into two classes; Class A Directors and Class B Directors. The Class A Directors were divided into three classes serving staggered terms, the Class A-I Directors, the Class A-II Directors and the Class A-III Directors. As a result of the Reclassification, the Board is no longer divided into Class A Directors and Class B Directors. The directors who, as of the effective date of the Reclassification, were designated as Class A-I Directors, Class A-II Directors and Class A-III Directors are now designated as Class I Directors, Class II Directors and Class III Directors, respectively, and will continue to serve out their respective terms. Each of the former Class B Directors was appointed to serve as either a Class I Director, Class II Director or Class III Director. Each class of directors will consist of as nearly an equal number of directors as possible. At each annual meeting beginning with the 1996 Annual Meeting, one class of directors will be elected to succeed those whose terms expire by all record holders of the Common Stock as of the date of determination, with each new director to serve a three-year term.

     In General. Holders of Common Stock have no redemption or preemptive rights and are not liable for further calls or assessments. Holders of Common Stock will be entitled, after satisfaction of the Company's liabilities and payment of the liquidation preferences, if any, of any outstanding shares of Pre ferred Stock, to share the remaining assets of the Company, if any, equally in proportion to the number of shares held.

     Subject to the rights of holders of Preferred Stock, if any, and subject to other provisions of the Restated Certificate, holders of Common Stock are entitled to receive such dividends and other distributions in cash, property or shares of stock of the Company as may be declared from time to time by the Board in its discretion from any assets of the Company legally available therefor.

     Transfer Agent and Registrar.  The Trust Company of New
Jersey, 35 Journal Square, Jersey City, New Jersey, 07306, is the transfer agent and the registrar of both the Common Stock and the Debentures.



                       PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this offering. The Selling Security Holders may sell all or a portion of the Debentures and shares of Common Stock offered hereby from time to time on terms to be determined at the times of such sales. The Debentures and shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Security Holders. Alternatively, any of the Selling Security Holders may from time to time offer the Debentures or shares of Common Stock through underwriters, including the Initial Purchaser, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Security Holders and the purchasers of the Debentures or shares of Common Stock for whom they may act as agent. To the extent required, the aggregate principal amount of Debentures and number of shares of Common Stock to be sold, the names of the Selling Security Holders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. There is no assurance that the Selling Security Holders will sell any or all of the Debentures or shares of Common Stock offered hereby. The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such broker-dealers, agents or underwriter and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


     The Debentures and the shares of Common Stock issued upon conversion of the Debentures may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.


     To comply with the securities laws of certain states, if applicable , the Debentures and shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition in certain states the Debentures and shares of Common Stock may not be offered or sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Debentures were originally sold to the Initial Purchaser on September 29, 1995 in a private placement (including the over-allotment option for $5,000,000 aggregate principal amount of the Debentures which was exercised on November 3, 1995) at a purchase price of 95% of their principal amount. The Company agreed to indemnify the Initial Purchaser against certain liabilities in connection with the offer and sale of the Debentures, including liabilities under the Securities Act, and to contribute to payments that the Initial Purchaser may be required to make in respect thereof.


     The Company will pay substantially all expenses incident to the offering and sale of the Debentures and Common Stock to the public other than underwriting discounts and selling commissions and fees. The Company and the Selling Security Holders have agreed to indemnify each other against certain liabilities arising under the Securities Act. In addition, any underwriter utilized by the Selling Security Holders may be indemnified against certain liabilities, including liabilities under the Securities Act. See "Selling Security Holders."


     Prior to this offering there has not been any public market for the Debentures and there can be no assurance regarding the future development of a market for the Debentures. The Debentures and the shares of Common Stock which are issuable upon conversion of the Debentures are listed on the AMEX. The Debentures are eligible for trading in the PORTAL Market; however, no assurance can be given as to the liquidity of, or trading market for, the Debentures. The Company has been advised by the Initial Purchaser that it intends to make a market in the Debentures. However, it is not obligated to do so and any market-making activities with respect to the Debentures may be discontinued at any time without notice. See "Description of the Debentures -- Registration Rights; Liquidated Damages." Accordingly, no assurance can be given as to the liquidity of or the trading market for the Debentures. See "Risk Factors -- Lack of Public Market for the Debentures; Restrictions on Resale."



                     SELLING SECURITY HOLDERS

     The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Security Holder which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership or placement of Debentures or Common Stock, none of the Selling Security Holders has had any material relationship with the Company within the past three years, except as noted herein. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Security Holders.


                                   Principal
                                    Amount
                                   of Deben-  Principal    Percent
                                   tures      Amount of      of
                                   Benef-     Debentures   Outstand-
                                   icially      Being       ing
             Name                  Owned      Registerd    Debentures

 BT Holdings . . . . . . . . . .  $1,650,000   $1,650,000     6.6%
 Castle Convertible Fund Inc. . .    500,000      500,000     2.0
 Catholic Mutual Relief
  Society of America. . . . . . .    250,000      250,000     1.0
 Cincinnati Financial Corp.  . .   2,000,000    2,000,000     8.0
 CNA Income Shares, Inc. . . . . .   500,000      500,000     2.0
 Convertible Holdings, Inc.  . . . 1,000,000    1,000,000     4.0
 First Pacific Advisers, Inc.1 . . 4,500,000    4,500,000    18.0
 Forest Fulcrum Ltd. . . . . . . .   570,000      570,000     2.3
 Forest Fulcrum Fund . . . . . . .   980,000      980,000     3.9
 Franklin Investors Securities
     Trust Convertible Securities
     Fund. . . . . . . . . . . . .   750,000      750,000     3.0
 ICI American Holdings . . . . . .   250,000      250,000     1.0
 IDS Bond Fund, Inc.2  . . . . . . 3,000,000    3,000,000    12.0
 Laterman Strategies 90's L.P. . .   300,000      300,000     1.2
 Laterman & Co.  . . . . . . . . .   200,000      200,000      *
 Nalco Chemical Retirement . . . .   100,000      100,000      *
 Nesbitt Burns . . . . . . . . . .   400,000      400,000     1.6
 Offshore Strategies Ltd. . . . .    500,000      500,000     2.0
 Oregon Equity Fund  . . . . . . . 1,000,000    1,000,000     4.0
 The Putnam Advisory Company, Inc.
   on behalf of Boston College
   Endowment . . . . . . . . . . .   200,000      200,000      *
 The Putnam Advisory Company, Inc.
   on behalf of New Hampshire
   Retirement System . . . . . . .   525,000      525,000     2.1
 The Putnam Advisory Company, Inc.
   on behalf of The Museum of
   Fine Art, Boston  . . . . . . .    90,000       90,000      *
 Putnam Convertible Income-Growth
   Trust . . . . . . . . . . . . . 1,850,000    1,850,000     7.4
 Putnam Convertible Opportunities
   and Income Trust. . . . . . .     485,000      485,000     1.9
 Putnam High Income Convertible
   and Bond Fund . . . . . . . . .   600,000      600,000     2.4
 State of Delaware . . . . . . . .   400,000      400,000     1.6
 United National Insurance Company.  150,000      150,000      *
 Winchester Convertible Plus
   Limited . . . . . . . . . . . . 1,000,000    1,000,000     4.0
 Zazove Convertible Fund, L.P. . .   500,000      500,000     2.0
 Zeneca Holdings . . . . . . . . .   250,000      250,000     1.0
    Total . . . . . . . . . . . .$24,500,000  $24,500,000     98%

______________________

*    Less than 1%.

1 First Pacific Advisers, Inc. may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than ten percent of the Common Stock of the Company. Such information has been derived from statements on Schedule 13D and 13G filed with the SEC by First Pacific Advisers, Inc.

2 IDS Bond Fund, Inc. is an investment company registered under the Investment Company Act of 1940, as amended, and is a fund in the IDS Mutual Fund Group ("IDS Funds"). American Express Financial Corporation (formerly known as IDS Financial Corporation) ("AEFC"), an investment adviser registered under the Investment Advisers Act of 1940, as amended, provides investment advisory services to each of the IDS Funds and to certain other registered investment companies. AEFC is a wholly owned subsidiary of American Express Company. The information set forth in the table with respect to IDS Bond Fund, Inc. and the information set forth in this footnote was provided by AEFC.


     Because the Selling Security Holders may sell all or some of the Debentures which they hold and shares of Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the aggregate amount of Debentures or shares of Common Stock that are to be offered hereby or that will be owned by the Selling Security Holders upon completion of this offering to which this Prospectus relates. Accordingly, the aggregate principal amount of Debentures offered hereby may decrease. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $25,000,000. See "Plan of Distribution."

                                    LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for the Company by Skadden, Arps, Slate, Meagher &
Flom, 919 Third Avenue, New York, New York 10022.  Mark N.
Kaplan, a director and owner of 1,000 shares of the Common
Stock of the Company, is a partner in the firm of Skadden, Arps, Slate, Meagher & Flom.

                             EXPERTS

     The consolidated financial statements and consolidated financial statement schedule of the Company as of March 31, 1995 and 1994, and for each of the years in the three-year period ended March 31, 1995, included herein and in the Registration Statement, have been included herein and in the Registration Statement, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.


                DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND SUBSIDIARIES


                           INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Diagnostic/Retrieval Systems, Inc. and Subsidiaries


                                                                        Page

Independent Auditors' Report.........................................   F-2

Consolidated Financial Statements:

Consolidated Balance Sheets as of March 31, 1995 and 1994 and
  December 31, 1995 (unaudited)......................................   F-3

Consolidated Statements of Earnings for the fiscal years
  ended March 31, 1995, 1994 and 1993 and for the nine months
  ended December 31, 1995 and 1994 (unaudited).......................   F-4

Consolidated Statements of Stockholders'
  Equity for the fiscal years ended March 31, 1995, 1994
  and 1993 and for the nine months ended December 31, 1995
  (unaudited).......................................................    F-5

Consolidated Statements of Cash Flows for the fiscal
  years ended March 31, 1995, 1994 and 1993 and for the nine months
  ended December 31, 1995 and 1994 (unaudited).....................     F-6

Notes to Consolidated Financial Statements...........................   F-7


                           INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders,
Diagnostic/Retrieval Systems, Inc.:



                    We have audited the accompanying consolidated balance sheets of Diagnostic/Retrieval Systems, Inc. and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1995. These consolidated financial statements are the responsi-bility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial state-ments are free of material misstatement. An audit in-cludes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting princi-ples used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diagnos-tic/Retrieval Systems, Inc. and subsidiaries as of March 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1995 in conformity with generally accepted accounting principles.

                                        KPMG Peat Marwick LLP

          Short Hills, New Jersey
          May 18, 1995


                                         CONSOLIDATED BALANCE SHEETS
                             DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND SUBSIDIARIES
                                                                                                        December
                                                                                                           31,
                                                                             March 31,              ---------------
                                                                 -----------------------------
                                                                      1995              1994              1995
                                                                  ------------      ------------      ------------
                                                                                                       (unaudited)
Assets
Current Assets:
Cash and Cash Equivalents......................................     $11,197,000       $15,465,000        $23,069,000
Accounts Receivable (Notes 2 and 6)............................      17,432,000        15,538,000         20,594,000
Inventories, Net of Progress Payments (Note 3).................      11,724,000         5,042,000         16,558,000
Other Current Assets...........................................       2,445,000         2,563,000          2,477,000
                                                                    ------------     -------------      ------------

Total Current Assets...........................................      42,798,000        38,608,000         62,698,000
                                                                     ------------      ------------      ------------

Property, Plant and Equipment, at Cost (Notes 4 and 6)........       33,661,000        32,182,000         39,958,000
Less Accumulated Depreciation and Amortization.................      23,812,000        23,289,000         25,230,000
                                                                    ------------      ------------      ------------

Net Property, Plant and Equipment..............................       9,849,000         8,893,000         14,728,000
                                                                    ------------      ------------      -------------

Intangible Assets, Less Accumulated Amor-
tization of $3,457,000, $3,008,000 and
$3,883,000 at March 31, 1995 and 1994 and
December 31, 1995, respectively................................       8,920,000         8,414,000          8,494,000
Other Assets...................................................       3,023,000         2,921,000          4,850,000
                                                                   ------------      ------------       ------------

Total Assets...................................................     $64,590,000       $58,836,000        $90,770,000
                                                                    ===========       ============       ===========

Liabilities and Stockholders' Equity
Current Liabilities:
Current Installments of Long-Term Debt
(Note 6) ......................................................     $ 2,492,000       $ 2,664,000        $ 3,436,000
Accounts Payable and Accrued Expenses (Note 5).................      19,989,000        16,141,000         18,677,000
                                                                    ------------      ------------       -----------

Total Current Liabilities......................................      22,481,000        18,805,000         22,113,000
Long-Term Debt, Excluding Current Installments (Note 6)........      11,732,000        14,515,000         35,319,000
Deferred Income Taxes (Note 8).................................       4,605,000         4,624,000          4,605,000
Other Liabilities (Notes 10 and 11)............................       3,263,000         1,133,000          3,826,000
                                                                    ------------      ------------      ------------

Total Liabilities..............................................      42,081,000        39,077,000         65,863,000
                                                                    ------------      ------------      ------------

Stockholders' Equity (Notes 6, 9 and 13):
Class A Common Stock, $.01 par Value per
Share.  Authorized 10,000,000 Shares;
Issued 3,699,963 Shares, 3,674,963 Shares
and 3,739,963 Shares at March 31, 1995 and
1994 and December 31, 1995, respectively.....................            37,000            37,000             37,000
Class B Common Stock, $.01 par Value per
Share.  Authorized 20,000,000 Shares;
Issued 2,163,253, 2,105,528 and 2,216,353
Shares at March 31, 1995 and 1994, and
December 31, 1995,  respectively...............................          22,000            21,000             22,000
Additional Paid-in Capital.....................................      13,435,000        12,970,000         13,579,000
Retained Earnings..............................................      10,919,000         8,315,000         13,414,000
                                                                   ------------      ------------       ------------

                                                                     24,413,000        21,343,000         27,052,000

Treasury Stock, at Cost:  432,639 Shares of Class A Common
Stock and 21,619 Shares of Class B Common Stock at
March 31, 1995, 423,419 Shares of Class A Common
Stock and 21,440  Shares of Class B Common Stock at
March 31, 1994, and 432,639 Shares of Class A Common
Stock and 65,795  Shares of Class B Common Stock at
December 31, 1995 (Note 10) ...................................      (1,617,000)       (1,579,000)        (1,918,000)
Unamortized Restricted Stock Compensation......................        (287,000)           (5,000)          (227,000)
                                                                    ------------      ------------      ------------

Net Stockholders' Equity.......................................      22,509,000        19,759,000         24,907,000
                                                                   ------------       ------------      ------------

Commitments and Contingencies (Note 10)
Total Liabilities and Stockholders' Equity...................       $64,590,000       $58,836,000        $90,770,000
                                                                    ===========       ===========        ===========

- ------------------
See accompanying Notes to Consolidated Financial Statements.



                                        CONSOLIDATED STATEMENTS OF EARNINGS
                                DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND SUBSIDIARIES

                                                                                                       Nine Months Ended
                                                          Years Ended March 31,                            December 31,
                                            ------------------------------------------            ------------------------------

                                               1995             1994              1993             1995             1994
                                             ---------        ---------        ---------         ---------        ---------
                                                                                                          (unaudited)

Revenues..................................    $69,930,000      $57,820,000      $47,772,000       $65,628,000       $47,404,000

Costs and Expenses (Note 3)...............     64,836,000       54,372,000       45,461,000        60,289,000        44,143,000
                                               ----------       ----------       ----------        ----------        ----------

Operating Income..........................      5,094,000        3,448,000        2,311,000         5,339,000         3,261,000

Interest and Related Expenses.............     (1,372,000)      (1,574,000)      (1,735,000)       (1,675,000)       (1,020,000)

Other Income, Net (Notes 7 and 11)                534,000          834,000        1,224,000           425,000           613,000
                                               ----------       ----------       ----------        -----------       -----------

Earnings before Income Taxes..............      4,256,000        2,708,000        1,800,000         4,089,000         2,854,000

Income Taxes (Note 8).....................      1,652,000        1,093,000          715,000         1,594,000         1,142,000
                                               ----------       ----------        ----------       ----------        ----------

Net Earnings..............................    $ 2,604,000      $ 1,615,000        1,085,000         2,495,000      $  1,712,000
                                              ===========      ===========        =========         =========      ============

Earnings per Share of Class A and Class B
Common Stock (Note 13):

        Primary...........................   $        .50      $       .30      $       .20        $      .44       $       .34

        Fully diluted.....................   $        .50      $       .30      $       .20        $      .44       $       .34

Weighted Average Number of
Shares of Class A and Class
B Common Stock Outstanding (Note 13):

        Primary...........................      5,231,000        5,334,000        5,324,000         5,647,000         5,026,000

        Fully diluted.....................      5,231,000        5,334,000        5,324,000         6,552,000         5,026,000

- -----------------
See accompanying Notes to Consolidated Financial Statements.


                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND SUBSIDIARIES



Years Ended March
31, 1995, 1994 and
1993, and Nine
Months Ended
December 31, 1995                      Common Stock
(unaudited)                 --------------------------------
                               Class A           Class B                                            Unamortized     Net
                              -----------       ----------      Additional                           Restricted    Stock-
                                                                 Paid In    Retained   Treasury        Stock       holders'
                           Shares    Amount   Shares    Amount   Capital    Earnings     Stock      Compensation   Equity
- -----------------------    ------    ------   ------    ------  ---------   --------    -------     ------------   -------
Balances at March
31, 1992.................  3,674,963 $37,000  2,089,528 $21,000 $12,984,000 $5,615,000  $(1,579,000) $(31,000)     $17,047,000

Net Earnings.............      --       --        --       --         --     1,085,000        --        --           1,085,000

Stock Options
Exercised.................     --       --        5,000    --         --          --          --        --             --

Compensation Relating
to Stock Options, Net.....     --       --        --       --       (39,000)      --          --       22,000          (17,000)
                           --------- -------- ---------- ------- ----------- ----------- ----------  --------      -----------

Balances at March
31, 1993.................  3,674,963  37,000  2,094,528  21,000  12,945,000  6,700,000  (1,579,000)    (9,000)      18,115,000

Net Earnings.............       --      --         --      --         --     1,615,000        --         --          1,615,000

Stock Options
Exercised................      --        --      11,000    --         2,000       --          --         --              2,000

Compensation Re-
lating to Stock
Options, Net.............       --       --        --       --       23,000        --         --        4,000           27,000
                           ---------   -------  ---------  -------- -------   ----------    ---------  ---------    ----------

Balances at March
31, 1994.................  3,674,963  37,000  2,105,528  21,000  12,970,000  8,315,000  (1,579,000)    (5,000)      19,759,000

Net Earnings ............        --      --        --      --         --     2,604,000        --         --          2,604,000

Stock Options
Exercised................     25,000     --      57,725   1,000     188,000       --           --         --           189,000

Compensation Relating to
Stock Options, Net .......       --      --        --      --       388,000       --           --    (282,000)         106,000

Purchase of Trea-
sury Stock ..............       --       --        --      --         --           --   (2,900,000)      --         (2,900,000)

Sale of Treasury
Stock....................       --       --        --      --      (111,000)       --    2,862,000       --          2,751,000
                           ----------  ------- ---------  -------  ---------  --------  ----------   ---------     -----------

Balances at March
31, 1995.................  3,699,963  37,000  2,163,253  22,000  13,435,000 10,919,000  (1,617,000)  (287,000)      22,509,000

Net Earnings (unaudited)...     --       --       --      --         --      2,495,000        --         --          2,495,000

Stock Options
Exercised (unaudited).....    40,000      --     53,100    --       220,000       --          --         --            220,000

Expenses relating
to the Sale of
Treasury Stock
(unaudited)...............      --       --         --      --      (76,000)      --          --         --            (76,000)

Receipt of Stock
Into Treasury
(unaudited)...............      --       --        --      --         --          --      (301,000)      --           (301,000)

Compensation Re-
lating to Stock
Options Net (unaudited)...       --       --        --      --        --          --          --       60,000           60,000
                           ---------   ------- ----------  -------- --------   ---------  --------   ---------       ---------

Balances at December 31,
1995 (unaudited).........  3,739,963 $ 37,000  2,216,353  $ 22,000 $13,579,000 $13,414,000 $(1,918,000) $(227,000)  $24,907,000

- --------------------
See accompanying Notes to Consolidated Financial Statements.



                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                             DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND SUBSIDIARIES

                                                                                               Nine Months Ended
                                                        Years Ended March 31,                    December 31,
                                                ------------------------------------        -----------------------
                                                   1995          1994         1993             1995          1994
                                                -----------    ---------    ---------       -----------    ---------
                                                                                                   (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings .............................     $ 2,604,000    $ 1,615,000   $ 1,085,000     $ 2,495,000      $ 1,712,000

Adjustments to Reconcile Net
Earnings to Cash Flows from
Operating Activities:

   Depreciation and Amortization.........        2,480,000      2,558,000     3,202,000       2,226,000        1,967,000

   Deferred Income Taxes ................           26,000        (15,000)      (31,000)           --              --

   Other, Net ...........................          (77,000)      (233,000)     (446,000)        305,000         (235,000)

Changes in Assets and Liabil-
ities, Net of Effects from
Business Combinations:

   (Increase) Decrease in Accounts Receivable.  (1,415,000)     1,443,000      (880,000)     (2,859,000)       2,265,000

   (Increase) Decrease in Inventories.........  (6,408,000)     2,069,000     2,186,000      (4,141,000)      (5,543,000)

   (Increase) Decrease in Other
     Current Assets ...........................     (7,000)      (133,000)    1,400,000         667,000         (130,000)

   Increase (Decrease) in Accounts Payable and
   Accrued Expenses ..........................   3,640,000      2,928,000      (400,000)     (2,381,000)        (182,000)

   Other, Net ................................   1,643,000        (62,000)     (357,000)        194,000          160,000
                                                 ----------     ----------    ----------      ----------       ----------

Net Cash Provided by (Used in) Operating
Activities: ..................................   2,486,000     10,170,000     5,759,000      (3,494,000)          14,000
                                                 ---------     ----------     ---------      -----------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:

Capital Expenditures .........................  (2,543,000)      (988,000)     (922,000)     (3,712,000)      (1,014,000)

Sales of Fixed Assets ........................       --              --             --        2,380,000            --

Payments Pursuant to Business
Combinations, Net of Cash Acquired............  (1,514,000)      (696,000)          --       (4,140,000)      (1,514,000)

Cash Advanced to Company Ac-
quired for Repayment of Debt
Prior to Acquisition .........................        --       (1,800,000)           --             --              --

Other, Net ...................................     263,000         11,000         2,000             --           236,000
                                                ----------    ------------    ------------   ------------    ------------

Net Cash Used in Investing activities.......    (3,794,000)    (3,473,000)     (920,000)     (5,472,000)      (2,292,000)
                                                -----------    -----------     ---------     ------------     ------------

 CASH FLOWS FROM FINANCING ACTIVITIES:

Payments on Long-Term Debt ................       (275,000)      (168,000)     (262,000)       (374,000)         (56,000)

Repurchases of Convertible
Subordinated Debentures ...................     (2,667,000)    (2,354,000)   (1,880,000)     (2,242,000)       (2,639,000)

Net Proceeds From Issuance of
Senior Subordinated Convertible
Debentures ................................           --             --            --        23,360,000             --

Other Borrowings ..........................         20,000        325,000          --            55,000           75,000

Purchase of Treasury Stock ................     (2,900,000)          --            --              --         (2,900,000)

Sale of Treasury Stock ....................      2,862,000            --           --              --          2,625,000

Other, Net ................................           --              --           --            39,000             --
                                              ------------     -----------   -----------     -----------      ----------

Net Cash Used in Financing Activities......     (2,960,000)    (2,197,000)   (2,142,000)     20,838,000       (2,895,000)
                                               ------------    -----------   -----------     -----------      -----------

Net Increase (Decrease) in
Cash and Cash Equivalents.................      (4,268,000)     4,500,000     2,697,000      11,872,000       (5,173,000)

Cash and Cash Equivalents,
Beginning of Period ......................      15,465,000     10,965,000     8,268,000      11,197,000       15,465,000
                                              ------------    -----------   -----------     ------------     ------------
Cash and Cash Equivalents, End
of Period .................................   $ 11,197,000    $15,465,000   $10,965,000     $23,069,000      $10,292,000
                                              ============    ===========   ===========     ===========      ===========

- --------------------
See accompanying Notes to Consolidated Financial Statements.


                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND SUBSIDIARIES


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A.     BASIS OF PRESENTATION

                    The Consolidated Financial Statements include the accounts of Diagnostic/Retrieval Systems, Inc., its subsidiaries, all of which are wholly owned, and a joint venture consisting of an 80% controlling partnership interest (the "Company"). All significant intercompany transactions and balances have been eliminated in consol-idation.

                    The Consolidated Financial Statements include information as of December 31, 1995 and for the nine months ended December 31, 1995 and 1994, which is unau-dited. In the opinion of Management, the accompanying unaudited consolidated financial statements of the Compa-ny contain all adjustments (consisting of only normal and recurring adjustments) necessary for the fair presenta-tion of the Company's consolidated financial position as of December 31, 1995, the statements of earnings for the nine months ended December 31, 1995 and 1994, cash flows for the nine months ended December 31, 1995 and 1994 and the statement of stockholders' equity for nine months ended December 31, 1995. The results of operations for the nine months ended December 31, 1995 are not necessar-ily indicative of the results to be expected for the full year.

               B.   CASH AND CASH EQUIVALENTS

                    The Company considers all highly liquid invest-ments purchased with a maturity of three months or less to be cash equivalents.

               C.   REVENUE RECOGNITION

                    Revenues related to long-term, firm fixed-price contracts, which principally provide for the manufacture and delivery of finished units, are recognized as ship-ments are made. The estimated profits applicable to such shipments are recorded pro rata based upon estimated total profit at completion of the contracts.

                    Revenues on contracts with significant engi-neering as well as production requirements are recorded using the percentage-of-completion method measured by the costs incurred on each contract to estimated total con-tract costs at completion (cost-to-cost) with consider-ation given for risk of performance and estimated profit.

                    Revenues related to incentive-type contracts also are determined on a percentage-of-completion basis measured by the cost-to-cost method. Revenues from cost-reimbursement contracts are recorded, together with the fees earned, as costs are incurred.

                    Revenues recognized under the cost-to-cost percentage-of-completion basis during fiscal 1995, 1994 and 1993 approximated 16%, 26% and 37% of total revenues, respectively, with remaining revenues recognized as delivery of finished units is made, or as costs are incurred under cost-reimbursement contracts. Included in revenues for fiscal 1995, 1994 and 1993 are $18,771,000,
          $27,496,000 and $19,155,000 respectively, of customer-sponsored research and development.

                    Revisions in profit estimates are reflected in the year in which the facts, which require the revisions, become known, and any estimated losses and other future costs are accrued in full.

                    Approximately 84%, 94% and 83% of the Company's revenues in fiscal 1995, 1994 and 1993, respectively, were derived directly or indirectly from defense-industry contracts with the United States Government (principally the U.S. Navy). In addition, approximately 7%, 3% and 17% of the Company's revenues in fiscal 1995, 1994 and 1993, respectively, were derived directly or indirectly from sales to foreign governments. Sales to commercial customers comprised 9% and 3% of revenues in fiscal 1995 and 1994, respectively.

               D.   INVENTORIES

                    Costs accumulated under contracts are stated at actual cost, not in excess of estimated net realizable value, including, for long-term government contracts, applicable amounts of general and administrative expens-es, which include research and development costs, where such costs are recoverable under customer contracts.

                    In accordance with industry practice, invento-ries include amounts relating to contracts having produc-tion cycles longer than one year, and a portion thereof will not be realized within one year.

               E.   DEPRECIATION AND AMORTIZATION OF PROPERTY,
                    PLANT AND EQUIPMENT

                    Depreciation and amortization have been provid-ed on the straight-line method. The ranges of estimated useful lives are: office furnishings, motor vehicles and equipment, 3-10 years; building and building improve-ments, 15-40 years; and leasehold improvements, over the shorter of the estimated useful lives or the life of the lease.

                    Maintenance and repairs are charged to opera-tions as incurred; renewals and betterments are capital-ized. The cost of assets retired, sold or otherwise disposed of are removed from the accounts, and any gains or losses thereon are reflected in operations.

               F.   EXCESS OF COST OVER NET ASSETS OF BUSINESSES
                    ACQUIRED

                    Intangibles resulting from acquisitions repre-sent the excess of cost of the investments over the fair-market values of the underlying net assets at the dates of investment. All intangibles are being amortized on the straight-line method, over five to thirty years. The carrying value of intangible assets periodically is reviewed by the Company, and impairments are recognized when the expected undiscounted future operating cash flows derived from such intangible assets are less than their carrying value.

               G.   INCOME TAXES

                    In February 1992, the Financial Accounting
          Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recog-nized in income in the period that includes the enactment date. SFAS 109 supersedes Statement of Financial Ac-counting Standards No. 96, "Accounting for Income Taxes" ("SFAS 96").

                    Effective April 1, 1993, the Company adopted
          SFAS 109. The cumulative effect of adopting SFAS 109 was not material to the Company's consolidated results of operations or financial position.

                    Prior-year financial statements have not been restated to apply the provisions of SFAS 109. Until March 31, 1993, the Company used the asset and liability method of accounting for income taxes, as set forth in SFAS 96. Under SFAS 96, deferred income taxes are recog-nized by applying statutory tax rates to the difference between the financial statement carrying amounts and tax bases of assets and liabilities. The statutory tax rates applied are those applicable to the years in which the differences are expected to reverse. Deferred tax ex-pense represents the change in the liability for deferred taxes from year to year.

               H.   POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

                    In December 1990, the Financial Accounting
          Standards Board issued Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). The Company adopted SFAS 106 during the first quarter of fiscal 1994, and its adoption did not have a material impact on the Company's consolidated results of operations or financial position.

               I.   POSTEMPLOYMENT BENEFITS

                    In November 1992, the Financial Accounting
          Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). The Company adopted SFAS 112 during the first quarter of fiscal 1995, and its adoption did not have a material impact on the Company's consolidated results of operations or financial position.

               J.   EARNINGS PER SHARE (UNAUDITED WITH RESPECT TO
                    THE NINE MONTHS ENDED DECEMBER 31, 1995)

                    Earnings per share of common stock is computed by dividing net earnings by the weighted average number of shares of Class A and Class B Common Stock outstanding during each period. In fiscal 1995, the computation of earnings per share included approximately 123,000 shares from the assumed exercise of dilutive stock options computed using the treasury stock method. Options out-standing to purchase shares of common stock are not included in the computation of earnings per share for fiscal 1994 and 1993, because their effect was not mate-rial. Furthermore, additional shares assumed to be outstanding applicable to the Company's 8-1/2% Convertible Subordinated Debentures also are not included for any of the periods presented, because their effect on earnings per share was antidilutive.

                    For the nine month period ended December 31, 1995, the computation of primary earnings per share included approximately 174,000 shares from the assumed exercise of dilutive stock options computed using the treasury stock method. Options outstanding to purchase shares of common stock were excluded from the computation of earnings per share for the nine month period ended December 31, 1994, because their effect was not material. The computation of fully diluted earnings per share for the nine month period ended December 31, 1995 included approximately 185,000 shares, also from the assumed exercise of dilutive stock options and, in addition, included approximately 894,000 shares from the assumed conversion of the Company's 9% Senior Subordinated Con-vertible Debentures (the "Debentures"). Additional shares assumed to be outstanding applicable to the Company's 8-1/2% Convertible Subordinated Debentures were excluded from the computations for the interim periods presented, as their effect on earnings per share was antidilutive.


          NOTE 2.  ACCOUNTS RECEIVABLE

                    The component elements of accounts receivable are as follows:

                                                 March 31,
                                         __________________________
                                               1995         1994
                                               ----         ----
           U.S. Government:

           Amounts Billed  . . . . .      $  5,885,000    $  5,746,000

           Recoverable Costs and Ac-
           crued Profit on Progress
           Completed, Not Billed . . .       7,264,000       5,374,000
                                          ------------    ------------
                                            13,149,000      11,120,000
                                          ------------    ------------

           Other U.S. Defense Contracts:

           Amounts Billed  . . . . .         1,418,000       2,981,000

           Recoverable Costs and Ac-
           crued Profit on Progress
           Completed, Not Billed   . . .       639,000         537,000
                                           -----------     -----------
                                             2,057,000       3,518,000
                                           -----------     -----------
           Other Amounts Billed  . .         2,226,000         900,000
                                           -----------     -----------
           Total . . . . . . . . . .      $ 17,432,000    $ 15,538,000
                                          ------------    ------------

                    Generally, no accounts receivable arise from retainage provisions in contracts. The Company receives progress payments on certain contracts from the U.S. Government of between 80-100% of allowable costs in-curred; the remainder, including profits and incentive fees, if any, is billed upon delivery and final accep-tance of the product. In addition, the Company may bill based upon units delivered.


NOTE 3.  INVENTORIES

                    Inventories are summarized as follows:

                                         March 31,            December 31,
                                   _____________________   ___________________
                                     1995         1994           1995
                                    ------       ------          -----
                                                               (unaudited)

           Work-in-Process . . .   $ 23,017,000 $ 14,639,000   $38,356,000

           Raw Material  . . . .      2,573,000    2,917,000       836,000
                                   ------------- -----------    ------------

                                     25,590,000   17,556,000    39,192,000

           Less Progress Payments .  13,866,000   12,514,000    22,634,000
                                    -----------   ----------   -----------
           Total . . . . . . . .   $ 11,724,000 $  5,042,000   $16,558,000
                                    -----------   ----------   -----------


               General and administrative costs included in work-in-process were $6,584,000 and $3,753,000 at March 31, 1995 and 1994 and $9,111,000 at
December 31, 1995 (unaudited), respectively. General and administrative costs included in costs and expenses amounted to $17,681,000, $16,896,000, $14,028,000 and $14,622,000 in fiscal 1995, 1994, 1993, and for the nine months ended December 31, 1995 (unaudited), respectively. Included in those amounts are expenditures for Company-sponsored independent research and development, amounting to approximately $795,000, $537,000, $470,000 and $218,000 in fiscal 1995, 1994, 1993, and for the nine months ended December 31, 1995 (unaudited), respectively.


NOTE 4.  PROPERTY, PLANT AND EQUIPMENT

               Property, plant and equipment at March 31, 1995 and 1994 are summarized as follows:

                                                     March 31,
                                          ---------------------------

                                               1995             1994
                                          ------------     ------------

Land....................................  $ 1,350,000      $ 1,350,000

Building and Building Improvements.......   2,384,000        2,289,000

Office Furnishings and Equipment.........   3,621,000        3,754,000

Laboratory and Production Equipment.....   15,639,000       14,457,000

Motor Vehicles..........................      235,000          389,000

Computer Equipment......................    7,246,000        7,323,000

Leasehold Improvements..................    3,186,000        2,620,000
                                          ------------     ------------

Total...................................  $33,661,000      $32,182,000
                                          ------------     ------------

          Depreciation and amortization of plant and equipment amounted to $1,833,000, $2,061,000 and $2,748,000 in fiscal 1995,
1994 and 1993, respectively.


NOTE 5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

          The component elements of accounts payable and accrued expenses are as follows:

                                                March 31,
                                      ---------------------------
                                           1995             1994
                                      ------------     ------------

Payrolls, Including Payroll Taxes..   $   648,000      $ 1,753,000

Holiday and Vacation Pay............    1,102,000          849,000

Income Taxes Payable................    1,821,000        1,917,000

Losses and Future Costs
Accrued on Uncompleted Contracts..      4,555,000        3,214,000

Other...............................    3,897,000        4,101,000
                                       -----------     -----------
                                       12,023,000       11,834,000

Accounts Payable....................    7,966,000        4,307,000
                                      ------------     ------------

Total...............................  $19,989,000      $16,141,000
                                      ------------     ------------


NOTE 6.  LONG-TERM DEBT

            A summary of long-term debt is as follows:

============================================================================

                                           March 31,            December 31,

                                   ----------------------      -----------

                                       1995          1994           1995
                                   ----------    ----------    -----------

                                                               (unaudited)

Convertible Subordinated
Debentures, Due 1998.............  $ 12,209,000  $14,889,000   $9,963,000

Industrial Revenue Bonds,
Due 1998.........................     1,895,000    2,095,000    1,895,000

Senior Subordinated Convertible
Debentures, Due 2003.............          --            --    25,000,000

Other Obligations................       120,000      195,000    1,897,000
                                     ----------   ----------   -----------

                                     14,224,000   17,179,000   38,755,000

Less Current Installments of
Long-Term Debt...................     2,492,000    2,664,000    3,436,000
                                     ----------    ----------  -----------

TOTAL............................   $11,732,000  $14,515,000  $35,319,000
                                    -----------  -----------  -----------

============================================================================


            The 1998 Debentures bear interest at a rate of 8 1/2% per annum and are convertible at their face amount any time prior to maturity into shares of Class B Common Stock, unless previously redeemed, at a conversion price of $15.00 per share, subject to adjustment under certain conditions. The 1998 Debentures are redeemable at the option of the Company, in whole or in part, at face value, together with interest accrued to the redemption date. As of August 1, 1990 and on August 1 of each year thereafter, to and including August 1, 1997, the Company is required to provide for the retirement of the 1998 Debentures by mandatory redemption (the "sinking fund") in the aggregate annual principal amount of $2,500,000. As of March 31, 1995, the Company had repurchased $12,791,000 of the 1998 Debentures and has satisfied all sinking fund requirements to date. The Consolidated Statements of Earnings for fiscal years 1995, 1994 and 1993 reflect gains resulting from these repurchases of $13,000, $257,000 and $500,000, respectively.

            The 1998 Debentures are subordinate to the prior payment in full of the principal and interest on all senior indebtedness of the Company, which amounted to $2,015,000 at March 31, 1995. The indenture pursuant to which the 1998 Debentures were issued contains certain dividend and other restrictions. Under such provisions, the Company may not distribute dividends or purchase, redeem or otherwise acquire or retire any of its capital stock in excess of an aggregate amount which, at March 31, 1995, was approximately $4,400,000.

            On December 19, 1991, the Suffolk County Industrial Development Agency (the "Agency") issued variable rate demand industrial development revenue refunding bonds (the "Bonds") in the amount of $2,395,000 to refinance a prior bond issue which provided funds for the construction of the manufacturing facilities of Photronics Corp. ("Photronics"), a wholly-owned subsidiary of the Company. All property, plant and equipment acquired or constructed from the proceeds of the original bonds collateralizes the obligation, and payment of the principal and interest and premium (if any) on the Bonds is further secured by the unconditional guaranty of the Company. The Bonds are supported by an irrevocable, direct-pay letter of credit in an amount equal to the principal balance plus interest thereon for 45 days. At March 31, 1995, the contingent liability of the Company as guarantor under the letter of credit was approximately $1,930,000. The Company has collateralized the letter of credit with accounts receivable and also has agreed to certain financial covenants, including the maintenance of: (i) a certain minimum ratio of consolidated tangible net worth to total debt (the "Debt Ratio"), (ii) a certain minimum quarterly ratio of earnings before interest and taxes to interest (the "Interest Ratio"), and (iii) a certain minimum balance of billed and unbilled accounts receivable (the "Eligible Receivables"), all as defined in the related agreements. At March 31, 1995, the covenants, all of which the Company was in compliance with, required (i) a Debt Ratio of 0.6:1, (ii) an Interest Ratio of 1.5:1, and (iii) Eligible Receivables of $2,500,000. The financial covenants also require that the Company realize a certain level of profits during each quarter of fiscal 1996 in order to be in compliance. A default under the Bonds constitutes a default on the Debentures.

            Commencing February 1, 1992 and on the first business day of each month thereafter, interest on the Bonds is payable at that daily rate determined to be necessary under prevailing market conditions to enable the Bonds to be sold at a price equal to 100% of the principal amount thereof plus accrued interest. Such rate was 4.5% at March 31, 1995. At the option of the Company, the interest rate payable on the Bonds may be changed to a weekly or fixed rate.

            Commencing February 1, 1992 and until such time as the Bonds may be converted to fixed-rate obligations, the Bonds are subject to redemption, in whole or in part, at the option of the Company at a price equal to their principal amount plus accrued interest. On or after the second anniversary of a conversion, Bonds bearing interest at a fixed rate are subject to the redemption, in whole on any date or in part on any interest payment date, at the option of the Company at an annual redemption rate of 102% at the second anniversary of such conversion and diminishing by one percent each year to 100% on or after the fourth anniversary of such conversion. Commencing January 1, 1993 and on each January 1 thereafter, to and including January 1, 1998, the Bonds are subject to a schedule of mandatory sinking fund redemptions at a price equal to 100% of the principal amount of the Bonds redeemed plus accrued interest. The principal amount of the Bonds redeemed at January 1, 1995 was $200,000.

            Cash payments for interest during fiscal 1995, 1994 and 1993 were $1,237,000, $1,448,000 and $1,687,000, respectively.

            The aggregate maturities of long-term debt for the five years ending March 31, 2000 are as follows: 1996, $2,492,000; 1997, $2,637,000;
1998, $4,095,000; 1999, $5,000,000; and 2000, $0.


NOTE 7.  OTHER INCOME, NET

            Other income, net includes:

================================================================

                               Years Ended March 31,
                        ----------------------------------

                           1995          1994          1993
                       ----------    ----------    ----------

Interest Income......    $439,000      $370,000      $585,000

Royalty Income.......      63,000       157,000       221,000

Gain on Repurchase of
Subordinated
Debentures...........      13,000       257,000       500,000

Other................      19,000        50,000       (82,000)
                        ----------    ----------    ----------

TOTAL................    $534,000      $834,000    $1,224,000
                        ----------    ----------    ----------

================================================================



NOTE 8.  INCOME TAXES

             Income tax expense consists of:

=========================================================

                       Years Ended March 31,

              ------------------------------------

                  1995          1994           1993
              -----------   -----------    -----------

CURRENT:

Federal.....  $ 1,498,000   $884,000       $688,000

State.......      128,000    224,000         58,000
              -----------   --------      ---------

               1,626,000    1,108,000       746,000
              ----------    ---------     ---------

DEFERRED:

Federal.....     172,000       33,000      (103,000)

State.......    (146,000)     (48,000)       72,000
                ---------    ---------     ---------

                  26,000      (15,000)      (31,000)
                ---------    ---------     ---------

TOTAL.......  $1,652,000   $1,093,000      $715,000
              -----------  -----------    ----------

=========================================================


            Deferred income taxes at March 31, 1995 and 1994 reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1995 and 1994 are as follows:


==========================================================================

                                                       March 31,
                                               -----------------------

DEFERRED TAX ASSETS:                               1995          1994
                                                   ----          ----

State Net Operating Loss Carryforwards......  $ 3,977,000    $5,849,000

Inventory Capitalization....................    1,687,000     1,888,000

Costs Accrued on Uncompleted Contracts......    2,627,000     2,163,000

Other.......................................    2,287,000     1,846,000
                                              ------------    ---------

Total Gross Deferred Tax Assets.............   10,578,000     11,746,000

Less Valuation Allowance....................    (2,279,000)   (3,575,000)
                                              ------------    ----------

Net Deferred Tax Assets.....................     8,299,000    8,171,000
                                              ------------    ---------

DEFERRED TAX LIABILITIES:

Depreciation and Amortization...............     (5,048,000)  (5,540,000)

General and Administrative Costs............     (4,325,000)  (2,740,000)

Federal Impact of the State Benefits........     (1,136,000)  (1,986,000)

Other ......................................       (828,000)   (917,000)
                                                ------------    ---------

Total Gross Deferred Tax Liabilities........   (11,337,000)   (11,183,000)
                                              ------------    -----------

Net Deferred Tax Liabilities................  $ (3,038,000)   $(3,012,000)
                                              ------------    -----------

==========================================================================


      A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company has established a valuation allowance for the deferred tax asset attributable to state net operating loss carryforwards, due to the uncertainty of future Company earnings attributable to various states and the status of applicable statutory regulations that could limit or preclude utilization of these benefits in future periods. A deferred tax asset of $1,567,000 and $1,612,000 is included in Other Current Assets in the Consolidated Balance Sheets at March 31, 1995 and 1994, respectively. Approximately $47,647,000 of state net operating loss carryforwards were available in various tax jurisdictions at March 31, 1995. Of that amount, $29,655,000 will expire between fiscal years 1997 and 2002; the remaining $17,992,000 will expire between fiscal years 2005 and 2010.

      A reconciliation of the statutory federal income tax rate to the effective tax rate follows:

========================================================================


                           Years Ended March 31,
                         ------------------------

                                1995      1994       1993
                              -------   --------   -------

Statutory Tax Rate..........       34%       34%        34%

State Income Tax, Net of
Federal Income Tax Benefit..       3          4          5

Amortization of Intangible
Assets......................       1          2          3

Other.......................       1         --         (2)
                              -------   --------    -------

Total.......................      39%        40%       40%

========================================================================



            The provision for income taxes includes all estimated income taxes payable to federal and state governments, as applicable.

            Cash payments for income taxes during fiscal 1995, 1994 and 1993 amounted to $1,723,000, $311,000 and $303,000, respectively.

 NOTE 9.  COMMON STOCK, STOCK OPTION PLANS AND EMPLOYEE BENEFIT PLANS

            The Company has three authorized classes of stock: A class consisting of 10,000,000 shares of Class A Common Stock, a class consisting of 20,000,000 shares of Class B Common Stock, and a class consisting of 2,000,000 shares of Preferred Stock (none of which has been issued). The holders of Class A and Class B Common Stock are entitled to one vote per share and one-tenth vote per share, respectively.

            On February 7, 1991, the Board of Directors (the "Board") adopted the 1991 Stock Option Plan (the "Stock Option Plan"), which authorizes the issuance of up to 600,000 shares of Class B Common Stock. The Stock Option Plan was approved by the Company's stockholders on August 8, 1991. The Stock Option Plan is the successor to the Company's 1981 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") that expired on May 12, 1991 and to the 1981 Incentive Stock Option Plan (the "Incentive Plan") that expired on October 31, 1991. Under the terms of the Stock Option Plan, options to purchase shares of Class B Common Stock may be granted to key employees, directors and consultants of the Company. Options granted under the Stock Option Plan are at the discretion of the Stock Option Committee of the Board (the "Stock Option Committee") and may be incentive stock options or non-qualified stock options, except that incentive stock options may be granted only to employees. The option price is determined by the Stock Option Committee and must be a price per share which is not less than the par value per share of the Class B Common Stock, and in the case of an incentive stock option, may not be less than the fair-market value of the Class B Common Stock on the date of the grant. Options may be exercised during the exercise period, as determined by the Stock Option Committee, except that no option may be exercised within six months of its grant date, and in the case of an incentive stock option, generally, the exercise period may not exceed ten years from the date of the grant. At March 31, 1995, 286,250 shares of Class B Common Stock were reserved for future grants under the Stock Option Plan.

            The Non-Qualified Plan, as amended, provided for the grant of options to purchase a total of 100,000 shares of Class A Common Stock and 50,000 shares of Class B Common Stock through May 12, 1991. Under the Non-Qualified Plan, the Stock Option Committee had discretion to grant options to employees, consultants and directors of the Company. The exercise price of an option granted under the Non-Qualified Plan was the price, as determined by the Stock Option Committee, but was not less than the aggregate par value of the shares subject to the option. Options granted under the Non-Qualified Plan are exercisable in accordance with the terms of the grant during a specified period, which did not exceed five years. Upon the expiration of the Non-Qualified Plan, a total of 87,600 shares of Class A Common Stock and a total of 10,300 shares of Class B Common Stock remained ungranted.

            The Incentive Plan, as amended, provided for the grant of options to purchase a total of 150,000 shares of Class A Common Stock and 475,000 shares of Class B Common Stock through October 31, 1991. Under the Incentive Plan, options were granted at the discretion of the Stock Option Committee only to employees of the Company. Options are exercisable in accordance with the terms of the grant within a specified period, which may not exceed ten years. Each option granted provided for the purchase of a specified number of shares of Class A Common Stock or Class B Common Stock, or both, at an exercise price not less than the fair-market value of the shares subject to the option on the date of grant. Upon the expiration of the Incentive Plan, options representing a total of 23,665 shares of Class A Common Stock and a total of 269,832 shares of Class B Common Stock remained ungranted.

            Under the Stock Option Plan, pursuant to the terms of exercise under the grant, the excess of the fair-market value of shares under option at the date of grant over the option price may be charged to unamortized restricted stock compensation or to earnings as compensation expense and credited to additional paid-in capital. The unamortized restricted stock compensation, if any, is charged to expense as the options become exercisable, in accordance with the terms of the grant. Under the Non-Qualified Plan, pursuant to the restriction periods on the exercise of options as stated in the stock option agreements, the excess of the fair-market value of shares under option at the date of grant over the option price was charged to unamortized restricted stock compensation and credited to additional paid-in capital. The unamortized restricted stock compensation is charged to expense as services are performed during the periods of restriction. As restricted options expire, the amount of unamortized restricted stock compensation relating to the options is credited and eliminated through a charge to additional paid-in capital. In addition, the total amount of compensation previously charged to expense is credited. The amount of compensation charged (credited) to earnings for all plans in fiscal 1995, 1994 and 1993 was $106,000, $27,000 and ($17,000),
respectively.

            When stock is issued on exercise of options, the par value of each share ($.01) is credited to common stock and the remainder of the option price is credited to paid-in capital. No charge is made to operations.

            A summary of all transactions under the Stock Option, Incentive and Non-Qualified Plans follows:

============================================================================
                     Number of                      Number of
                     Shares of                      Shares of       Option
                      Class A     Option Price       Class B       Price per
                    Common Stock     per Share      Common Stock     Share

- ----------------------------------------------------------------------------

OUTSTANDING AT MARCH
31, 1992 (of Which
16,250 Shares and
77,238 Shares of
Class A and Class B,

Respectively,
Were Exercisable).       65,000          $2.61        205,450      $ .01-4.75

Granted...........           --             --         10,000      $      .01
Exercised.........           --             --         (5,000)     $      .01
 Expired..........           --             --        (35,600)     $ .01-4.75
                      ---------      ---------       ---------     ----------

OUTSTANDING AT MARCH
31, 1993 (of Which
32,500 Shares and
111,925 Shares of
Class A and Class
B, Respectively,
Were Exercisable).       65,000          $2.61        174,850      $ .01-4.75

Granted...........           --             --        142,750      $ .01-3.63
Exercised.........           --             --        (11,000)     $ .01-2.25
Expired...........           --             --        (32,250)     $2.13-2.25
                      ---------      ---------        ---------    ----------

OUTSTANDING AT MARCH
31, 1994 (of Which
48,750 Shares and
111,163 Shares of
Class A and Class
B, Respectively,
Were Exercisable).       65,000          $2.61        274,350      $ .01-4.75

Granted...........           --             --        150,000      $ .01-4.95
Exercised.........      (25,000)         $2.61        (57,725)     $ .01-3.63
Expired...........           --             --        (17,000)     $ .01-3.63
                      ---------      ---------        ---------    ----------

OUTSTANDING AT
MARCH 31, 1995
(of Which 40,000
Shares and
145,425 Shares of
Class A and Class
B, Respectively,
Were Exercisable).       40,000          $2.61        349,625      $ .01-4.95
=============================================================================


            The Company also maintains defined contribution plans covering substantially all full-time eligible employees. The Company's contributions to these plans, which are discretionary, for fiscal 1995 and 1994 amounted to $365,000 and $203,000, respectively. The Company did not make any contributions to these plans during fiscal 1993.

NOTE 10.  COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

            At March 31, 1995, the Company was party to various noncancellable operating leases (principally for administration, engineering and production facilities) with minimum rental payments as follows:

                  1996                       $1,909,000
                  1997                        1,555,000
                  1998                        1,133,000
                  1999                          811,000
                  2000                          695,000
                  Thereafter                     72,000
                                            -----------
                  Total                      $6,175,000

            It is not certain as to whether the Company will negotiate new leases as existing leases expire. Determinations to that effect will be made as existing leases approach expiration and will be based on an assessment of the Company's capacity requirements at that time.

            Total rent expense aggregated $2,490,000, $1,703,000 and $1,492,000 in fiscal 1995, 1994 and 1993, respectively.

            In April 1984, the Board of Directors approved a lease agreement with LDR Realty Co. (wholly owned by the Chairman of the Board of Directors and former President) for additional office and manufacturing space for the Company. The LDR lease, which expired on May 31, 1988, was renegotiated for a ten-year term commencing June 1, 1988 at a net annual rental of $233,000. The Company is required to pay all real-estate taxes, maintenance and repairs to the facility.

            Effective July 20, 1994, the Company entered into an Employment, Non-Competition and Termination Agreement (the "Gross Agreement") and a Stock Purchase Agreement (the "Stock Purchase Agreement") with David E. Gross, who retired as President and Chief Technical Officer of the Company on May 12, 1994. Under the terms of the Gross Agreement, Mr. Gross will receive a total of $600,000 as compensation for his services under a five-year consulting agreement with the Company and a total of $750,000 as consideration for a five-year non-compete arrangement. The payments will be charged to expense over the term of the Gross Agreement as services are performed and obligations are fulfilled by Mr. Gross. He will also receive, at the conclusion of such initial five-year period, an aggregate of approximately $1.3 million payable over a nine-year period as deferred compensation. The net present value of the payments to be made to Mr. Gross, pursuant to the deferred compensation portion of the Gross Agreement, approximated the amount of the Company's previous deferred compensation arrangement with Mr. Gross. On July 28, 1994, pursuant to the Stock Purchase Agreement, the Company purchased 659,220 shares of Class A Common Stock and 45,179 shares of Class B Common Stock owned by Mr. Gross for $4.125 and $4.00 per share, respectively, totaling approximately $2.9 million in cash (the "Buy-back"). The Stock Purchase Agreement also includes certain provisions regarding the sale and voting of Mr. Gross' remaining shares of stock in the Company, as well as the adjustment which would have been made in the purchase price paid to Mr. Gross pursuant to the Buy-back should a change in control of the Company occur within three years from the date of the Stock Purchase Agreement.

            On October 18, 1994, the Company filed a Registration Statement on Form S-2, and on November 10, 1994, the Company filed Amendment No. 1 to such Registration Statement (the "Registration Statement") with the Securities and Exchange Commission for the purpose of selling shares of its common stock purchased by the Company in the Buy-back. Pursuant to the Registration Statement, the Company offered to sell 650,000 shares of its Class A Common Stock at a purchase price of between $3.92 per share and $4.33 per share and 45,000 shares of its Class B Common Stock at a purchase price of between $3.80 per share and $4.20 per share. As of March 31, 1995, all shares of Class A and Class B Common Stock offered for sale under the Registration Statement had been sold at a price of $4.125 per share and $4.00 per share, respectively, totaling approximately $2.9 million.

            As of March 31, 1995, the Company was in the process of finalizing an Employment, Non-Competition and Termination Agreement (the "Newman Agreement") between the Company and Leonard Newman, the Chairman of the Board and Secretary of the Company. Pursuant to the Newman Agreement, it is expected that Mr. Newman will receive certain compensation from the Company over a five-year period for consulting services and a non-compete arrangement. In addition, Mr. Newman will receive certain retirement benefits payable over a ten-year period at the conclusion of such initial five-year period. Results of operations for fiscal 1995 reflect a charge of $1.5 million representing the estimated net present value of the Company's obligation under the Newman Agreement. The corresponding amount was included in Other Liabilities in the Consolidated Balance Sheet at March 31, 1995 as an addition to the accrual which had been established to cover the Company's liability to Mr. Newman under a previous deferred compensation arrangement.

            The Company is a party to various legal actions and claims arising in the ordinary course of its business. In management's opinion, the Company has adequate legal defenses for each of the actions and claims and believes that their ultimate disposition will not have a material adverse effect on the Company's consolidated financial position or results of operations.

            Since substantially all of the Company's revenues are derived from contracts or subcontracts with the U.S. Government, future revenues and profits will be dependent upon continued contract awards, Company performance and volume of Government business. The books and records of the Company are subject to audit and post-award review by the Defense Contract Audit Agency.

NOTE 11.  BUSINESS COMBINATIONS

            On October 1, 1993, the Company acquired (through TAS Acquisition Corp., a wholly-owned subsidiary) a 95.7% equity interest in Technology Applications and Service Company ("TAS"), a Maryland corporation, pursuant to a Stock Purchase Agreement (the "Agreement") dated as of August 6, 1993. Under the terms of the Agreement, the Company paid $15.10 in cash for a total of 97,317 issued and outstanding shares of common stock, par value $.01 per share, of TAS. TAS, headquartered in Gaithersburg, Maryland, was a privately held company incorporated in 1991. It applies state-of-the-art technology to produce emulators that can replace display consoles and computer peripherals used by the military. TAS also produces simulators, stimulators and training products used primarily for testing and training at military land-based sites, as well as provides technical services to both Department of Defense and commercial customers. On September 30, 1993, the Company, in anticipation of the acquisition, advanced $1,800,000 to TAS pursuant to a demand promissory note. Such advance was converted to an intercompany liability on the date of the acquisition and is eliminated in consolidation. On November 1, 1993, Articles of Merger were filed in order to merge TAS into TAS Acquisition Corp. The name TAS Acquisition Corp. was changed to Technology Applications & Service Company ("TAS").

            The acquisition has been accounted for using the purchase method of accounting. The excess of cost over the estimated fair value of net assets acquired was approximately $405,000 and is being amortized on a straight-line basis over 30 years, or $14,000 annually. The Consolidated Statements of Earnings include the operations of TAS from October 1, 1993.

            The following unaudited pro forma financial information shows the results of operations for the years ended March 31, 1994 and 1993 as though the acquisition of TAS had occurred at the beginning of each period presented. In addition to combining the historical results of operations of the two companies, the pro forma calculations include: the amortization of the excess of cost over the estimated fair value of net assets acquired; the effect of a reduction in interest expense arising from the assumed repayment by TAS prior to the acquisition date of its outstanding borrowings under a bank line of credit; the effect of a reduction in interest income from the assumed decrease in cash associated with the $1,800,000 advanced to TAS prior to the acquisition and the funding of the TAS operating loss for the periods presented; and the adjustment to income taxes (benefit) to reflect the effective income tax (benefit) rate assumed for the Company and TAS on a combined basis for each pro forma period presented:

============================================================================

                                                   Years Ended March 31,
                                              ------------------------------

                                                   1994             1993
                                                   ----             ----

Revenues..................................     $ 65,944,000    $  56,652,000

Net Earnings (Loss) before Extraordinary
Item......................................     $  1,291,000    $  (2,364,000)

Net Earnings (Loss) per Share before
Extraordinary Item........................     $        .24    $        (.44)

============================================================================


            The unaudited pro forma financial information is not necessarily indicative either of the results of operations that would have occurred had the acquisition been made at the beginning of the period, or of the future results of operations of the combined companies.

            On December 13, 1993, pursuant to a Joint Venture Agreement dated November 3, 1993 and a Partnership Agreement dated December 13, 1993, by and between DRS Systems Management Corporation, a wholly-owned subsidiary of the Company, and Laurel Technologies, Inc. ("Laurel") of Johnstown, Pennsylvania, the Company entered into a partnership with Laurel (the "Partnership") for the purposes of electronic cable and harness manufacturing, military-quality circuit card assembly and other related activities. The Company's contribution to the Partnership consisted of cash, notes and equipment valued at approximately $600,000, representing an 80% controlling interest in the Partnership. As a result, the financial position of the Partnership has been consolidated with that of the Company's, and the Consolidated Statements of Earnings include the operations of Laurel from December 13, 1993. The related minority interest in the Partnership has been included in Other Liabilities and Other Income, Net, respectively, in the Company's consolidated financial statements for the periods ended March 31, 1995 and 1994.

            The Company also made one other asset acquisition in December 1993 which was not significant to the Company's consolidated financial statements.

            On November 17, 1994, Precision Echo, Inc., a wholly-owned subsidiary of the Company, acquired, through its wholly-owned subsidiary ("Precision Echo"), the net assets of Ahead Technology Corporation ("Ahead"), pursuant to an Asset Purchase Agreement dated October 28, 1994. Under the terms of the Asset Purchase Agreement, Precision Echo paid, on the date of acquisition, approximately $1,100,000 for the net assets of Ahead. In addition, Precision Echo entered into a Covenant and Agreement Not to Compete ("Covenant"), dated October 28, 1994, with the chairman of the board of Ahead. Under the terms of the Covenant, the total cash consideration to be paid by Precision Echo consisted of approximately $400,000 payable at the acquisition date, and an additional $540,000 payable in equal monthly installments over a period of five years from the acquisition date. Ahead, located in Los Gatos, California, designs and manufactures a variety of consumable magnetic head products used in the production of computer disk drives. It products include burnish heads, glide heads and specialty test heads.

            The acquisition has been accounted for using the purchase method of accounting and, therefore, Ahead's financial statements are included in the consolidated financial statements of the Company from the date of acquisition. The excess of cost over the estimated fair value of net assets acquired was approximately $940,000 and will be amortized on a straight-line basis over five years, or approximately $188,000 annually. The financial position and results of operations of Ahead were not significant to those of the Company's at the date of acquisition.

NOTE 12.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

            The following tables set forth unaudited quarterly financial information for the fourth quarter of fiscal 1994, each quarter of fiscal 1995 and the first, second and third quarters of fiscal 1996:

============================================================================

                         First Quarter               Second Quarter
                   ------------------------     ------------------------

                        1996          1995           1996          1995
                   ------------   ------------  ------------   -----------

Revenues.......... $  17,279,000  $ 16,012,000  $  22,786,000  $ 15,650,000

Operating
Income............ $   1,314,000  $  1,076,000  $   1,844,000  $  1,180,000

Income
Taxes............. $     420,000  $    382,000  $     584,000  $    335,000

Net Earnings...... $     656,000   $   508,000  $     915,000  $    570,000

Net Earnings per
Share............. $         .12  $        .10  $         .16  $        .12
============================================================================

============================================================================

                           Third Quarter               Fourth Quarter
                    -------------------------    --------------------------
                        1996           1995           1995          1994
                    -----------   ------------   ------------    ----------

Revenues........... $ 25,563,000  $ 15,742,000  $ 22,526,000   $ 22,451,000

Operating
Income............. $  2,181,000  $  1,005,000  $  1,833,000   $  1,275,000

Income
Taxes.............. $    590,000  $    425,000  $    510,000   $    413,000

Net Earnings....... $    924,000  $    634,000  $    892,000   $    617,000

Net Earnings per
Share.............. $        .16  $        .13  $        .16   $        .12


            Primary and fully diluted net earnings per share amounts are the same for each of the periods presented above.


NOTE 13.  SUBSEQUENT EVENTS AND OTHER MATTERS (UNAUDITED)

            On July 5, 1995 (the "OMI Closing Date"), Photronics Corp., a New York corporation and a wholly-owned subsidiary of the Company ("Photronics Corp."), acquired (through OMI Acquisition Corp. ("OMI"), a Delaware corporation and a wholly-owned subsidiary of Photronics Corp.), substantially all of the assets of Opto Mechanik, Inc. ("Opto"), a Delaware corporation, pursuant to an Agreement for Acquisition of Assets dated May 24, 1995, as amended July 5, 1995, between Photronics Corp. and Opto (the "OMI Agreement"), and approved by the United States Bankruptcy Court for the Middle District of Florida on June 23, 1995. OMI, now located in Palm Bay, Florida, designs and manufactures electro-optical sighting and targeting systems used primarily in military fire control devices and in various weapons systems.

            Pursuant to the OMI Agreement, the Company paid a total of $5,450,000 consisting of (i) $1,150,000 in cash to PNC Bank, Kentucky, Inc. ("PNC"), (ii) a note to PNC in the principal amount of $1,450,000 payable in forty eight (48) equal monthly installments of principal and interest commencing with the first day of the month subsequent to the OMI Closing Date (the "PNC Note"), (iii) $2,550,000 in cash to MetLife Capital Corporation and (iv) a note in the principal amount of $300,000 to Opto payable in six (6) equal monthly installments of principal and interest commencing on August 5, 1995 (the "Opto Note"). The PNC Note bears interest at a floating rate equal to the lesser of (i) PNC's stated prime interest rate plus 0.5% or (ii) the prime rate as reported by the Wall Street Journal plus 0.5%. The Opto Note bears interest at a rate of 9.5% per annum. Professional fees and other costs associated with the acquisition were capitalized as part of the total purchase price. Total cash consideration paid in the acquisition was obtained from the Company's working capital.

            The acquisition of the assets of Opto has been accounted for under the purchase method. The operating results of OMI, the acquiring corporation, have been included in the Company's reported operating results since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets acquired and the liabilities assumed.


            On September 29, 1995 (the "Debenture Closing Date"), the Company issued $20,000,000 in aggregate principal amount of the Company's 9% Senior Subordinated Convertible Debentures due 2003 (the "Senior Subordinated Convertible Debentures") pursuant to a private placement. Net proceeds from the private placement of these Senior Subordinated Convertible Debentures were approximately $19,000,000. On November 3, 1995, the Company issued an additional $5,000,000 in aggregate principal amount of the Senior Subordinated Convertible Debentures, upon exercise of the over-allotment option pursuant to the Purchase Agreement between the Company and Forum Capital Markets L.P. ("Forum") , dated September 22, 1995. Net proceeds from the exercise of the over-allotment option were approximately $4,750,000. Pursuant to the related Registration Rights Agreement dated September 22, 1995 between the Company and Forum, acting on behalf of holders of the Senior Subordinated Convertible Debentures (the "Registration Rights Agreement"), the Company has agreed to file, within ninety (90) days after the Debenture Closing Date, a shelf registration statement relating to the Senior Subordinated Convertible Debentures and the shares of Common Stock which are issuable from time to time upon conversion of the Senior Subordinated Convertible Debentures, and to cause the shelf registration statement to become effective within one hundred fifty (150) days after the Debenture Closing Date. In addition, the Company has agreed to use its reasonable best efforts to keep the shelf registration statement effective until at least the third anniversary of the issuance of the Senior Subordinated Convertible Debentures. The Company filed a Registration Statement on Form S-1 (No. 33-64641) with the Securities and Exchange Commission (the "Commission"), pursuant to the terms of the Registration Rights Agreement. In connection with these transactions, the Company expects to incur approximately $625,000 of professional fees and other costs. These costs, together with Forum's commissions in connection with the private placement of the Senior Subordinated Convertible Debentures, will be amortized ratably through the maturity date of the Senior Subordinated Convertible Debentures. <R/>

            The Company's Bonds are supported by an irrevocable, direct-pay letter of credit in an amount equal to the principal balance plus interest thereon for 45 days. At December 31, 1995, the contingent liability of the Company as guarantor under the letter of credit was approximately $1,930,000. The Company has collateralized the letter of credit with accounts receivable and has also agreed to certain financial covenants, including the maintenance of: (i) a certain minimum ratio of consolidated tangible net worth to total debt (the "Debt Ratio"), (ii) a certain minimum quarterly ratio of earnings before interest and taxes to interest (the "Interest Ratio"), and (iii) a certain minimum balance of billed and unbilled accounts receivable ("Eligible Receivables"). At December 31, 1995, the covenants required: (i) a Debt Ratio of 0.6:1, (ii) an Interest Ratio of 1.5:1 and (iii) Eligible Receivables of $2,500,000. As a result of the issuance of $25,000,000 aggregate principal amount of the Senior Subordinated Convertible Debentures on September 29, 1995, the Debt Ratio at December 31, 1995 was 0.4:1. The Company has obtained a waiver, renewable quarterly, from the bank of the required debt ratio and is in compliance with all covenants under the letter of credit.

            On February 6, 1996, pursuant to a Joint Venture Agreement, dated February 6, 1996, by and among DRS/MS, Inc. ("DRS/MS"), a wholly-owned subsidiary of the Company, Universal Sonics Corporation ("Universal Sonics"), a New Jersey corporation, Ron Hadani, Howard Fidel and Thomas S. Soulos, and a Partnership Agreement, dated February 6, 1996, by and between DRS/MS and Universal Sonics, the Company entered into a partnership with Universal Sonics (the "Partnership") for the purpose of developing, manufacturing and marketing medical ultrasound imaging equipment. The Company's contribution to the Partnership consisted of $400,000 in cash and certain managerial expertise and manufacturing capabilities, representing a 90% interest in the Partnership.

            On February 9, 1996, Precision Echo acquired (through Ahead Technology Acquisition Corporation ("Ahead Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Precision Echo), certain assets and assumed certain liabilities (principally, obligations under property leases) of Mag-Head Engineering Company, Inc. ("Mag-Head"), a Minnesota corporation, pursuant to an Asset Purchase Agreement, dated as of February 9, 1996, by and among Mag-Head and Ahead Acquisition for approximately $400,000 in cash. Mag-Head produces audio and flight recorder heads.




            On February 7, 1996, the Board of Directors of the Company approved and recommended for submission to the stockholders of the Company by a majority vote the consideration and approval of an Amended and Restated Certificate of Incorporation (the "Restated Certificate"), which amended and restated the Company's certificate (i) to effect a reclassification (the"Reclassification") of each share of Class A Common Stock and each share of Class B Common Stock into one share of common stock, par value $.01 per share (the "Common Stock"), of the Company, (ii) to provide that action by the stockholders may be taken only at a duly called annual or special meeting, and not by written consent and (iii) to provide that the stockholders of the Company would have the right to make, adopt, alter, amend, change or repeal the By-Laws of the Company only upon the affirmative vote of not less than 662/3% of the outstanding capital stock of the Company entitled to vote thereon. On March 26, 1996, the stockholders approved the Restated Certificate. The Restated Certificate was filed with the Secretary of State of the State of Delaware and became effective April 1, 1996. As a result of the Reclassification, the Senior Subordinated Convertible Debentures and the 1998 Debentures are convertible into shares of Common Stock and each option issued or issuable pursuant to the Company's stock option plans (See Note 9) are exercisable for an equal number of shares of the Common Stock. <R/>




            On March 28, 1996, the Company entered into an Employment, Non-Competition and Termination Agreement (the "Newman Agreement") with Leonard Newman. Pursuant to the Newman Agreement, Mr. Newman received a lump sum payment of approximately $2.0 million. Under the terms of the Newman Agreement, Mr. Newman has agreed to provide consulting services, as required from time to time, to the Company for a five year period and has also agreed not to compete with the Company during this same period. This agreement supersedes a previous deferred compensation agreement with Mr. Newman. <R/>




            In March 1996, Mr. Leonard Newman and certain members of his immediate family sold an aggregate of 885,924 shares of Common Stock to a buyer, acting as an investment adviser to several accounts. In connection with such sale, the Company entered into a registration rights agreement with such buyer to assist in facilitating such sale. The Company has agreed to file and cause to become effective a registration statement with the Securities and Exchange Commission upon demand, at its expense, relating to such shares for future sale by such buyer.
<R/>



     NO PERSON IS AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE
ANY REPRESENTATION NOT
CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS,
AND ANY INFORMATION OR                      $25,000,000
REPRESENTATION NOT CONTAINED OR
INCORPORATED BY REFERENCE
HEREIN MUST NOT BE RELIED  UPON
AS HAVING BEEN AUTHORIZED BY            DIAGNOSTIC/RETRIEVAL
THE COMPANY OR ANY UNDERWRITER.            SYSTEMS, INC.
THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OF ANY
SECURITY OTHER THAN THE
REGISTERED SECURITIES TO WHICH    9% SENIOR SUBORDINATED CONVERTIBLE
IT RELATES OR AN OFFER TO ANY           DEBENTURES DUE 2003
PERSON IN ANY JURISDICTION
WHERE SUCH OFFER WOULD BE
UNLAWFUL.  NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY                 _______________
IMPLICATION THAT THERE HAS BEEN
NO CHANGE IN THE AFFAIRS OF THE              PROSPECTUS
COMPANY SINCE THE DATE HEREOF.             ______________
         _____________

       TABLE OF CONTENTS



                           Page

Available Information . . .   2
Prospectus Summary  . . . .   3
Risk Factors  . . . . . . .   7
The Company . . . . . . . .  11
Use of Proceeds . . . . . .  13
Capitalization  . . . . . .  13
Market Prices of Capital
  Stock  . . . . . . . . .   15
Dividend Policy . . . . .    15
Selected Consolidated
  Financial Data  . . . .    16
Management's Discussion and
  Analysis of Financial
  Condition and Results
  of Operations . . . . . .  18
Business  . . . . . . . .    27
Management  . . . . . . .    39
Security Ownership  . . .    46
Certain Relationships and
  Related Transactions  . .  48
Description of the
  Debentures . . . . . . .   49
Description of 1998
  Debentures . . . . . . .   70
Description of Capital
  Stock  . . . . . . . . .   71
Plan of Distribution  . .    73
Selling Security Holders     75
Legal Matters . . . . . .    77
Experts . . . . . . . . .    77
Index to Financial                                     , 1996
  Statements . . . . . . .  F-1




PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses (other than underwriting discounts and commissions) payable by the Company in connection with the sale of the Debentures and the Common Stock being registered. All amounts (other than the registration fee) are estimated.

     Item                                          Amount

     Securities and Exchange Commission
       registration fee . . . . . . . . . .    $  8,620.69
     AMEX listing fee . . . . . . . . . . .      22,500.00
     Blue Sky fees and expenses . . . . . .       2,500.00
     Accountants' fees and expenses . . . .     120,000.00
     Legal fees and expenses  . . . . . . .     350,000.00
     Trustee's fees . . . . . . . . . . . .      12,500.00
     Transfer agent and registrar fees
       and expenses . . . . . . . . . . . .       2,500.00
     Miscellaneous  . . . . . . . . . . . .     106,379.31

          Total . . . . . . . . . . . . . .    $625,000.00

_____________________________________

ITEM 14.  Indemnification of Directors and Officers.

     Set forth below is a description of certain provisions of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), the Amended and Restated Bylaws (the "Bylaws") of the Company and the General Corporation Law of the State of Delaware, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Restated Certificate of Incorporation, Bylaws, and the General Corporation Law of the State of Delaware.

     The Company's Restated Certificate of Incorporation provides that the Company shall, to the full extent permitted by Sections 102 and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto and eliminates the personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the ability of a director for any act or omission occurring prior to the date when such provision becomes effective.

ITEM 15.  Recent Sales of Unregistered Securities.

     Other than the Debenture Offering, there were no recent sales by the Registrant of securities which were not registered under the Securities Act.

ITEM 16.  Exhibits and Financial Statement Schedules.

     (a) Certain of the following exhibits, designated with an asterisk (*), have been previously filed and certain of the following exhibits, designated with two asterisks (**), are filed herewith. The exhibits not so designated have been previously filed with the Commission and are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits.

  Exhibit  Description
    No.

 *1.1      -  Purchase Agreement, dated September
              22, 1995 between the Company and
              Forum Capital Markets L.P.

  3.1      -   Restated Certificate of
              Incorporation of the Company
              [Registration Statement No. 2-
              70062-NY, Amendment No. 1, Exhibit
              2(a)]

  3.2      -  Certificate of Amendment of the
              Restated Certificate of
              Incorporation of the Company, as
              filed July 7, 1983 [Registration
              Statement on Form 8-A of the
              Company, dated July 13, 1983,
              Exhibit 2.2]

  3.3      -  Composite copy of the Restated
              Certificate of Incorporation of the
              Company, as amended [Registration
              Statement No. 2-85238, Exhibit 3.3]

**3 .4     -  Amended and Restated Certificate of
              Incorporation of the Company, as
              filed April 1, 1996

  3.5      -  By-laws of the Company, as amended
              to November 7, 1994 [Form 10-K,
              fiscal year ended March 31, 1995,
              File No. 1-8533, Exhibit 3.4]

  3.6      -  Certificate of Amendment of the
              Certificate of Incorporation of
              Precision Echo Acquisition Corp.,
              as filed March 10, 1995 [Form 10-K,
              fiscal year ended March 31, 1995,
              File No. 1-8533, Exhibit 3.5]

  3.7      -  Form of Advance Notice By-Laws of
              the Company [Form 10-Q, quarter
              ended December 31, 1995, File No.
              1-8533, Exhibit 3]

**3.8      -  Amended and Restated By-Laws of the
              Company, as of April 1, 1996

 *4.1      -  Indenture, dated as of September
              22, 1995, between the Company and
              The Trust Company of New Jersey, as
              Trustee, in respect of the
              Company's 9% Senior Subordinated
              Convertible Debentures Due 2003

 *4.2       - Form of 9% Senior
              Subordinated Convertible
              Debenture Due 2003 (included
              as part of Exhibit 4.1)

 *4.3      -  Registration Rights Agreement,
              dated as of September 22, 1995
              between the Company and Forum
              Capital Markets L.P.

  4.4       - Indenture, dated as of
              August 1, 1983, between the
              Company and Bankers Trust
              Company, as Trustee [Form
              10-Q, quarter ended
              September 30, 1983, File No.
              1-8533, Exhibit 4.2]

  4.5      -  Indenture of Trust, dated December
              1, 1991, among Suffolk County
              Industrial Development Agency,
              Manufacturers and Traders Trust
              Company, as Trustee and certain
              bond holders [Form 10-K, fiscal
              year ended March 31, 1992, File No.
              1-8533, Exhibit 4.2]

  4.6      -  Reimbursement Agreement, dated
              December 1, 1991, among Photronics
              Corp., the Company and Morgan
              Guaranty Trust Company of New York
              [Form 10-K, fiscal year ended March
              31, 1992, File No. 1-8533, Exhibit
              4.3]

**4.7      -  Registration Rights Agreement,
              dated as of March 27, 1996, by and
              between the Company and Palisade
              Capital Management L.L.C., acting
              as investment adviser to the
              accounts named therein

**4.8      -  First Supplemental Indenture, dated
              as of April 1, 1996, to Indenture,
              dated as of September 22, 1995,
              between the Company and The Trust
              Company of New Jersey, as Trustee

*5 .1      -  Opinion of Skadden, Arps, Slate,
              Meagher & Flom

 10.1      -  Stock Purchase Agreement, dated as
              of August 6, 1993, among TAS
              Acquisition Corp., Technology
              Applications and Service Company,
              Paul G. Casner, Jr. and Terrence L.
              DeRosa [Form 10-Q, quarter ended
              December 31, 1993, File No. 1-8533,
              Exhibit 6(a)(1)]

 10.2      -  Waiver Letter, dated as of
              September 30, 1993, among TAS
              Acquisition Corp., Technology
              Applications and Service Company,
              Paul G. Casner, Jr. and Terrence L.
              DeRosa [Form 10-Q, quarter ended
              December 31, 1993, File No. 1-8533,
              Exhibit 6(a)(2)]

 10.3      -  Joint Venture Agreement, dated as
              of November 3, 1993, by and between
              DRS Systems Management Corporation
              and Laurel Technologies, Inc. [Form
              10-Q, quarter ended December 31,
              1993, File No. 1-8533, Exhibit
              6(a)(3)]

 10.4      -  Waiver Letter, dated as of December
              13, 1993, by and between DRS
              Systems Management Corporation and
              Laurel Technologies, Inc. [Form 10-
              Q, quarter ended December 31, 1993,
              File No. 1-8533, Exhibit 6(a)(4)]

 10.5      -  Partnership Agreement, dated
              December 13, 1993, by and between
              DRS Systems Management Corporation
              and Laurel Technologies, Inc. [Form
              10-Q, quarter ended December 31,
              1993, File No. 1-8533, Exhibit
              6(a)(5)]

 10.6      -  Lease, dated June 28, 1979, between
              the Company and J.L. Williams &
              Co., Inc. ("Williams")
              [Registration Statement No. 2-
              70062-NY, Exhibit 9(b)(4)(i)]

 10.7      -  Lease, dated as of June 1, 1983,
              between LDR Realty Co. and the
              Company [Form 10-K, fiscal year
              ended March 31, 1984, File No. 1-
              8533, Exhibit 10.7]

 10.8      -  Renegotiated Lease, dated June 1,
              1988, between LDR Realty Co. and
              the Company [Form 10-K, fiscal year
              ended March 31, 1989, File No. 1-
              8533, Exhibit 10.8]

 10.9      -  Lease, dated July 20, 1988, between
              Precision Echo, Inc. and Bay 511
              Corporation [Form 10-K, fiscal year
              ended March 31, 1991, File No. 1-
              8533, Exhibit 10.9]

10 .10     -  Amendment to Lease, dated July 1,
              1993, between Precision Echo, Inc.
              and Bay 511 Corporation [Form 10-K,
              fiscal year ended March 31, 1994,
              File No. 1-8533, Exhibit 10.12]

*10.11     -  Second Amendment to Lease,
              dated October 17, 1995
              between Precision Echo, Inc.
              and Bay 511 Corporation

 10.12     -  Lease Modification Agreement, dated
              February 22, 1994, between
              Technology Applications and Service
              Company and Atlantic Real Estate
              Partners II [Form 10-K, fiscal year
              ended March 31, 1994, File No. 1-
              8533, Exhibit 10.13]

 10.13     -  Amendment to Lease Modification,
              dated June 1, 1994, between
              Technology Applications and Service
              Company and Atlantic Estate
              Partners II [Form 10-K, fiscal year
              ended March 31, 1995, File No. 1-
              8533, Exhibit 10.11]

 10.14     -  Triple Net Lease, dated October 22,
              1991, between Technology
              Applications and Service Company
              and Marvin S. Friedberg [Form 10-K,
              fiscal year ended March 31, 1994,
              File No. 1-8533, Exhibit 10.14]

 10.15     -  Lease, dated November 10,
              1993, between DRS Systems
              Management Corp. and
              Skateland Roller Rink, Inc.
              [Form 10-K, fiscal year
              ended March 31, 1994, File
              No. 1-8533, Exhibit 10.17]

 10.16     -  Lease, dated March 23, 1992,
              between Ahead Technology
              Corporation and Vasona Business
              Park [Form 10-K, fiscal year ended
              March 31, 1995, File No. 1-8533,
              Exhibit 10.15]

 10.17     -  Amendment to Lease, dated May 21,
              1992, between Ahead Technology
              Corporation and Vasona Business
              Park [Form 10-K, fiscal year ended
              March 31, 1995, File No. 1-8533,
              Exhibit 10.16]

 10.18     -  Revision to Lease Modification,
              dated August 25, 1992, between
              Ahead Technology Corporation and
              Vasona Business Park [Form 10-K,
              fiscal year ended March 31, 1995,
              File No. 1-8533, Exhibit 10.17]

 10.19     -  Lease, dated January 13,
              1995, between the Company
              and Sammis New Jersey
              Associates [Form 10-K,
              fiscal year ended March 31,
              1995, File No.-8533, Exhibit
              10.18]

 10.20     -  Memorandum of Understanding, dated
              March 23, 1995, between Laurel
              Technologies and West Virginia Air
              Center [Form 10-K, fiscal year
              ended March 31, 1995, File No. 1-
              8533, Exhibit 10.19]

 10.21     -  1991 Stock Option Plan of the
              Company [Registration Statement No.
              33-42886, Exhibit 28.1]

 10.22     -  Contract No. N00024-92-C-6102,
              dated September 28, 1992, between
              the Company and the Navy [Form 10-
              K, fiscal year ended March 31,
              1993, File No. 1-8533, Exhibit
              10.45]

 10.23     -  Modification No. P00005, dated
              August 24, 1994, to Contract No.
              N00024-92-C-6102 [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.22]

 10.24     -  Modification No. P00006, dated
              September 7, 1994, to Contract No.
              N00024-92-C6102 [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.23]

 10.25     -  Contract No. N00024-92-C-6308,
              dated April 1, 1992, between the
              Company and the Navy [Form 10-K,
              fiscal year ended March 31, 1993,
              File No. 1-8533, Exhibit 10.46]

 10.26     -  Modification No. P00001, dated July
              30, 1992, to Contract No. N00024-
              92-C-6308 [Form 10-K, fiscal year
              ended March 31, 1993, File No. 1-
              8533, Exhibit 10.47]

 10.27     -  Modification No. P00002, dated
              September 25, 1992, to Contract No.
              N00024-92-C-6308 [Form 10-K, fiscal
              year ended March 31, 1993, File No.
              1-8533, Exhibit 10.48]

 10.28     -  Modification No. P00003, dated
              October 22, 1992, to Contract No.
              N00024-92-C-6308 [Form 10-K, fiscal
              year ended March 31, 1993, File No.
              1-8533, Exhibit 10.49]

 10.29     -  Modification No. P00004, dated
              February 24, 1993, to Contract No.
              N00024-92-C-6308 [Form 10-K, fiscal
              year ended March 31, 1993, File No.
              1-8533, Exhibit 10.50]

 10.30     -  Modification No. P00005, dated June
              11, 1993, to Contract No. N00024-
              92-C-6308 [Form 10-K, fiscal year
              ended March 31, 1994, File No. 1-
              8533, Exhibit 10.26]

 10.31     -  Modification No. P00006, dated
              March 26, 1993, to Contract No.
              N00024-92-C-6308 [Form 10-K, fiscal
              year ended March 31, 1993, File No.
              1-8533, Exhibit 10.51]

 10.32     -  Modification No. P00007, dated May
              3, 1993, to Contract No. N00024-92-
              C-6308 [Form 10-K, fiscal year
              ended March 31, 1994, File No. 1-
              8533, Exhibit 10.28]

 10.33     -  Modification No. PZ0008, dated June
              11, 1993, to Contract No. N00024-
              92-C-6308 [Form 10-K, fiscal year
              ended March 31, 1994, File No. 1-
              8533, Exhibit 10.29]

 10.34     -  Contract No. N39998-94-C-2228,
              dated November 30, 1993, between
              the Company and the Navy [Form 10-
              K, fiscal year ended March 31,
              1994, File No. 1-8533, Exhibit
              10.30]

 10.35     -  Order No. 87KA-SG-51484, dated
              December 10, 1993, under Contract
              No. N00024-93-G-6336, between the
              Company and Westinghouse Electric
              Corporation Oceanic Division [Form
              10-K, fiscal year ended March 31,
              1994, File No. 1-8533, Exhibit
              10.31]

 10.36     -  Purchase Order Change Notice Order
              No. 87KA-SX-51484-P, dated April
              21, 1994, under Contract No.
              N00024-93-G-6336, between the
              Company and Westinghouse Electric
              Corporation Oceanic Division [Form
              10-K, fiscal year ended March 31,
              1995, File No. 1-8533, Exhibit
              10.35]

 10.37     -  Letter Subcontract No. 483901(L),
              dated February 18, 1994, under
              Contract No. N00024-94-D-5204,
              between the Company and Unisys
              Government Systems Group [Form 10-
              K, fiscal year ended March 31,
              1994, File No. 1-8533, Exhibit
              10.32]

 10.38     -  Subcontract No. 483901(D), dated
              June 24, 1994, under Contract No.
              N00024-94-D-5204, between the
              Company and Unisys Corporation
              Government Systems Group [Form 10-
              K, fiscal year ended March 31,
              1995, File No. 1-8533,
              Exhibit 10.37]

 10.39     -  Contract No. N00019-90-G-0051,
              dated March 1, 1990, between
              Precision Echo, Inc. and the Navy
              [Form 10-K, fiscal year ended March
              31, 1994, File No. 1-8533, Exhibit
              10.35]

 10.40     -  Amendment 1A, dated February 26,
              1992, to Contract No. N00019-90-G-
              0051 [Form 10-K, fiscal year ended
              March 31, 1994, File No. 1-8533,
              Exhibit 10.36]

 10.41     -  Amendment 1B, dated April 23, 1993,
              to Contract No. N00019-90-G-0051
              [Form 10-K, fiscal year ended March
              31, 1994, File No. 1-8533, Exhibit
              10.37]

 10.42     -  Contract No. N00019-93-C-0041,
              dated January 29, 1993, between
              Photronics Corp. and the Navy [Form
              10-K, fiscal year ended March 31,
              1993, File No. 1-8533, Exhibit
              10.54]

 10.43     -  Modification No. P00001, dated
              March 29, 1993, to Contract No.
              N00019-93-C-0041 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.39]

 10.44     -  Modification No. PZ0002, dated
              November 12, 1993, to Contract No.
              N00019-93-C-0041 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.40]

 10.45     -  Modification No. P00003, dated
              February 1, 1994, to Contract No.
              N00019-93-C-0041 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.41]

*10.46     -  Modification No. P00004, dated
              January 29, 1993, to Contract No.
              N00019-93-C-0041 [P]

*10.47    -   Modification No. P00005, dated
              January 29, 1993, to Contract No.
              N00019-93-C-0041 [P]

 10.48     -  Contract No. N00019-93-C-0202,
              dated August 30, 1993, between
              Photronics Corp. and the Navy [Form
              10-K, fiscal year ended March 31,
              1994, File No. 1-8533, Exhibit
              10.42]

 10.49     -  Modification No. P00001, dated
              March 30, 1994, to Contract No.
              N00019-93-C-0202 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.43]

 10.50     -  Modification No. P00002, dated
              April 29, 1994, to Contract No.
              N00019-93-C-0202 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.44]

 10.51     -  Modification No. P00003, dated
              August 9, 1994, to Contract No.
              N00019-93-C-0202 [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.55]

 10.52     -  Modification No. P00004, dated
              March 30, 1994, to Contract No.
              N00019-93-C-0202 [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.56]

*10.53     -  Modification No. P00005, dated
              August 30, 1993, to Contract No.
              N00019-93-C-0202 [P]

*10.54     -  Modification No. P00006, dated
              August 30, 1993, to Contract No.
              N00019-93-C-0202 [P]

 10.55     -  Contract No. N00024-93-C-5204,
              dated November 18, 1992, between
              Technology Applications and Service
              Company and the Navy [Form 10-K,
              fiscal year ended March 31, 1994,
              File No. 1-8533, Exhibit 10.53]

 10.56     -  Modification No. P00001, dated May
              6, 1993, to Contract No. N00024-93-
              C-5204 [Form 10-K, fiscal year
              ended March 31, 1994, File No. 1-
              8533, Exhibit 10.54]

 10.57     -  Modification No. P00002, dated
              August 24, 1993, to Contract No.
              N00024-93-C-5204 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.55]

 10.58     -  Modification No. PZ0003, dated
              September 30, 1993, to Contract No.
              N00024-93-C-5204 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.56]

 10.59     -  Contract No. N00174-94-D-0006,
              dated February 17, 1994, between
              Technology Applications & Service
              Company and the Navy [Form 10-K,
              fiscal year ended March 31, 1994,
              File No. 1-8533, Exhibit 10.57]

 10.60     -  Modification No. P00001,
              dated March 7, 1994, to
              Contract No. N00174-94-D-
              0006 [Form 10-K, fiscal year
              ended March 31, 1994, File
              No. 1-8533, Exhibit 10.58]

 10.61     -  Modification No. P00003, dated May
              19, 1994, to Contract No. N00174-
              94-D-0006 [Form 10-K, fiscal year
              ended March 31, 1994, File No. 1-
              8533, Exhibit 10.59]

 10.62     -  Purchase Order No. N538010, dated
              March 28, 1994, between Laurel
              Technologies, Inc. and Short
              Brothers PLC [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.60]

 10.63     -  Purchase Order No. 2285, dated June
              6, 1994, between Photronics Corp.
              and International Precision
              Products N.V. [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.73]

 10.64     -  Amendment No. 1, dated December 1,
              1994, to Purchase Order No. 2285
              [Form 10-K, fiscal year ended March
              31, 1995, File No. 1-8533, Exhibit
              10.74]

 10.65     -   Purchase Order No. 2286, dated
              June 6, 1994, between Photronics
              Corp. and International Precision
              Products N.V. [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.75]

 10.66     -  Purchase Order No. CN74325, dated
              December 14, 1994, between
              Precision Echo and Lockheed
              Aeronautical Systems Company  [Form
              10-K, fiscal year ended March 31,
              1995, File No. 1-8533, Exhibit
              10.76]

*10.67    -   Amendment, dated February 14,
              1995, to Purchase Order No.
              CN74325, between Precision Echo and
              Lockheed Aeronautical Systems
              Company [P]

*10.68     -  Amendment, dated April 4, 1995, to
              Purchase Order No. CN74325, between
              Precision Echo and Lockheed
              Aeronautical Systems Company [P]

*10.69     -  Amendment, dated June 20, 1995, to
              Purchase Order No. CN74325, between
              Precision Echo and Lockheed
              Aeronautical Systems Company [P]

*10.70    -   Amendment, dated September 28,
              1995, to Purchase Order No.
              CN74325, between Precision Echo and
              Lockheed Aeronautical Systems
              Company [P]

*10.71    -   Amendment, dated November 7, 1995,
              to Purchase Order No. CN74325
              between Precision Echo and Lockheed
              Aeronautical Systems Company [P]

 10.72     -  Contract No. N39998-94-C-2239,
              dated July 26, 1993, between the
              Company and the Navy [Form 10-K,
              fiscal year ended March 31, 1995,
              File No. 1-8533, Exhibit 10.77]

 10.73     -  Contract No. N00019-95-C-0057,
              dated December 16, 1994, between
              Precision Echo, Inc. and Naval Air
              Systems Command [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.78]

 10.74     -  Employment, Non-Competition and
              Termination Agreement, dated July
              20, 1994, between
              Diagnostic/Retrieval Systems, Inc.
              and David E. Gross [Form 10-Q,
              quarter ended June 30, 1994, File
              No. 1-8533, Exhibit 1]

 10.75     -  Stock Purchase Agreement, dated as
              of July 20, 1994, between
              Diagnostic/Retrieval Systems, Inc.
              and David E. Gross [Form 10-Q,
              quarter ended June 30, 1994, File
              No. 1-8533, Exhibit 2]

 10.76     -  Asset Purchase Agreement, dated
              October 28, 1994, Acquisition by PE
              Acquisition Corp., a subsidiary of
              Precision Echo, Inc. of all of the
              Assets of Ahead Technology
              Corporation [Form 10-Q, quarter
              ended December 31, 1994, File No.
              1-8533, Exhibit 1]

10 .77     -  Amendment to Agreement for
              Acquisition of Assets, dated July
              5, 1995, between Photronics Corp.
              and Opto Mechanik, Inc. [Form 8-K,
              Amendment No. 1, July 5, 1995, File
              No. 1-8533, Exhibit 1]

*10.78     -  Contract No. N00421-95-D-1067,
              dated September 30, 1995, between
              the Company and the Navy [P]

*10.79     -  Lease, dated August 17, 1995,
              between Ahead Technology, Inc. and
              South San Jose Interests

*10.80     -  Contract No. DAAH01-95-C-0308,
              dated July 21, 1995, between
              Photronics Corp. and the Army [P]

*10.81     -  Lease, dated May 25, 1995, between
              Technology Applications and Service
              Company and Sports Arena Village,
              Ltd., L.P.

*10.82     -  Contract No. 2025, dated December
              20, 1993, between Opto Mechanik,
              Inc. and the Government of Israel,
              Ministry of Defense [P]

*10.83     -   Amendment to Contract No. 2025,
              dated August 31, 1995 between Opto
              Mechanik, Inc. and the Government
              of Israel, Ministry of Defense [P]

*10.84     -  Lease, dated August, 1995, by and
              between OMI Acquisition Corp. and
              Fred E. Sutton and Harold S. Sutton
              d/b/a Sutton Properties

*10.85     -  Lease, dated August, 1995, by and
              between OMI Acquisition Corp and
              Fred E. Sutton and Harold S. Sutton
              d/b/a Sutton Properties

*10.86     -  Lease, dated August, 1995, by and
              between OMI Acquisition Corp. and
              Fred E. Sutton and Harold S. Sutton
              d/b/a Sutton Properties

*10 .87     -  Memorandum of Lease, dated August,
              1995, by and between OMI
              Acquisition Corp. and Fred E.
              Sutton and Harold S. Sutton d/b/a
              Sutton Properties

**10.88    -  Master Lease, dated August 31,
              1995, between OMI Acquisition Corp.
              and General Electric Capital Corp.

**10.89    -  Schedule No. 001, dated September
              1, 1995, to Master Lease between
              OMI Acquisition Corp. and General
              Electric Capital Corp.

*10.90     -   Schedule No. 002, dated October
              20, 1995, to Master Lease between
              OMI Acquisition Corp. and General
              Electric Capital Corp.

*10.91     -  Joint Venture Agreement, dated as
              of February 6, 1996, by and among
              DRS/MS, Inc., Universal Sonics
              Corporation, Ron Hadani, Howard
              Fidel and Thomas S. Soulos

*10.92     -  Partnership Agreement, dated as of
              February 6, 1996, by and between
              DRS/MS, Inc. and Universal Sonics
              Corporation

**10.93    -  Asset Purchase Agreement, dated as
              of February 9, 1996, by and among
              Mag-Head Engineering Company, Inc.
              and Ahead Technology Acquisition
              Corporation, a subsidiary of
              Precision Echo, Inc.

**10.94    -  Employment, Non-Competition and
              Termination Agreement, dated March
              28, 1996, between the Company and
              Leonard Newman

 11.1      -  Computation of earnings (loss) per
              share [Form 10-K, fiscal year ended
              March 31, 1995, File No. 1-8533,
              Exhibit 11]

 11.2      -  Computation of earnings per share
              [Form 10-Q, quarter ended December
              31, 1995, File No. 1-8533, Exhibit
              11]

 13.1      -  1994 Annual Report to Stockholders
              (for the fiscal year ended March
              31, 1994).  Except for the portions
              of the Annual Report which are
              incorporated expressly by reference
              in the Form 10-K, fiscal year ended
              March 31, 1994, File No. 1-8533,
              this Annual Report was furnished
              for the information of the
              Commission and is not to be deemed
              "filed" as part of the report [Form
              10-K, fiscal year ended March 31,
              1994, File No. 1-8533, Exhibit 13]

 22.1      -  List of subsidiaries of the Company
              [Form 10-K, fiscal year ended March
              31, 1995, File No. 1-8533, Exhibit
              21]

**23.1     -  Accountants' Consent and Report on
              Schedules

* 23.2     -  Consent of Skadden, Arps, Slate,
              Meagher & Flom, contained in their
              opinion filed as Exhibit 5.1

*24.1      -  Power of Attorney (included in
              signature page to Registration
              Statement)

*25.1      -  Form T-1 Statement of Eligibility
              and Qualification of the Trustee
              under the Trust Indenture Act of
              1939

________________________
    *   Previously filed.
   **  Filed herewith.

     (b)  Financial Statements:

     Financial Statements filed as part of this Registration
Statement are listed in the Index to Financial Statements on page
F-1.

     (c)  Financial Statement Schedules:

          Consolidated Financial Statement Schedules as part of this Registration Statement are listed in the Index to the Consolidated Financial Schedules on page S-1.

ITEM 17.  Undertakings

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i)  To include any prospectus required by Section
     10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold as of the termination of the offering.

The undersigned Registrant hereby undertakes that:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 SIGNATURES AND POWER OF ATTORNEY

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON, MAY 10, 1996.

                              DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.

                              By:   /s/Mark S. Newman
                                  _______________________________
                                       Mark S. Newman
                                 Chairman of the Board, President,
                                 and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933,
THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT
HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON
THE DATES INDICATED.


Signature               Title                          Date

/s/Mark S. Newman       President,Chief Executive      May 10, 1996
____________________    Officer, Chairman of the
Mark S. Newman          Board and Director (Principal
                        Executive Officer)

/s/Nancy R. Pitek       Controller, Treasurer          May 10, 1996
_____________________   and Secretary
Nancy R. Pitek          (Principal Financial
                        Officer and Principal
                        Accounting Officer)

      *                 Vice President, President of   May 10, 1996
_____________________   Precision Echo and Director
Stuart F. Platt

      *
_____________________   Director                       May 10, 1996
Leonard Newman

      *                 Director                       May 10, 1996
_____________________
Theodore Cohn

      *                 Director                       May 10, 1996
______________________
Donald C. Fraser

      *                 Director                       May 10, 1996
______________________
Mark N. Kaplan

      *                 Director                       May 10, 1996
______________________
Jack Rachleff

*By /s/Mark S. Newman
    ___________________
    Mark S. Newman
    Attorney-in-Fact



                             DIAGNOSTIC/RETRIEVAL
                        SYSTEMS, INC. AND SUBSIDIARIES

                            INDEX TO CONSOLIDATED
                        FINANCIAL STATEMENT SCHEDULES

                  Years ended March 31, 1995, 1994 and 1993

                                                               Page

      Schedule II.  Valuation and Qualifying Accounts . . . . . S-2




                      DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND SUBSIDIARIES

                           Schedule II. Valuation and Qualifying Accounts
                              Years Ended March 31, 1995, 1994 and 1993
_________________________________________________________________________________________________________________________________
Col. A.                       Col. B                   Col. C                        Col. D                           Col. E
_________________________________________________________________________________________________________________________________
Description                   Balance at              Additions (a)                 Deductions (b)                   Balance
                              Beginning of   _____________________________  _________________________________        at End of
                               Period           (1)            (2)                (1)             (2)                  Period
                                             Charged to     Charged to        Credited to      Credited to
                                              Costs and        Other             Cost and         Other
                                              Expenses       Accounts -         Expenses        Accounts -
                                                              Describe                          Describe
Inventory Reserve
Year ended March 31, 1995    $ 2,409,000      $   439,000    $    -           $   83,000(d)      $ 1,365,000(c)     $ 1,400,000
Year ended March 31, 1994    $ 2,620,000      $   674,000    $    -           $  885,000(e)      $    -             $ 2,409,000
Year ended March 31, 1993    $ 8,200,000      $ 2,277,000    $ 33,000(c)      $7,648,000(d)      $   242,000(c)     $ 2,620,000

Losses & Future Costs
 Accrued on
 Uncompleted Contracts
Year ended March 31, 1995    $ 3,214,000      $ 2,168,000    $    -           $  291,000         $   536,000(c)     $ 4,555,000
Year ended March 31, 1994    $ 3,722,000      $ 1,735,000    $254,000(g)      $2,497,000(f)      $    -             $ 3,214,000
Year ended March 31, 1993    $ 3,835,000      $ 2,665,000    $242,000(c)      $2,987,000         $    33,000(c)     $ 3,722,000

OTHER
Year ended March 31, 1995    $   290,000      $    -         $    -           $    -             $    -             $   290,000
Year ended March 31, 1994    $   290,000      $    -         $    -           $    -             $    -             $   290,000
Year ended March 31, 1993    $   290,000      $    -         $    -           $    -             $    -             $   290,000


 (a)  Represents, on a full-year basis, net credits to reserve accounts.
 (b)  Represents, on a full-year basis, net charges to reserve accounts.
 (c)  Represents amounts reclassified.
 (d)  Represents amounts credited to costs and expenses associated with the corresponding write-off of related inventory costs.
 (e)  Includes $801,000 representing amounts credited to costs and expenses associated with the corresponding write-off of related inventory costs.
 (f)  Includes $2,302,000 representing amounts credited to costs and expenses associated with the corresponding write-off of related inventory costs.
 (g)  Includes an increase to reserves of $111,000 as a result of business combinations and a charge of $143,000 to revenues.


                             EXHIBIT INDEX

     Certain of the following exhibits, designated with an asterisk (*), have been previously filed and certain of the following exhibits, designated with two asterisks (**), are filed herewith. The exhibits not so designated have been previously filed with the Commission and are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits.

                                                      Page No.
  Exhibit                  Description                in This
    No.                                                Filing

 *1.1      -  Purchase Agreement, dated September
              22, 1995 between the Company and
              Forum Capital Markets L.P. . . . .

  3.1      -  Restated Certificate of
              Incorporation of the Company
              [Registration Statement No. 2-
              70062-NY, Amendment No. 1, Exhibit
              2(a)]

  3.2      -  Certificate of Amendment of the
              Restated Certificate of
              Incorporation of the Company, as
              filed July 7, 1983 [Registration
              Statement on Form 8-A of the
              Company, dated July 13, 1983,
              Exhibit 2.2]

  3.3      -  Composite copy of the Restated
              Certificate of Incorporation of the
              Company, as amended [Registration
              Statement No. 2-85238, Exhibit 3.3]

**3.4      -  Amended and Restated Certificate of
              Incorporation of the Company, as
              filed April 1, 1996  . . . . . . .

  3.5      -  By-laws of the Company, as amended
              to November 7, 1994 [Form 10-K,
              fiscal year ended March 31, 1995,
              File No. 1-8533, Exhibit 3.4]

  3.6      -  Certificate of Amendment of the
              Certificate of Incorporation of
              Precision Echo Acquisition Corp.,
              as filed March 10, 1995 [Form 10-K,
              fiscal year ended March 31, 1995,
              File No. 1-8533, Exhibit 3.5]

  3.7      -  Form of Advance Notice By-Laws of
              the Company [Form 10-Q, quarter
              ended December 31, 1995, File No.
              1-8533, Exhibit 3]

**3.8      -  Amended and Restated By-Laws of the
              Company, as of April 1, 1996 . . .

 *4.1      -  Indenture, dated as of September
              22, 1995, between the Company and
              The Trust Company of New Jersey, as
              Trustee, in respect of the
              Company's 9% Senior Subordinated
              Convertible Debentures Due 2003  .

 *4.2      -  Form of 9% Senior Subordinated Con
              vertible Debenture Due 2003
              (included as part of Exhibit 4.1)

 *4.3      -  Registration Rights Agreement,
              dated as of September 22, 1995
              between the Company and Forum
              Capital Markets L.P. . . . . . . .

  4.4      -  Indenture, dated as of August 1,
              1983, between the Company and
              Bankers Trust Company, as Trustee
              [Form 10-Q, quarter ended September
              30, 1983, File No. 1-8533, Exhibit
              4.2]

  4.5      -  Indenture of Trust, dated December
              1, 1991, among Suffolk County
              Industrial Development Agency,
              Manufacturers and Traders Trust
              Company, as Trustee and certain
              bondholders [Form 10-K, fiscal year
              ended March 31, 1992, File No. 1-
              8533, Exhibit 4.2]

  4.6      -  Reimbursement Agreement, dated
              December 1, 1991, among Photronics
              Corp., the Company and Morgan
              Guaranty Trust Company of New York
              [Form 10-K, fiscal year ended March
              31, 1992, File No. 1-8533, Exhibit
              4.3]

**4.7      -  Registration Rights Agreement,
              dated as of March 27, 1996, by and
              between the Company and Palisade
              Capital Management L.L.C., acting
              as investment adviser to the ac
              counts named therein . . . . . . .

**4.8      -  First Supplemental Indenture, dated
              as of April 1, 1996, to Indenture,
              dated as of September 22, 1995,
              between the Company and The Trust
              Company of New Jersey, as Trustee

 *5.1      -  Opinion of Skadden, Arps, Slate,
              Meagher & Flom . . . . . . . . . .

 10.1      -  Stock Purchase Agreement, dated as
              of August 6, 1993, among TAS
              Acquisition Corp., Technology
              Applications and Service Company,
              Paul G. Casner, Jr. and Terrence L.
              DeRosa [Form 10-Q, quarter ended
              December 31, 1993, File No. 1-8533,
              Exhibit 6(a)(1)]

 10.2      -  Waiver Letter, dated as of
              September 30, 1993, among TAS
              Acquisition Corp., Technology
              Applications and Service Company,
              Paul G. Casner, Jr. and Terrence L.
              DeRosa [Form 10-Q, quarter ended
              December 31, 1993, File No. 1-8533,
              Exhibit 6(a)(2)]

 10.3      -  Joint Venture Agreement, dated as
              of November 3, 1993, by and between
              DRS Systems Management Corporation
              and Laurel Technologies, Inc. [Form
              10-Q, quarter ended December 31,
              1993, File No. 1-8533, Exhibit
              6(a)(3)]

 10.4      -  Waiver Letter, dated as of December
              13, 1993, by and between DRS
              Systems Management Corporation and
              Laurel Technologies, Inc. [Form 10-
              Q, quarter ended December 31, 1993,
              File No. 1-8533, Exhibit 6(a)(4)]

 10.5      -  Partnership Agreement, dated
              December 13, 1993, by and
              between DRS Systems
              Management Corporation and
              Laurel Technologies, Inc.
              [Form 10-Q, quarter ended
              December 31, 1993, File No.
              1-8533, Exhibit 6(a)(5)]

 10.6      -  Lease, dated June 28, 1979, between
              the Company and J.L. Williams &
              Co., Inc. ("Williams")
              [Registration Statement No. 2-
              70062-NY, Exhibit 9(b)(4)(i)]

 10.7      -  Lease, dated as of June 1, 1983,
              be tween LDR Realty Co. and the
              Company [Form 10-K, fiscal year
              ended March 31, 1984, File No. 1-
              8533, Exhibit 10.7]

 10.8      -  Renegotiated Lease, dated June 1,
              1988, between LDR Realty Co. and
              the Company [Form 10-K, fiscal year
              ended March 31, 1989, File No. 1-
              8533, Exhibit 10.8]

 10.9      -  Lease, dated July 20, 1988,
              between Precision Echo, Inc. and
              Bay 511 Corporation [Form 10-K,
              fiscal year ended March 31, 1991,
              File No. 1-8533, Exhibit 10.9]

 10.10     -  Amendment to Lease, dated July 1,
              1993, between Precision Echo, Inc.
              and Bay 511 Corporation [Form 10-K,
              fiscal year ended March 31, 1994,
              File No. 1-8533, Exhibit 10.12]

*10.11     -  Second Amendment to Lease, dated
              October 17, 1995 between Precision
              Echo, Inc. and Bay 511 Corporation

 10.12     -  Lease Modification Agreement, dated
              February 22, 1994, between
              Technology Applications and Service
              Company and Atlantic Real Estate
              Partners II [Form 10-K, fiscal year
              ended March 31, 1994, File No. 1-
              8533, Exhibit 10.13]

 10.13     -  Amendment to Lease Modification,
              dated June 1, 1994, between
              Technology Applications and Service
              Company and Atlantic Estate
              Partners II [Form 10-K, fiscal year
              ended March 31, 1995, File No. 1-
              8533, Exhibit 10.11]

 10.14     -  Triple Net Lease, dated October 22,
              1991, between Technology
              Applications and Service Company
              and Marvin S. Friedberg [Form 10-K,
              fiscal year ended March 31, 1994,
              File No. 1-8533, Exhibit 10.14]

 10.15     -  Lease, dated November 10, 1993,
              between DRS Systems Management
              Corp. and Skateland Roller Rink,
              Inc. [Form 10-K, fiscal year ended
              March 31, 1994, File No. 1-8533,
              Exhibit 10.17]

 10.16     -  Lease, dated March 23, 1992,
              between Ahead Technology
              Corporation and Vasona Business
              Park [Form 10-K, fiscal year ended
              March 31, 1995, File No. 1-8533,
              Exhibit 10.15]

 10.17     -  Amendment to Lease, dated May 21,
              1992, between Ahead Technology
              Corporation and Vasona Business
              Park [Form 10-K, fiscal year ended
              March 31, 1995, File No. 1-8533,
              Exhibit 10.16]

 10.18     -  Revision to Lease Modification,
              dated August 25, 1992, between
              Ahead Technology Corporation and
              Vasona Business Park [Form 10-K,
              fiscal year ended March 31, 1995,
              File No. 1-8533, Exhibit 10.17]

10 .19     -  Lease, dated January 13, 1995,
              between the Company and Sammis New
              Jersey Associates [Form 10-K,
              fiscal year ended March 31, 1995,
              File No.-8533, Exhibit 10.18]

 10.20     -  Memorandum of Understanding, dated
              March 23, 1995, between Laurel
              Technologies and West Virginia Air
              Center [Form 10-K, fiscal year
              ended March 31, 1995, File No. 1-
              8533, Exhibit 10.19]

 10.21     -  1991 Stock Option Plan of the
              Company [Registration Statement No.
              33-42886, Exhibit 28.1]

 10.22     -  Contract No. N00024-92-C-6102,
              dated September 28, 1992, between
              the Company and the Navy [Form 10-
              K, fiscal year ended March 31,
              1993, File No. 1-8533, Exhibit
              10.45]

 10.23     -  Modification No. P00005, dated
              August 24, 1994, to Contract No.
              N00024-92-C-6102 [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.22]

10 .24     -  Modification No. P00006, dated
              September 7, 1994, to Contract No.
              N00024-92-C6102 [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.23]

 10.25     -  Contract No. N00024-92-C-6308,
              dated April 1, 1992, between the
              Company and the Navy [Form 10-K,
              fiscal year ended March 31, 1993,
              File No. 1-8533, Exhibit 10.46]

 10.26     -  Modification No. P00001, dated July
              30, 1992, to Contract No. N00024-
              92-C-6308 [Form 10-K, fiscal year
              ended March 31, 1993, File No. 1-
              8533, Exhibit 10.47]

 10.27     -  Modification No. P00002, dated
              September 25, 1992, to Contract No.
              N00024-92-C-6308 [Form 10-K, fiscal
              year ended March 31, 1993, File No.
              1-8533, Exhibit 10.48]

 10.28     -  Modification No. P00003, dated
              October 22, 1992, to Contract No.
              N00024-92-C-6308 [Form 10-K, fiscal
              year ended March 31, 1993, File No.
              1-8533, Exhibit 10.49]

10 .29     -  Modification No. P00004, dated
              February 24, 1993, to Contract No.
              N00024-92-C-6308 [Form 10-K, fiscal
              year ended March 31, 1993, File No.
              1-8533, Exhibit 10.50]

 10.30     -  Modification No. P00005, dated June
              11, 1993, to Contract No. N00024-
              92-C-6308 [Form 10-K, fiscal year
              ended March 31, 1994, File No. 1-
              8533, Exhibit 10.26]

10 .31     -  Modification No. P00006, dated
              March 26, 1993, to Contract No.
              N00024-92-C-6308 [Form 10-K, fiscal
              year ended March 31, 1993, File No.
              1-8533, Exhibit 10.51]

 10.32     -  Modification No. P00007, dated May
              3, 1993, to Contract No. N00024-92-
              C-6308 [Form 10-K, fiscal year
              ended March 31, 1994, File No. 1-
              8533, Exhibit 10.28]

10 .33     -  Modification No. PZ0008, dated June
              11, 1993, to Contract No. N00024-
              92-C-6302 [Form 10-K, fiscal year
              ended March 31, 1994, File No. 1-
              8533, Exhibit 10.29]

 10.34     -  Contract No. N39998-94-C-2228,
              dated November 30, 1993, between
              the Company and the Navy [Form 10-
              K, fiscal year ended March 31,
              1994, File No. 1-8533, Exhibit
              10.30]

10 .35     -  Order No. 87KA-SG-51484, dated
              December 10, 1993, under Contract
              No. N00024-93-G-6336, between the
              Company and Westinghouse Electric
              Corporation Oceanic Division [Form
              10-K, fiscal year ended March 31,
              1994, File No. 1-8533, Exhibit
              10.31]

 10.36     -  Purchase Order Change Notice Order
              No. 87KA-SX-51484-P, dated April
              21, 1994, under Contract No.
              N00024-93-G-6336, between the
              Company and Westinghouse Electric
              Corporation Oceanic Division [Form
              10-K, fiscal year ended March 31,
              1995, File No. 1-8533, Exhibit
              10.35]

 10.37     -  Letter Subcontract No. 483901(L),
              dated February 18, 1994, under
              Contract No. N00024-94-D-5204,
              between the Company and Unisys
              Government Systems Group [Form 10-
              K, fiscal year ended March 31,
              1994, File No. 1-8533, Exhibit
              10.32]

 10.38     -  Subcontract No. 483901(D), dated
              June 24, 1994, under Contract No.
              N00024-94-D-5204, between the
              Company and Unisys Corporation
              Government Systems Group [Form 10-
              K, fiscal year ended March 31,
              1995, File No. 1-8533, Exhibit
              10.37]

 10.39     -  Contract No. N00019-90-G-0051,
              dated March 1, 1990, between
              Precision Echo, Inc. and the Navy
              [Form 10-K, fiscal year ended March
              31, 1994, File No. 1-8533, Exhibit
              10.35]

 10.40     -  Amendment 1A, dated February 26,
              1992, to Contract No. N00019-90-G-
              0051 [Form 10-K, fiscal year ended
              March 31, 1994, File No. 1-8533,
              Exhibit 10.36]

 10.41     -  Amendment 1B, dated April 23,
              1993, to Contract No. N00019-90-G-
              0051 [Form 10-K, fiscal year ended
              March 31, 1994, File No. 1-8533,
              Exhibit 10.37]

 10.42     -  Contract No. N00019-93-C-0041,
              dated January 29, 1993, between
              Photronics Corp. and the Navy [Form
              10-K, fiscal year ended March 31,
              1993, File No. 1-8533, Exhibit
              10.54]

 10.43     -  Modification No. P00001, dated
              March 29, 1993, to Contract No.
              N00019-93-C-0041 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.39]

10 .44     -  Modification No. PZ0002, dated
              November 12, 1993, to Contract No.
              N00019-93-C-0041 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.40]

 10.45     -  Modification No. P00003, dated
              February 1, 1994, to Contract No.
              N00019-93-C-0041 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.41]

*10.46     -  Modification No. P00004, dated
              January 29, 1993, to Contract No.          P
              N00019-93-C-0041 . .

*10.47     -  Modification No. P00005, dated
              January 29, 1993, to Contract No.          P
              N00019-93-C-0041 . . . . . . . . .

 10.48     -  Contract No. N00019-93-C-0202,
              dated August 30, 1993, between
              Photronics Corp. and the Navy [Form
              10-K, fiscal year ended March 31,
              1994, File No. 1-8533, Exhibit
              10.42]

10 .49     -  Modification No. P00001, dated
              March 30, 1994, to Contract No.
              N00019-93-C-0202 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.43]

 10.50     -  Modification No. P00002, dated
              April 29, 1994, to Contract No.
              N00019-93-C-0202 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.44]

10 .51     -  Modification No. P00003, dated
              August 9, 1994, to Contract No.
              N00019-93-C-0202 [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.55]

 10.52     -  Modification No. P00004, dated
              March 30, 1994, to Contract No.
              N00019-93-C-0202 [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.56]

*10.53     -  Modification No. P00005, dated
              August 30, 1993, to Contract No.
              N00019-93-C-0202 . . . . . . . . .         P

*10.54     -  Modification No. P00006, dated
              August 30, 1993, to Contract No.
              N00019-93-C-0202 . . . . . . . . .         P

 10.55     -  Contract No. N00024-93-C-5204,
              dated November 18, 1992, between
              Technology Applications and Service
              Company and the Navy [Form 10-K,
              fiscal year ended March 31, 1994,
              File No. 1-8533, Exhibit 10.53]

 10.56     -  Modification No. P00001, dated May
              6, 1993, to Contract No. N00024-93-
              C-5204 [Form 10-K, fiscal year
              ended March 31, 1994, File No. 1-
              8533, Exhibit 10.54]

 10.57     -  Modification No. P00002, dated
              August 24, 1993, to Contract No.
              N00024-93-C-5204 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.55]

10 .58     -  Modification No. PZ0003, dated
              September 30, 1993, to Contract No.
              N00024-93-C-5204 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.56]

 10.59     -  Contract No. N00174-94-D-0006,
              dated February 17, 1994, between
              Technology Applications & Service
              Company and the Navy [Form 10-K,
              fiscal year ended March 31, 1994,
              File No. 1-8533, Exhibit 10.57]

 10.60     -  Modification No. P00001, dated
              March 7, 1994, to Contract No.
              N00174-94-D-0006 [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.58]

 10.61     -   Modification No. P00003, dated May
              19, 1994, to Contract No. N00174-
              94-D-0006 [Form 10-K, fiscal year
              ended March 31, 1994, File No. 1-
              8533, Exhibit 10.59]

 10.62     -  Purchase Order No. N538010, dated
              March 28, 1994, between Laurel
              Technologies, Inc. and Short
              Brothers PLC [Form 10-K, fiscal
              year ended March 31, 1994, File No.
              1-8533, Exhibit 10.60]

 10.63     -  Purchase Order No. 2285, dated June
              6, 1994, between Photronics Corp.
              and International Precision
              Products N.V. [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.73]

 10.64     -  Amendment No. 1, dated December 1,
              1994, to Purchase Order No. 2285
              [Form 10-K, fiscal year ended March
              31, 1995, File No. 1-8533, Exhibit
              10.74]

 10.65     -  Purchase Order No. 2286, dated June
              6, 1994, between Photronics Corp.
              and International Precision
              Products N.V. [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.75]

 10.66     -  Purchaser Order No. CN74325, dated
              December 14, 1994, between
              Precision Echo and Lockheed
              Aeronautical Systems Company  [Form
              10-K, fiscal year ended March 31,
              1995, File No. 1-8533, Exhibit
              10.76]

*10.67     -  Amendment, dated February 14, 1995,
              to Purchase Order No. CN74325,
              between Precision Echo and Lockheed
              Aeronautical Systems Company . . .         P

*10.68     -  Amendment, dated April 4, 1995, to
              Pur chase Order No. CN74325,
              between Precision Echo and Lockheed
              Aeronautical Systems Company . . .         P

*10.69     -  Amendment, dated June 20, 1995, to
              Purchase Order No. CN74325, between
              Precision Echo and Lockheed
              Aeronautical Systems Company . . .         P

*10.70     -  Amendment, dated September 28,
              1995, to Purchase Order No.
              CN74325, between Precision Echo and
              Lockheed Aeronautical Systems
              Company  . . . . . . . . . . . . .         P

*10.71     -  Amendment, dated November 7, 1995,
              to Purchase Order No. CN74325,
              between Precision Echo and Lockheed
              Aeronautical Systems Company . . .         P

 10.72     -  Contract No. N39998-94-C-2239,
              dated July 26, 1993, between the
              Company and the Navy [Form 10-K,
              fiscal year ended March 31, 1995,
              File No. 1-8533, Exhibit 10.77]

 10.73     -  Contract No. N00019-95-C-0057,
              dated December 16, 1994, between
              Precision Echo, Inc. and Naval Air
              Systems Command [Form 10-K, fiscal
              year ended March 31, 1995, File No.
              1-8533, Exhibit 10.78]

 10.74     -  Employment, Non-Competition and
              Termination Agreement, dated July
              20, 1994, between
              Diagnostic/Retrieval Systems, Inc.
              and David E. Gross [Form 10-Q,
              quarter ended June 30, 1994, File
              No. 1-8533, Exhibit 1]

 10.75     -  Stock Purchase Agreement, dated as
              of July 20, 1994, between
              Diagnostic/Retrieval Systems, Inc.
              and David E. Gross [Form 10-Q,
              quarter ended June 30, 1994, File
              No. 1-8533, Exhibit 2]

 10.76     -  Asset Purchase Agreement, dated
              October 28, 1994, Acquisition by PE
              Acquisition Corp., a subsidiary of
              Precision Echo, Inc. of all of the
              Assets of Ahead Technology
              Corporation [Form 10-Q, quarter
              ended December 31, 1994, File No.
              1-8533, Exhibit 1]

 10.77     -  Amendment to Agreement for
              Acquisition of Assets, dated July
              5, 1995, between Photronics Corp.
              and Opto Mechanik, Inc. [Form 8-K,
              Amendment No. 1, July 5, 1995, File
              No. 1-8533, Exhibit 1]

*10.78     -  Contract No. N00421-95-D-1067,
              dated September 30, 1995, between
              the Company and the Navy . . . . .         P

*10.79     -  Lease, dated August 17, 1995,
              between Ahead Technology, Inc. and
              South San Jose Interests . . . . .

*10.80     -  Contract No. DAAH01-95-C-0308,
              dated July 21, 1995, between
              Photronics Corp. and the Army  . .         P

*10 .81     -  Lease, dated May 25, 1995, between
              Technology Applications and Service
              Company and Sports Arena Village,
              Ltd., L.P. . . . . . . . . . . . .

*10.82     -  Contract No. 2025, dated December
              20, 1993, between Opto Mechanik,
              Inc. and the Government of Israel,
              Ministry of Defense  . . . . . . .         P

*10.83     -  Amendment to Contract No. 2025,
              dated August 31, 1995 between Opto
              Mechanik, Inc. and the Government
              of Israel, Ministry of Defense . .         P

*10.84      - Lease, dated August, 1995,
              by and between OMI
              Acquisition Corp. and Fred
              E. Sutton and Harold S.
              Sutton d/b/a Sutton
              Properties  . . . . . . . .

*10.85     -  Lease, dated August, 1995, by and
              between OMI Acquisition Corp. and
              Fred E. Sutton and Harold S. Sutton
              d/b/a Sutton Properties  . . . . .

*10.86     -  Lease, dated August, 1995, by and
              between OMI Acquisition Corp. and
              Fred E. Sutton and Harold S. Sutton
              d/b/a Sutton Properties  . . . . .

*10.87     -  Memorandum of Lease, dated August,
              1995, by and between OMI
              Acquisition Corp. and Fred E.
              Sutton and Harold S. Sutton d/b/a
              Sutton Properties  . . . . . . . .

**10.88     -  Master Lease, dated August 31,
              1995, between OMI Acquisition Corp.
              and General Electric Capital Corp.

**10.89     -  Schedule No. 001, dated September
              1, 1995, to Master Lease between
              OMI Acquisition Corp. and General
              Electric Capital Corp  . . . . . .

*10.90     -  Schedule No. 002, dated October 20,
              1995, to Master Lease between OMI
              Acquisition Corp. and General
              Electric Capital Corp. . . . . . .

*10.91     -  Joint Venture Agreement, dated as
              of February 6, 1996, by and among
              DRS/MS, Inc., Universal Sonics
              Corporation, Ron Hadani, Howard
              Fidel and Thomas S. Soulos . . . .

*10.92     -  Partnership Agreement, dated as of
              February 6, 1996, by and between
              DRS/MS, Inc. and Universal Sonics
              Corporation  . . . . . . . . . . .

**10.93     -  Asset Purchase Agreement, dated as
              of February 9, 1996, by and among
              Mag-Head Engineering, Company, Inc.
              and Ahead Technology Acquisition
              Corporation, a subsidiary of
              Precision Echo, Inc. . . . . . . .

**10.94     -  Employment, Non-Competition and
              Termination Agreement, dated March
              28, 1996, between the Company and
              Leonard Newman . . . . . . . . . .

 11.1      -  Computation of earnings per share
              [Form 10-K, Amendment No. 1, July
              5, 1995, File No. 1-8533, Exhibit
              11]

 11.2      -   Computation of earnings per share
              [Form 10-Q, quarter ended December
              31, 1995, File No. 1-8533, Exhibit
              11]

 13.1      -  1994 Annual Report to Stockholders
              (for the fiscal year ended March
              31, 1994).  Except for the portions
              of the Annual Report which are
              incorporated expressly by reference
              in the Form 10-K, fiscal year ended
              March 31, 1994, File No. 1-8533,
              this Annual Report was furnished
              for the information of the
              Commission and is not to be deemed
              "filed" as part of the report [Form
              10-K, fiscal year ended March 31,
              1994, File No. 1-8533, Exhibit 13]

 22.1      -  List of subsidiaries of the Company
              [Form 10-K, fiscal year ended March
              31, 1995, File No. 1-8533, Exhibit
              21]

**23.1       - Accountants' Consent and
              Report on Schedules . . . .

*23.2      -  Consent of Skadden, Arps, Slate,
              Meagher & Flom, contained in their
              opinion filed as Exhibit 5.1 . . .

*24.1      -  Power of Attorney (included in
              signature page to Registration
              Statement) . . . . . . . . . . . .

*25.1      -  Form T-1 Statement of Eligibility
              and Qualification of the Trustee
              under the Trust Indenture Act of
              1939 . . . . . . . . . . . . . . .

___________________
   *     Previously filed.
   **    Filed herewith.